PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
TO PROSPECTUS DATED JUNE 19, 2009	Registration No. 333-160110

16,520,000 American Depositary Shares

LDK Solar Co., Ltd.

Representing 16,520,000 Ordinary Shares

We are offering 16,520,000 American depositary shares, or ADSs. Each ADS represents one ordinary share, par value $0.10 per ordinary share.

Our ADSs are listed on the New York Stock Exchange under the symbol “LDK.” On December 17, 2009, the closing sale price of our ADSs was $7.84 per ADS.

Investing in our ADSs involves a high degree of risk. See “Risk Factors” beginning on page S-11 and other risk factors incorporated by reference.

		Underwriting
		Discounts and
	Price to Public	Commissions	Proceeds to Us

Per ADS	$7.00	$0.28	$6.72
Total	$115,640,000	$4,625,600	$111,014,400

The underwriters have an option to purchase up to 2,478,000 additional ADSs from us to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs to purchasers on or about December 23, 2009.

Morgan Stanley	Citi

The date of this prospectus supplement is December 18, 2009

Prospectus Supplement

Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and supplemental information about our company and operations. The second part consists of the accompanying prospectus, which gives more general information, some of which may not be applicable to this offering.

If the description of the offering or any information about us varies between this prospectus supplement and the accompanying prospectus or any document incorporated by reference, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. You should carefully read the entire prospectus supplement, the accompanying prospectus and the documents and information incorporated by reference into this prospectus supplement, including “Risk Factors” and the financial statements, before making an investment decision.

Our Business

We are the world’s largest manufacturer of solar wafers in terms of capacity, according to Solarbuzz, a third-party market research firm. We have been expanding our business to meet the solar industry’s requirements for high-quality and low-cost solar materials, modules, systems and solutions. We are currently ramping up our polysilicon production capacity, and we intend to continue to pursue our strategy of vertical integration by expanding our downstream business.

We believe our production is cost-effective due to our efficient production process, China-based manufacturing facilities, research and development, or R&D, and economy of scale, enabling us to reduce our unit manufacturing cost. We use advanced equipment for our wafer manufacturing. Coupled with the know-how we have gained during the years, we have developed process technologies that enable us to increase yield, improve quality and reduce costs.

We sell multicrystalline and monocrystalline wafers globally to manufacturers of solar cells and modules. Solar wafers are the principal raw material used to produce solar cells, which are devices capable of converting sunlight into electricity. We also sell solar materials, which include ingots, and other chemicals used to produce polysilicon and solar wafers. In addition, we provide wafer processing services. As of September 30, 2009, we had an annualized wafer production capacity of approximately 1.7 gigawatts, or GW, and we intend to increase our production capacity to 2.0 GW in the first half of 2010. Our manufacturing operations are primarily located in Xinyu city of Jiangxi province, China.

As part of our vertical integration strategy, we have constructed two polysilicon production facilities near our wafer production facilities. As of September 30, 2009, we had an annualized polysilicon production capacity of 6,000 metric tons, or MT. We have implemented a modified Siemens process to produce solar-grade polysilicon. In our first facility, we commenced commercial production in the third quarter of 2009 and currently have an annualized polysilicon production capacity of 1,000 MT. We intend to increase the annualized production capacity of the first facility to 3,000 MT by the end of 2010. In our second facility, we have been in the process of building out three separate trains, each with a 5,000-MT annualized production capacity. In September 2009, we commenced production at the first 5,000-MT train, thereby increasing our aggregate annualized production capacity to 6,000 MT. We expect our second train to commence production in early 2010 and our third train in the second half of 2010. We have completed the installation of the closed-loop production process for our first facility and expect to complete such installation for the second facility in early 2010. Our closed-loop polysilicon production process is designed so we are able to internally produce and use many of the key chemicals and gases required to make silicon, such as Trichlorosilane, or TCS, hydrochloride, or HCl, and hydrogen, while also recycling the residual silicon tetrachloride, or STC, for the polysilicon production process. We intend to increase our total annualized polysilicon production capacity to 18,000 MT by the end of 2010. As part of the strategy to reduce wafer production costs, we intend to consume all of the polysilicon output in our wafer production. We will also consider selling any surplus output to customers.

In the third quarter of 2009, we commenced sales of solar modules to developers, distributors and system integrators. Our modules have been certified in various European countries and the U.S. We currently procure modules or outsource the cell and module production on a tolling basis with the wafers we provide. We source most of our modules from Best Solar Co. Ltd., or Best Solar, a solar module manufacturer controlled by Mr. Xiaofeng Peng, our chairman, chief executive officer and principal shareholder. We sell our modules under our own brand name and also on an original equipment manufacturer, or OEM, basis for our customers. We intend to develop and expand our module business to approximately 1.5 GW by further developing our in-house production capabilities and/or potential acquisitions. We are also establishing an R&D line for high-efficiency solar cells with an annualized production capacity of 60 MW.

We develop solar projects in Europe and China and may enter additional markets in the future, including through joint ventures or project partnerships. We intend to sell such projects to third parties upon completion. We also provide engineering, procurement and construction, or EPC, services in China.

Our principal customers include Canadian Solar Inc., or CSI, E-Ton Solar Tech Co., Ltd., or E-Ton, Gintech Energy Corporation, or Gintech, Hyundai Heavy Industries Co., Ltd., or Hyundai, Motech Industries Inc., or Motech, Neo Solar Power Corporation, or Neo Solar, and Q-Cells AG, or Q-Cells.

Our Competitive Strengths

We believe that our rapid growth and strong market position are largely attributable to our following principal competitive strengths:

•	Largest solar wafer manufacturer. We are the world’s largest manufacturer of solar wafers in terms of capacity, according to Solarbuzz, a third-party market research firm. We have established a large-scale wafer production facility with an annualized production capacity of approximately 1.7 GW as of September 30, 2009. Our leading position has enabled us to form strong strategic relationships with our customers, including some key cell and module players in the industry. Such strategic relationships have helped us gain feedback to improve our manufacturing process and our technology and enter into new long-term contracts. Leveraging our scale and market position, we are able to procure advanced production equipment on favorable terms. As of September 30, 2009, we had invested $1.1 billion in fixed assets for our wafer facilities.

•	Cost-effectively production. We believe our production is cost-effective due to our efficient production process, China-based manufacturing facilities and R&D, and economy of scale. For our wafering business, we have developed processing technologies to reduce our production costs at each step of the production process, which include recycling more polysilicon, producing bigger ingots, increasing wafer size, reducing wafer thickness, recovering slurry and increasing production yield. For our polysilicon business, our in-house production of most of the raw materials, low energy consumption and costs, and large scale allow us to produce polysilicon cost-effectively. By manufacturing all of our products in China, we are able to benefit from low-cost labor, land, ancillary equipment and facilities, consumables and utilities. We also benefit from reliable and low-cost electricity in China, paying Rmb 0.40 and Rmb 0.25 per kilowatt-hour for our wafering and polysilicon production, respectively. Our R&D efforts are aimed at achieving both near-term production process efficiency improvements and long-term technological achievements through our collaboration with leading universities and our internal resources. For the three months ended September 30, 2009, our conversion cost was approximately $0.33 for wafers we manufacture and approximately $0.25 for wafers we process for our customers.

•	In-house polysilicon production. Polysilicon is the largest cost component for manufacturing wafers. Polysilicon production is also the most complicated step in the solar value chain compared to wafer manufacturing, cell or module production, system integration and project development. By having our own in-house polysilicon capabilities, we are able to reduce material costs, maintain quality control, ensure availability and reduce the overall time in our production process. As of September 30, 2009, we had an annualized polysilicon production capacity of 6,000 MT. We utilize a modified Siemens process and have completed the installation of our closed-loop production process for the first 1,000-MT facility. We also produce most of the chemicals and gases that are required to produce polysilicon such as TCS, HCl and hydrogen. We are in the process of expanding our polysilicon facilities and expect to increase our total annualized production capacity to 18,000 MT by the end of 2010. As of September 30, 2009, we had invested $1.7 billion in fixed assets for our polysilicon facilities.

•	Vertically integrated capabilities. Along with our polysilicon and wafering capabilities, we also sell modules, develop projects and provide EPC services to our customers. As of September 30, 2009, we sold 9.4 megawatts, or MW, of modules to our customers. Currently, we have a framework agreement with Best

Solar, a China-based solar module manufacturer controlled by Mr. Peng, our chairman, chief executive officer and principal shareholder, for the sourcing of solar modules. In April 2009, we formed a joint venture with Q-Cells and developed a 41.5 MW project in Germany. We believe our vertically integrated business model provides a more streamlined and efficient production process, shorter production cycles, better quality control and lower costs when compared to less vertically integrated solar companies. We believe our vertically integrated model has improved our margins and helped reduced negative pressure on margins from recent changes in industry dynamics. Depending on market conditions, we have the flexibility to buy and sell solar products along the value chain to maximize our revenue and profit.

•	Strong and diversified customers base. We have established a number of long-term relationships and sales arrangements with key players in the photovoltaic, or PV, industry. Our current customer base consists of some of the major international players in the PV cell and module manufacturing sector, including CSI, E-Ton, Gintech, Hyundai, Motech, Neo Solar and Q-Cells. Our revenues are also diversified geographically around the world. For the three months ended September 30, 2009, our products were sold to over 60 customers in 22 countries.

Our Strategy

We intend to pursue the following strategies:

•	Maintain our cost leadership position. We have developed proprietary manufacturing processes to reduce our costs and increase our operational efficiency in our overall production processes. We plan to continue to devote substantial R&D resources and recruit additional experienced R&D personnel to enhance our technological capabilities in order to reduce manufacturing costs, improve production yield and pursue technological innovation. We plan to continue our strategy of providing high-quality solar wafers at competitive prices by focusing on maximizing polysilicon utilization, improving polysilicon recovery, reducing costs associated with raw materials and consumable items and relying more on in-house polysilicon feedstock. We are in the process of ramping up our in-house polysilicon production capabilities. Polysilicon continues to remain the highest cost component in wafer production despite the recent decreases in its price. By producing polysilicon internally, we should be able to reduce purchases of polysilicon on the spot market, which we believe should help us achieve favorable blended raw material costs.

•	Continue to expand and strengthen our in-house polysilicon capabilities. We plan to continue to expand and strengthen our in-house polysilicon capabilities. Since August 2007, we have formed a strong team of engineers and technicians to build our polysilicon facilities. In September 2009, we completed the production run for the first 5,000-MT line of our 15,000-MT polysilicon facilities, which increased our annualized production capacity to 6,000 MT. We expect to increase our total annualized polysilicon capacity to 18,000 MT by the end of 2010. We intend to expand and strengthen our capabilities by acquiring more equipment necessary for manufacturing and testing polysilicon, continuing the installation of our remaining production lines and further strengthening our engineering capabilities. By strengthening our polysilicon capabilities we seek to lower the cost, enhance the quality and increase the yield of the polysilicon we produce. We should be able to strengthen our competitive position in the solar value chain as polysilicon production is more complicated and has fewer players when compared with cell and module production.

•	Continue to vertically integrate our capabilities downstream. We plan to continue to pursue our strategy of vertical integration. We currently produce polysilicon and wafers in-house and outsource our cell and module manufacturing capabilities to third-party providers. We also develop solar projects in Europe and China and provide EPC services in China. In addition to enhancing our polysilicon production capabilities, we intend to build up other parts in our solar value chain such as cell and module production. We are in the process of establishing an R&D line for high-efficiency cell production. We intend to continue to expand our module business through in-house productions and/or potential acquisitions. We believe by being a vertically integrated solar company, we will be able to provide our customers with a range of services and products while at the same time giving us better control of the time to market, costs and quality of the products we manufacture.

•	Further expand module business by building out sales, marketing and development teams. We plan to continue to broaden our geographic presence and further strengthen our relationships with customers both in China and overseas for both the wafers and modules we sell. We intend to further enhance our own module brand and distribution capabilities for our brand and our OEM modules by increasing the sales and marketing efforts in countries such as U.S., China and various European countries. Besides selling to third parties, we also use the modules in our projects. We intend to continue to build out our project development teams in Europe and China, which will enable us to strengthen our brand in solar farms as well as rooftops and building-integrated-photovoltaic, or BIPV.

•	Consider various strategic alternatives. We intend to continue to consider suitable opportunities to enter into strategic alliances or acquisitions and to restructure or to sell a minority interest in our business. We plan to seek alliances or acquisitions that provide synergies or otherwise strengthen our existing business, relating to upstream or downstream players with various technology capabilities in the production of polysilicon, cells or modules. In addition, to the extent we believe it is synergistic and favorable to our business, we may also consider acquisitions of other solar wafer manufacturers. We may consider to restructure or to sell a minority interest in our business to strengthen our business and balance sheet or bring in a strategic partner that can provide synergies to our current operations. We believe that our relationships with many industry participants and our knowledge of, and experience in, the PV industry enables us to understand industry trends, technological developments and applications of PV technologies, which should assist us in considering various alternatives.

Our Industry

Solar power has been one of the most rapidly growing renewable energy sources in the world today. The PV industry has experienced significant growth over the past decade. According to Solarbuzz, a third-party research firm, the PV industry is expected to grow from 5.9 GW in 2008 to 14.8 GW in 2013, representing a five-year compound annual growth rate, or CAGR, of 20.2%, under Solarbuzz’s assumptions. We believe the following factors have driven the global demand in the PV industry for the past decade and will continue to play an important role in the future of the PV industry:

•	growing electricity demand;

•	government incentives for renewable energy sources;

•	tightening of environmental regulations; and

•	increasing cost competitiveness of solar energy.

The current global economic slowdown and financial market crisis, however, are posing a tremendous challenge to the future development of the global PV industry. Some of the key challenges faced by the solar power industry include:

•	a possible reduction of government subsidies and incentives;

•	a need to improve cost competitiveness against other energy sources; and

•	a need to broaden awareness and acceptance of solar power usage.

Our Challenges

We face challenges in our business operation and financial condition, including:

•	uncertainties in obtaining additional funding for our capital expenditures and working capital;

•	reducing our total indebtedness and leverage as well as our ability to refinance short-term indebtedness as they become due;

•	we had a net working capital deficit of $1,151.7 million as of September 30, 2009, and may continue to have a working capital deficit in the future;

•	our ability to successfully execute our liquidity plan and our ability to operate as a going concern in case we are not successful in addressing our liquidity problem;

•	our ability to obtain consents and waivers needed under our loan agreements relating to breach or potential breach of covenants;

•	volatility in the average selling price and market demand for our products;

•	possibility of reduction or elimination of governmental support for the solar industry;

•	our ability to complete our polysilicon production plan, to bring it up to full capacity within budget and schedule and to produce polysilicon cost-effectively;

•	uncertainties in implementing our expansion and vertical integration plan;

•	increasing competition in the solar wafer and other PV businesses;

•	difficulties in recruiting sufficient technical and professional personnel; and

•	a need to improve cost competitiveness against other competitors and alternative energy sources.

See “Risk Factors” for a more detailed discussion of challenges we face.

Recent Developments

Dispute with Q-Cells and amendment to the Q-Cells supply agreement

On December 4, 2009, we and Q-Cells jointly announced that the two companies amended the supply agreement of December 2007, pursuant to which we agreed to supply solar wafers to Q-Cells for a 10-year period from 2009 to 2018. The amendment to the supply agreement followed rounds of negotiations aimed to resolve a dispute between the two companies as a result of the announcement in August 2009 by Q-Cells of its claim to terminate the supply agreement. Q-Cells alleged that we failed to fulfill “significant contractual obligations” and sought to take measures to draw down our bank guarantee relating to the $244.1 million outstanding prepayment by Q-Cells to us under the supply agreement. We strongly disagreed with Q-Cells’ claim, believed Q-Cells’ purported termination was without merit and sought a preliminary injunction in the Regional Court of Berlin to enjoin Q-Cells from drawing down the prepayment guarantee issued by a German bank in favor of Q-Cells.

Under the terms of the amendment, we have agreed to cease any pending proceedings or claims against Q-Cells and Q-Cells has agreed not to draw down the prepayment guarantee issued. The amendment grants Q-Cells preferential prices reflecting its preferred customer status and greater flexibility in determining the annual and final contract volumes based on its actual demand. Under the amendment, a portion of shipments scheduled for delivery in 2009 to 2011 is deferred to the period from 2012 to 2018. Q-Cells’ contractual obligation to take delivery of wafer shipments is reduced to 20% of the originally agreed volume for 2009 and 33% of the originally agreed volume with respect to 2010 and 2011. The amendment also allows Q-Cells to substitute up to 400 MT annually of its own silicon feedstock for volumes to be purchased under the agreement in 2010 and 2011. In addition, we are required to repay prepayments made by Q-Cells to us according to the following repayment schedule:

	Year Ending December 31,
	2009	2010	2011	2012	2013	2014	2015
	(millions)
Prepayment to be refunded	$6.9	$48.9	$48.9	$51.3	$29.3	$29.3	$29.3

The amendment also grants Q-Cells the right to terminate the agreement at will and without cause after April 1, 2011, upon giving a 12-month prior notice. Upon a valid termination of the agreement, we are required to repay to Q-Cells the remaining outstanding prepayment within 90 days after the written termination.

Concurrent with the entry into such amendment, we also finalized a tolling agreement with Q-Cells to expand the parties’ cooperation in the areas of cell and module processing. Under this agreement, Q-Cells will supply solar cells to us on a tolling basis and we will supply modules to Q-Cells on the same basis.

Sale of equity interest in our polysilicon plant

We completed the sale of a 15% equity interest in Jiangxi LDK PV Silicon Technology Co., Ltd., or Jiangxi LDK Silicon, which owns our polysilicon factory with 15,000-MT annualized production capacity in Xinyu city, China, to Jiangxi International Trust and Investment Co., Ltd., a PRC company controlled by the Jiangxi provincial government, or Jiangxi Trust, for Rmb 1.5 billion on November 20, 2009. Urban Construction Investment Group Co., Ltd., a PRC company wholly owned by the Xinyu city government, has agreed to purchase from us a 10% equity interest in Jiangxi LDK Silicon for a minimum consideration of Rmb 1.2 billion upon our giving a one-month prior notice within 18 months after signing the agreement.

Indicative termsheet relating to our polysilicon business

On December 17, 2009, we signed a non-binding indicative termsheet with VMS Investment Group Limited and its affiliates, or the Investors, pursuant to which the Investors have agreed to subscribe to between $50 million to $80 million aggregate amount of redeemable and convertible preference shares to be issued by a Cayman Islands subsidiary to be created to hold and operate our polysilicon business. The transaction will require a reorganization of our polysilicon business through which the assets and liabilities relating to our polysilicon business will be assumed by the newly created subsidiary, which will be wholly owned by us and be the issuer of the redeemable and convertible preference shares. The terms of the securities have a two-year maturity and are convertible at the option of the holders at a conversion ratio that includes an investment internal rate of return. The investment is expected to close by the end of March 2010 subject to final documentation and closing conditions.

Legal proceedings

We are defendants in securities class action legal proceedings and are engaged in an arbitration proceeding with a former employee. See “Supplemental Information About Us — Other Recent Developments — Legal proceedings” for a more detailed discussion.

Bank borrowings

We took out additional bank borrowings, which included new revolving credit facilities from the Bank of China in November 2009. See “Supplemental Information About Us — Other Recent Developments — Bank borrowings” for a more detailed discussion.

The Offering

Price per ADS	$7.00.

Issuer	LDK Solar Co., Ltd.

Total ADSs offered	16,520,000 ADSs.

The ADSs	Each ADS represents one ordinary share, par value $0.10 per share. The ADSs are evidenced by American depositary receipts, or ADRs. A nominee of the depositary will be the registered holder of the ordinary shares underlying your ADSs. As an ADS holder, you will not be treated as one of our shareholders. You will have rights as provided in the deposit agreement. Under the deposit agreement, you may instruct the depositary to vote the ordinary shares underlying your ADSs. You must pay a fee for each issuance or cancellation of an ADS, each distribution of securities by the depositary and any other depositary service. For more information about our ADSs, see “Description of Securities — American Depositary Shares” in the accompanying prospectus.

ADSs to be outstanding immediately after this offering	81,992,978 ADSs.

Ordinary shares outstanding immediately after this offering	129,783,543 ordinary shares.

Over-allotment option	We have granted to the underwriters a 30-day option to purchase up to 2,478,000 additional ADSs to cover over-allotments.

New York Stock Exchange symbol	LDK.

Use of proceeds	Our net proceeds from this offering are expected to be approximately $108.1 million. We plan to use the net proceeds we receive from this offering for the following purposes:

• approximately $90.0 million of the net proceeds, to pay down our short term debt at interest rates between 5.00% and 6.00% per year; and

• the remaining net proceeds to fund our polysilicon plant and the expansion of our solar module business and for our general corporate purposes.

If the underwriters exercise their over-allotment option with respect to 2,478,000 ADSs, we currently plan to use the additional net proceeds for general corporate purposes.

Risk factors	An investment in our ADSs involves risks. You should carefully consider the risks and uncertainties set forth in this prospectus supplement and the accompanying prospectus in the sections entitled “Risk Factors” as well as other risks and uncertainties incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the ADSs.

Depositary	JPMorgan Chase Bank, N.A.

Lock up	We, our directors and executive officers, and LDK New Energy Holding Limited, or LDK New Energy, have agreed with the underwriters not to sell, transfer or dispose of, directly or indirectly, any of our ADSs or ordinary shares or securities convertible into or exercisable or exchangeable for our ADSs or ordinary shares for a period of 90 days following the date of this prospectus supplement. These lock-up restrictions are subject to certain exceptions, including without limitation, that the restrictions will not apply to (1) the pledge by LDK New Energy of additional ordinary shares (including ordinary shares represented by ADSs) pursuant to margin call requirements under Mr. Peng’s Rule 10b5-1 plan and a credit agreement dated as of September 25, 2009 among LDK New Energy, Mr. Peng, Best Solar, Merrill Lynch (Bermuda) Services Ltd. and other parties, provided that the total number of ordinary shares (including ordinary shares represented by ADSs) pledged under the agreements described above, including pledge of additional ordinary shares (including ordinary shares represented by ADSs) permitted by this clause (1) does not exceed 56,500,000 ordinary shares (including ordinary shares represented by ADSs), or (2) issuance of ordinary shares or ADSs by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement, of which the underwriters have been advised in writing. See “Underwriting” in this prospectus supplement for more information.

RISK FACTORS

Investment in our ADSs and our ordinary shares involves a high degree of risk. You should consider carefully the following risks and uncertainties, together with other risk factors contained in our annual report on Form 20-F for the fiscal year ended December 31, 2008 and incorporated by reference in the accompanying prospectus, before you decide whether to buy our ADSs.

Risks Relating to Our Company and Our Industry

We are operating with a significant working capital deficit and incurred a net loss of $209.9 million for the nine months ended September 30, 2009; if we do not successfully execute our liquidity plan, we face the risk of not being able to continue as a going concern.

At September 30, 2009, we had a working capital deficit (i.e., total consolidated current liabilities exceeded total consolidated current assets) of $1,151.7 million and an accumulated deficit of $8.5 million. During the nine months ended September 30, 2009, we incurred a net loss of $209.9 million and used $95.2 million of cash in operations. As of September 30, 2009, we had cash and cash equivalents of $67.7 million, most of which are held by subsidiaries in China. Most of our short-term bank borrowings and current installments of our long-term debt totaling $1,103.8 million are the obligations of these subsidiaries. These factors initially raised substantial doubt as to our ability to continue as a going concern. We are in need of additional funding to sustain our business as a going concern, and we have formulated a plan to address our liquidity problem. Our liquidity plan includes:

•	potential asset sales, obtaining a separate commitment to purchase a 10% equity investment, in addition to the power plant projects we develop for sale, such as the one in Germany held by our associate, LQ Energy GmbH;

• obtaining additional bank loans;

• raising capital from this offering; and

• renegotiating contracts with our suppliers to obtain more favorable payment terms.

For more information, see “Note (1) — Basis of presentation and liquidity” of our Unaudited Condensed Consolidated Financial Statements as of and for the nine-month periods ended September 30, 2008 and 2009 beginning on page F-1.

However, we cannot assure you that we will successfully execute our liquidity plan. If we do not successfully execute such plan, we may have substantial doubt as to our ability to continue as a going concern. As a result, we cannot assure you that our independent auditors will not issue a modified report regarding our ability to continue as a going concern nor can we assure you that a deterioration in our financial condition would not result in adjustments to our financial statements relating to recoverability and classification of recorded assets or the amounts and classification of liabilities or other adjustments. Substantial doubt about our ability to continue as a going concern could also result in the exercise of broadly drafted provisions in certain loan agreements that give the lenders the right to accelerate the payment of the loans in the event of a deterioration in our financial condition, which could thereby potentially trigger other cross-default provisions in other loan agreements if we were not able to repay the loans upon acceleration. The occurrence of the foregoing would materially and adversely affect our financial condition and business prospects and result in a significant drop in the trading price of our ADSs.

We require a significant amount of cash to fund our future capital expenditure requirements and working capital needs; if we cannot obtain additional sources of liquidity when we need it, our growth prospects and future profitability may be materially adversely affected.

We require a significant amount of cash to fund our operations. In particular, we will need substantial additional funding to finance the ramp-up of our polysilicon production plant and the expansion of our wafer and module production capacity, and our working capital requirements. We will also need capital to fund our R&D activities in order to remain competitive on cost and technology. Historically, we have relied on equity and convertible debt offerings and substantial short-term bank borrowings and advance payments from customers to finance our capital expenditure and working capital requirements. We will need additional debt or equity financing to finance our planned wafer production capacity expansion, construction of our polysilicon facilities and working capital requirements. In addition, future acquisitions, expansions, market changes or other developments may cause us to require additional financing. Furthermore, we may not be able to refinance our current borrowings on terms that are acceptable to us. Our ability to obtain external financing in the future is subject to a number of uncertainties, including:

•	our future financial condition, results of operations and cash flows;

•	general market conditions for financing activities by companies in our industry;

•	economic, political and other conditions in China and elsewhere; and

•	development and duration of the current global economic slowdown and financial market crisis.

If we are unable to obtain funding in a timely manner or on commercially acceptable terms, or at all, our growth prospects and future profitability may be materially adversely affected.

In addition, a number of our loan agreements contain covenants that require us to maintain certain financial ratios, including liability to assets ratios. If we fail to comply with such ratios, the lenders have the right to raise the interest rate, change the repayment terms or require us to provide additional collateral to secure the loan. Certain of our loan agreements also require the consent of the lenders before we can undertake significant corporate transactions, including sale or disposal of assets, pledge of assets and increase in registered capital. Furthermore, Mr. Peng, our chairman, chief executive officer and principal shareholder, has agreed to grant personal guarantees under certain loans. Such guarantees also restrict him from granting guarantees to other lenders without the consent of the relevant lender.

We have not complied with, and may from time to time fail to comply with, certain of these covenants. For example, the worsening operating environment that has generally affected companies operating in our industry since the fourth quarter of 2008 has led to potential breaches of certain financial ratios. We have also failed to comply with the consent requirements prior to engaging in certain transactions. Mr. Peng may have breached the terms of the guarantees by extending guarantees to other lenders with consent of the relevant lenders. In response to such breaches or potential breaches, we have sought to obtain the consents or waivers from the relevant lenders. As of the date of this prospectus supplement, China Minsheng Bank has not provided such consent and waiver. We will continue to seek such consent and waiver and hope to obtain it in the near future. However, we cannot assure you that we will succeed in obtaining these consents or waivers if we or Mr. Peng were to breach these covenants in the future that we would be able to obtain a consent or waiver. Furthermore, in connection with any future consents or waivers, our lenders may impose additional operating and financial restrictions on us and otherwise seek to modify the terms of our existing loan agreements in ways that are adverse to us.

If we or Mr. Peng were to breach certain covenants or terms of the loans or guarantees, as the case may be, and we are not able to obtain consents or waivers from the lenders or prepay such loan, such breach may constitute an event of default under the loan agreements. As a result, repayment of the indebtedness under the relevant loan agreements may be accelerated, which may in turn require us to repay the entire principal amounts including interest accrued, if any, of certain of our other existing indebtedness prior to their maturity under cross-default provisions in our existing loan agreements, including the convertible senior notes we issued in April 2008. If we are required to repay a significant portion or all of our existing indebtedness prior to their maturity, we may lack sufficient financial resources to do so. Any of those events could have a material adverse effect on our financial condition, results of operations and business prospects.

We have substantial existing indebtedness, in particular short-term indebtedness, and we may incur substantial indebtedness in the future, which could adversely affect our financial condition and our ability to generate sufficient cash to satisfy our outstanding and future debt obligations.

As of September 30, 2009, our outstanding short-term and long-term bank borrowings amounted to $1,103.8 million and $298.9 million, respectively. As of September 30, 2009, the aggregate outstanding principal amount of our convertible senior notes was $390.1 million. As of December 17, 2009, we had short-term and long-term bank borrowings and amounted to $1,009.6 million and $393.5 million, respectively. We may from time to time incur substantial additional indebtedness. If we or our subsidiaries incur additional debt, the risks that we face as a result of such indebtedness and leverage could intensify. Our substantial existing indebtedness and any increase in the amount of our indebtedness could adversely affect our financial condition and we may not be able to generate sufficient cash to service our increased indebtedness. For example, our incurrence of additional debt could:

•	increase our vulnerability to adverse general economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to servicing and repaying indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, dividend payments and other general corporate purposes;

•	limit our flexibility in planning for or reacting to changes in the businesses and the industries in which we operate;

•	place us at a competitive disadvantage compared to our competitors with less debt;

•	limit, along with the financial and other restrictive covenants of such indebtedness, our ability to borrow additional funds; and

•	increase the cost of additional financing.

Because the majority of our indebtedness is short-term indebtedness, we may suffer a near-term liquidity problem if we are unable to refinance these borrowings as they become due. As of December 31, 2008 and September 30, 2009, our outstanding short-term borrowings from banks (including the current portion of long-term bank borrowings) were $666.2 million and $1,103.8 million, respectively, and bore a weighted average interest rate of 6.376% and 4.654%, respectively. We had an outstanding balance of $348.2 million in short-term and long-term borrowings arranged or guaranteed by related parties as at September 30, 2009. Generally, our short-term loans contain no specific renewal terms, although we have traditionally negotiated renewal of some of our loans shortly before they would mature. However, we cannot assure you that we will be able to renew our loans in the future as they mature. If we are unable to obtain renewals of any future loans or sufficient alternative funding on reasonable terms, we will have to repay these borrowings.

Our ability to generate sufficient cash to satisfy our outstanding and future debt obligations will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We may not generate sufficient cash flow to meet our anticipated operating expenses or to service our debt obligations as they become due.

For the years ended December 31, 2006 and 2007, our net cash outflow from operating activities was $57.1 million and $80.7 million, respectively. Although we recorded a positive net cash flow of $333.1 million from operating activities in the year ended December 31, 2008, we incurred a net cash outflow of $95.2 million from operating activities during the nine months ended September 30, 2009 and cannot assure you that we will have positive net cash flows in the future. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing existing indebtedness or seeking equity capital. These strategies, if implemented, may not be instituted on satisfactory terms. Any of these constraints upon us could materially adversely affect our financial condition and ability to satisfy our obligations.

We have recently entered into the down-stream solar module business for markets outside China, and we may not be successful in this new endeavor, which could adversely affect our business expansion strategies and harm our reputation.

We commenced our down-stream solar module business beginning in the third quarter of 2009. We sell solar modules in the international markets principally to solar panel makers, solar system integrators and PV whole-sale distributors. We do not sell our modules in China as we have an agreement with Best Solar, which is wholly owned by LDK New Energy Holding Limited, or LDK New Energy, our controlling shareholder, not to compete with Best Solar in China. In turn, Best Solar will not compete with our solar power projects and EPC services in China and our sale of modules outside China. We entered into the solar module business as a result of market demands.

To meet the market needs, we currently procure solar cells and modules primarily through OEM or tolling arrangements, rather than incurring substantial capital expenditures in developing the infrastructure for this new business. Best Solar provides substantially all of our tolling services. Our ability to successfully implement our down-stream solar module business strategy is subject to various risks and uncertainties, including:

•	our short history in the new business;

•	the need to raise additional capital to finance our new business operation, which we may be unable to obtain on reasonable terms or at all;

•	the solar module business typically has longer cash conversion cycles with respect to our inventory and therefore results in our longer accounts receivable turnover time;

•	our expanded warranty liabilities associated with the solar module business, with the warranty period for solar modules lasting for 20 to 25 years;

•	our complete reliance on solar cell and module tolling manufacturers in meeting our undertakings to our customers in this market sector;

•	our possible lack of competitiveness in solar cell and module tolling arrangements as compared to other vertically integrated PV companies;

•	potential conflict with our down-stream customers as a result of our direct competition with them in the solar module business;

•	our reliance on Best Solar, which is wholly owned by our controlling shareholder, in our new business endeavors, which constitute related-party transactions subject to the review and approval of our audit committee and are required to be conducted in terms at least equivalent to or better than those available in the market from independent third parties negotiated at arm’s length;

•	potential competition between us and Best Solar in such new business endeavors; and

•	new risks associated with the solar module business yet to be fully understood by the industry and market.

In addition, we will need to recruit additional skilled employees, including technicians and managers at different levels for our successful expansion into this business. Our current management team has limited experience in this area and we also face additional difficulties in staffing our overseas operations. All these could adversely affect our business expansion strategy and our chance of success in this expansion.

We have recently started to engage in the solar power project and PV-related EPC business and we may not be successful in this new endeavor, which could adversely affect our business expansion strategies and harm our reputation.

We commenced our EPC business in China in the first quarter of 2009. Internationally in collaboration with other EPC companies, and domestically using our EPC capabilities, we have been engaged in a number of turn-key solar power generation projects for sale to interested power companies. We entered into this business operation as a result of market demands. We believe PV solution providers, rather than specialized product providers such as providers of solar wafers, are viewed by the market as preferable in terms of overall pricing and reliability. Our ability to successfully implement our solar power project and EPC business strategy is subject to various risks and uncertainties, including:

•	our lack of experience in the new business;

•	the need to raise additional funds to finance our new business operation which we may be unable to obtain on reasonable terms or at all;

•	the solar power project and EPC business typically has longer cash conversion cycles and therefore our accounts receivable turnover time;

•	our expanded warranty liabilities associated with the solar power project and EPC businesses;

•	our possible lack in competitiveness in the solar power project and EPC business as compared to other vertically integrated PV companies; and

•	potential conflict with our down-stream customers as a result of our direct competition with them in the solar power project and EPC business.

In addition, we will need to recruit additional skilled employees, including technicians and managers at different levels for our successful expansion into this business. Our current management team has limited experience in this area and all these factors and uncertainties could adversely affect our business expansion strategy and our chance of success in this expansion.

We have expanded our international business operations, and our failure and/or inexperience in such new endeavors could adversely affect our business expansion strategies and harm our reputation.

As we engage in and expand our operations, including sales and services, outside China, such international operations expose us to a number of related risks, including:

•	difficulty with staffing and managing overseas operations;

•	fluctuations in currency exchange rates;

•	increased costs associated with developing and maintaining marketing and distribution presence in various countries;

•	providing customer service and support in these markets;

•	our ability to manage our sales channels effectively as we expand our sales channels beyond distributors to include direct sales as well as sales to system integrators, end users and installers;

•	difficulties and costs relating to compliance with the different commercial, legal and regulatory requirements of the overseas markets in which we offer our products and services;

•	failure to develop appropriate risk management and internal control structures tailored to overseas operations;

•	inability to obtain, maintain or enforce intellectual property rights;

•	unanticipated changes in prevailing economic conditions and regulatory requirements; and

•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and services and make us less competitive in some countries.

If we are unable to effectively manage these risks relating to international operations, they could impair our ability to expand our business abroad, and our results of operations may be materially adversely affected and our business expansion and vertical integration strategies will be materially hampered.

We have experienced significant write-downs which have adversely affected our margins and net realizable value of our inventories.

Declining wafer prices have had a negative impact on the net realizable value of our inventories and we have had to write down the carrying value of our inventories to the extent they are greater than their net realizable value. For the year ended December 31, 2008 and the nine months ended September 30, 2009, we recognized a write-down of $302.3 million and $177.5 million, respectively, of our inventories to their estimated net realizable values resulting from the decline in wafer selling prices. If wafer prices continue to decline and we are unable to lower our costs in line with the price decline, our gross margins will continue to be adversely affected. We previously purchased polysilicon feedstock at higher costs during the time of polysilicon shortage before the current economic downturn, resulting in our having a higher cost of goods sold than would be the case if we purchased polysilicon feedstock now. The current global economic downturn resulted in a significant decline in the estimated net realizable value of our wafer and polysilicon feedstock inventories. Although we attempt to renegotiate these contracts and have succeeded partially in our endeavor, we cannot assure you that we will be able to reduce our polysilicon feedstock procurement costs as a result of such prior contractual commitments. If wafer prices continue to decline or we are unable to sell all our production, we may incur further substantial inventory write-down to reflect any further reduction in our net realizable value estimates.

We will incur disproportionately high depreciation expense as the costs associated with the construction of our Xinyu city polysilicon plant are capitalized after commercial production of polysilicon begins if we under-utilize our plant facilities.

We are in the process of expanding our polysilicon production facilities at our Xinyu city plant and have plans to commence commercial production of polysilicon feedstock in the fourth quarter of 2009. As of September 30, 2009, our installed annualized production capacity at the plant was 6,000 MT, and we expect to increase our aggregate annualized production capacity to 18,000 MT by the end of 2010. As of September 30, 2009, we had spent approximately $1.7 billion in construction costs for the polysilicon plant, and we expect that an additional $250 million will be needed to complete the plant. If we fail to successfully increase our aggregate production capacity to our targeted production capacity, our depreciation expense will be disproportionately higher if we under-utilize our plant facilities.

We depend on a limited number of customers for a significant portion of our net sales of solar wafers, and changes in their purchase terms or patterns may cause significant fluctuations or declines in our revenues.

We currently sell our multicrystalline wafers to over 60 customers. They are mostly solar cell and module manufacturers, including CSI, E-Ton, Gintech, Hyundai, Neo Solar and Q-Cells. For the years ended December 31, 2008 and the nine months ended September 30, 2009, our five largest customers collectively accounted for approximately 48.6% and 51.3%, respectively, of our net sales. For the year ended December 31, 2008, Q-Cells and CSI contributed 20.4%, and 8.2%, respectively, to our net sales. For the nine months ended September 30, 2009, Gintech, Q-Cells and CSI contributed 15.4%, 12.8% and 8.4%, respectively, to our net sales.

We will continue to rely on a relatively small number of customers for a significant portion of our net sales of solar wafers for the foreseeable future. Under the current global economic downturn, there can be no assurance that any of these customers will continue to purchase significant quantities of, or any, wafers from us. In such an event, we have to find alternative customers for these wafers. If this trend continues, or if our customers decide to expand upstream into the solar wafer business, our sales to such customers would be adversely affected. In addition, because of our reliance on a limited number of customers, any of the following events may cause material fluctuations or declines in our net sales and profits:

•	reductions, delays or cancellations of purchase orders from one or more of our significant customers;

•	loss of one or more of our significant customers and our failure to identify additional or replacement customers; and

•	failure of any of our significant customers to make timely payments for our products.

If we fail to develop or maintain our customer relationships with these and other customers, or if any of our major customers encounters difficulties in its operations or reduces its purchases of our products, it may be difficult for us to find alternative customers on a timely basis and on commercially reasonable terms or at all. Many of these customers make prepayments to us and if contracts are changed, they may ask for repayment of the prepayments. This may have an adverse effect on our revenue and profitability.

We have entered into long-term sales contracts with customers which may be renegotiated at terms less favorable to us.

We have entered into long-term sales arrangements with some of our major customers. Pursuant to these arrangements, we have committed to supply each of them with specific quantities of wafers over the next few years, with some subject to periodic negotiations on prices. We have also entered into framework agreements with other customers in which the volume and price, as well as other terms, are determined on a quarterly or annual basis or through monthly purchase orders. The current global economic slowdown and crisis in the global financial markets have caused a number of our customers to seek to terminate their contracts or request us to delay our shipments of wafers. At their request, we have re-negotiated various terms under the existing contractual arrangements, including contract quantity, price and delivery timetable. We have had to concede to terms that may be less favorable to us. For example, in December 2009, we amended a supply contract with Q-Cells originally made for a period of 10 years in December 2007 with fixed wafer delivery quantity and pricing for 2009.

Under the terms of the amendment, we have agreed to cease any pending proceedings or claims against Q-Cells and Q-Cells has agreed not to draw down the prepayment guarantee issued. The amendment grants Q-Cells preferential prices reflecting its preferred customer status and greater flexibility in determining the annual and final contract volumes based on its actual demand. Under the amendment, a portion of shipments scheduled for delivery in 2009 to 2011 is deferred to the period from 2012 to 2018. Q-Cells’ contractual obligation to take delivery of wafer shipments is reduced to 20% of the originally agreed volume for 2009 and 33% of the originally agreed volume with respect to 2010 and 2011. The amendment also allows Q-Cells to substitute up to 400-MT annually of its own silicon feedstock for volumes to be purchased under the agreement in 2010 and 2011. In addition, we are required to repay prepayments made by Q-Cells to us according to the following repayment schedule:

	Year Ending December 31,
	2009	2010	2011	2012	2013	2014	2015
	(millions)
Prepayment to be refunded	$6.9	$48.9	$48.9	$51.3	$29.3	$29.3	$29.3

The amendment also grants Q-Cells the right to terminate the agreement at will and without cause after April 1, 2011, upon giving a 12-month prior notice. Upon a valid termination of the agreement, we are required to repay to Q-Cells the remaining outstanding prepayment within 90 days after the written termination.

Our customers, such as Q-Cells, may have made prepayments to us pursuant to the contracts under renegotiation, and our inability to arrive at mutually satisfactory terms may result in our having to return all or part of the prepayment amounts. Any significant deviation from the contract terms or our inability to negotiate or renegotiate acceptable quantities, prices and delivery terms from time to time with our customers may disrupt our operations and materially adversely affect our financial results.

Non-performance by customers may adversely affect our results of operations.

We have significantly expanded our polysilicon and wafer manufacturing facilities to accommodate our expansion efforts and typically maintain a reasonable amount of inventory of raw materials and finished goods based on our existing and projected contractual arrangements with our customers. Any non-compliant practice on the part of our customers with respect to their contractual arrangements may result in our internalization of the related economic losses because although we are subject to the risks of non-performance or renegotiation of existing contractual arrangements on the part of our customers, we are not at liberty to delay or renegotiate our existing procurement contractual arrangements with our polysilicon feedstock or equipment suppliers. See “— We have entered into long-term supply contracts with suppliers which we may not be able to renegotiate.” Therefore, the non-performance of contracts by our customers could have a material adverse effect on our financial condition and results of operations.

We have entered into long-term supply contracts with suppliers which we may not be able to renegotiate.

In order to secure supplies of polysilicon feedstock, we have entered into substantial long-term contractual commitments to purchase polysilicon feedstock from various suppliers. Our polysilicon purchase commitments are generally on a “take or pay” basis, so that we are required to purchase the contracted supplies of polysilicon feedstock even if we are unable to use them. As a result, while we are subject to the risks of non-performance or renegotiation of existing contractual arrangements on the part of our customers, we are not at liberty to delay or renegotiate our existing procurement contractual arrangements with our polysilicon feedstock suppliers. You may find additional information on our purchase commitments in “Item 5. Operating and Financial Review and Prospects—F. Tabular Disclosure of Contractual Obligations” in our 2008 20-F report and the section entitled “Supplemental Information about Us — Material Contracts” below. Some of these polysilicon procurement contracts, especially those concluded prior to the current global economic downturn, contain pricing terms above the current market levels with the protection of our prepayments. Although we attempt to renegotiate these contracts and have succeeded partially in our endeavor, we cannot assure that we will be able to reduce our polysilicon feedstock procurement costs as a result of such prior contractual commitments. Further, any prepayments that we are contractually committed to make to suppliers at prices higher than current market prices may adversely affect our liquidity. If our wafer production and sales and polysilicon requirements do not grow as expected, these purchase commitments could have a material adverse effect on our financial condition and results of operations.

The current global economic slowdown and crisis in the global financial markets have negatively impacted, and may continue to negatively impact, our business and our ability to obtain necessary financing for our operations.

The current global economic slowdown and turmoil in the global financial markets have resulted in a general credit crunch, an increased level of commercial and consumer delinquencies, lack of consumer confidence and increased market volatility. The negative impact of the current global economic slowdown on our business is manifold. For example:

•	the uncertain economic prospect and tightened credit markets have resulted in a lower demand for our solar wafers, more requests from customers for delay in our wafer shipments, and an increase in our accounts receivable;

•	the declining wafer prices have caused a decline in our sales revenue, a decline in our profit margin and a write-down of our inventories; and

•	the delays (voluntary or at our request) or defaults by our suppliers in shipment of our contracted feedstock and equipment have either prolonged our exposure with respect to the prepayments we made to the suppliers or led to provisions that we have to make for doubtful recoveries.

The global economic slowdown and financial market turmoil may continue to adversely impact our suppliers and customers and the end-users of the PV products, which may lead to a further decrease in the general demand for our products and a further erosion of their selling prices.

The current global financial markets turmoil and the tightening of credit due to the lack of liquidity have also negatively impacted our liquidity and our ability to obtain additional financings. We have significantly scaled back our original expansion plan, not only because of the slowdown of the global economy and its anticipated impact on our solar industry, but also due to the tightened credit market that is making it difficult for us to access affordable financing for the capital expenditure and working capital needs in our expansion plan. We developed our wafer production expansion plan and our greenfield polysilicon production plan prior to the slowdown in the global economy when the PV industry was growing rapidly. Despite our significant scale-back and slow-down with respect to these projects, we have substantially implemented such expansion and construction plans. We have been able to finance a substantial portion of our wafer production expansion and polysilicon plant construction by relying on short-term bank loans and prepayments from our customers. Although PRC commercial banks have made short-term financings generally available to us, it is almost impossible to secure long-term financings from them for our projects without the project approval of the National Development and Reform Commission, or NDRC, in China. The current global financial markets crisis and the unavailability of long-term financing in China have adversely impacted, and will continue to adversely impact, our liquidity, capital expenditure financing and working capital. You may find additional information on our liquidity and financial condition in the risk factors entitled “— We require a significant amount of cash to fund our future capital expenditure requirements and working capital needs; if we cannot obtain additional sources of liquidity when we need it, our growth prospects and future profitability may be materially adversely affected” and “— We have substantial existing indebtedness, in particular short-term indebtedness, and we may incur substantial indebtedness in the future, which could adversely affect our financial condition and our ability to generate sufficient cash to satisfy our outstanding and future debt obligations” as well as “Item 5. Operating and Financial Review and Prospects — B. Liquidity and Capital Resources” in our annual report on Form 20-F for the fiscal year ended December 31, 2008, or our 2008 20-F report, and the section entitled “Supplemental Information about Us — Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Nine Months Ended September 30, 2009 — Liquidity and Capital Resources.” If the current global economic slowdown and financial market crisis continue on a sustained basis, they will materially adversely impact the demand for our products and materially adversely affect our ability to obtain necessary financing for our operations, thereby causing damage to our financial condition and results of operations.

Reduction or elimination of government subsidies and economic incentives for the solar power industry could cause demand for our products to decline, thus adversely affecting our business prospects and results of operations.

Growth of the solar power market, particularly for on-grid applications, depends largely on the availability and size of government subsidies and economic incentives. At present, the cost of solar power substantially exceeds the cost of conventional power provided by electric utility grids in many locations around the world. Various governments have used different policy initiatives to encourage or accelerate the development and adoption of solar power and other renewable energy sources. Renewable energy policies are in place in the European Union, most notably Germany, certain countries in Asia, including China, Japan and South Korea, and many of the states in Australia and the United States. Examples of government-sponsored financial incentives include capital cost rebates, feed-in tariffs, tax credits, net metering and other incentives to end-users, distributors, system integrators and producers of solar power products to promote the use of solar power in both on-grid and off-grid applications and to reduce dependency on conventional forms of energy. Governments may decide to reduce or eliminate these economic incentives for political, financial or other reasons. Government subsidies have been reduced in a few countries, including Spain, and may be further reduced or eliminated in the future. Reductions in, or eliminations of, government subsidies and economic incentives before the solar power industry reaches a sufficient scale to be cost-effective in a non-subsidized marketplace could reduce demand for our products and adversely affect our business prospects and results of operations. In addition, reductions in, or eliminations of, government subsidies and economic incentives may cause the prices for the products of our customers to decline and we may in turn face increased pressure to reduce the sale price of our wafers. To the extent any price decline cannot be offset by further reduction of our costs, our profit margin will suffer.

Increases in electricity costs or shortage or interruption of electricity supply may adversely affect our operations.

We consume a significant amount of electricity in our wafer and polysilicon manufacturing operations. With the rapid development of the PRC economy, demand for electricity has continued to increase. There have been shortages in electricity supply in various regions across China, especially during the winter season when the weather is bad and during the summer peak seasons. For instance, in early 2008, due to severe weather conditions over a period of two weeks, supply of electricity to our plant was curtailed as a result of destructions of some of the national grid lines in certain provinces in China, including Jiangxi province. Consequently, we experienced delays in some of our shipments to customers and some of the shipments from our suppliers as a result of highway closures and power outages in various parts of China. In the summer of 2006, our production was also significantly disrupted due to power blackouts in Xinyu city. Although we have installed backup power transformer substations at our Xinyu plant site, we cannot assure you that there will be no interruption or shortages in our electricity supply or that there will be sufficient electricity available to us to meet our future requirements. Shortages in electricity supply may disrupt our normal operations and adversely affect our profitability.

In August 2006, the Xinyu Industry Development District government agreed to subsidize us for our utility charges over and above Rmb 0.40 per kilowatt-hour. At the then market rate of Rmb 0.55 per kilowatt-hour, we were effectively subsidized by Rmb 0.15, or $0.02, per kilowatt-hour we used for our wafer production. In the years ended December 31, 2006, 2007 and 2008, we received an aggregate of $0.8 million, $3.1 million and $4.7 million in such government subsidies. This utility arrangement was renewed for five years from April 1, 2009 and may be extended only with consent of both parties. Pursuant to the new arrangement, the Xinyu Industry Development District government will subsidize us at Rmb 0.08 or $0.01, per kilowatt-hour we use for our wafer manufacturing. Since that same time, we have been recognized as a large enterprise in China, able to enjoy the current rate of Rmb 0.48 per kilowatt-hour applicable to such large enterprises. In September 2007, as support to our polysilicon production in Xinyu city, the Xinyu Industry Development District government agreed to subsidize us for our utility charges over and above Rmb 0.25 per kilowatt-hour consumed by our polysilicon production. At the then market rate of Rmb 0.55 per kilowatt-hour, we were effectively subsidized by Rmb 0.30, or $0.04, per kilowatt-hour we used for our polysilicon production prior to our recognition by the PRC government as a large enterprise in China. Although this additional utility arrangement does not provide for an expiration date, there is no assurance that the government will not terminate it or adjust the subsidy amount for reasons beyond our control. Polysilicon production is energy-intensive and is highly dependent on continuous electricity supply. Our results of operations will be materially adversely affected if our electricity supply is interrupted or electricity costs significantly increase upon expiration, termination or adjustment of our subsidy arrangements with the government.

Failure to secure sufficient quantities of polysilicon feedstock on commercially reasonable terms could adversely affect our business and results of operations.

Solar-grade polysilicon feedstock is an essential raw material in manufacturing our multicrystalline solar wafers. Our operations depend on our ability to procure sufficient quantities of solar-grade polysilicon on a timely basis and on commercially reasonable terms. Polysilicon is also an essential raw material for the semiconductor industry, which requires polysilicon of higher purity than that for the solar industry. According to Solarbuzz, spot polysilicon prices fluctuated widely in 2008 and 2009, from a peak of $450 per kilogram to $130 per kilogram by the first quarter of 2009. Currently, we have polysilicon inventories and supply commitments that we believe will satisfy currently estimated polysilicon requirements during the first half of 2010. However, some of our polysilicon supply agreements are subject to fluctuating market prices or price negotiations with our suppliers. In addition, suppliers may delay or default in their delivery obligations under the supply agreements, as we have disclosed in the risk factor “— There are a limited number of suppliers of virgin polysilicon feedstock and failure or delay by any of our polysilicon suppliers in delivering supplies to us could adversely impact our production and delivery schedule and harm our reputation” below. We cannot assure you that we will continue to be able to acquire polysilicon in sufficient quantities and on commercially reasonable terms or that we will be able to pass any increased costs of polysilicon to our customers. If we fail to do either, our business and profitability will be adversely affected.

There are a limited number of suppliers of virgin polysilicon feedstock and failure or delay by any of our polysilicon suppliers in delivering supplies to us could adversely impact our production and delivery schedule and harm our reputation.

Polysilicon production is a highly concentrated industry and there are only a limited number of virgin polysilicon producers in the world. According to Solarbuzz, the largest five virgin polysilicon producers had a combined production capacity of approximately 66% of the global production capacity of polysilicon in 2008. These virgin polysilicon producers not only provide polysilicon feedstock to the solar industry but are also the sources of polysilicon feedstock for the semiconductor industry. Although a small portion of our polysilicon feedstock consists of virgin polysilicon, the suppliers of our remaining requirements in the form of recyclable polysilicon also rely on the virgin polysilicon producers for their polysilicon raw materials. From time to time we have experienced delays or defaults by some of our polysilicon suppliers in delivering supplies to us. Material or prolonged delays or defaults such as these could adversely impact our production and delivery schedule and harm our reputation. If we fail to develop or maintain our relationships with polysilicon suppliers, or should any of our major suppliers encounter difficulties in its production or shipment of polysilicon feedstock to us, whether due to natural disasters, labor unrest, global financial market crisis, or any other reason, it will be difficult for us to find alternative sources on a timely basis and on commercially reasonable terms. In that event, we may be unable to produce and sell our products in the required quantities and on a timely basis. As a result, our production and delivery schedules may be adversely affected and our reputation may be harmed.

If our suppliers fail or become unwilling to deliver our orders on time or at all and do not return our prepayments, our results of operations may be adversely affected.

Our suppliers of raw materials and equipment, particularly virgin polysilicon suppliers, require us to make prepayments from time to time. We make these prepayments, without receiving any collateral, in order to secure stable supply of polysilicon. As of September 30, 2009, our prepayments to polysilicon suppliers amounted to $104.7 million. Some of our suppliers have failed to meet their delivery schedule in the past. In addition, because we have embarked on our own polysilicon production program, the perceived competition from us may inhibit virgin polysilicon suppliers from supplying us with polysilicon. If our suppliers fail or become unwilling to deliver the polysilicon we have ordered on time or at all and do not return our prepayments, our results of operations may be adversely affected. We recognized a provision for doubtful recoveries of $20.6 million and $10.4 million, respectively, for prepayments to suppliers for the year ended December 31, 2008 and the nine months ended September 30, 2009. Our claims for such payments would rank as unsecured claims, which would expose us to the credit risks of our suppliers in the event of their insolvency or bankruptcy. Under such circumstances, our claims against the defaulting suppliers would rank below those of secured creditors, which would undermine our chances of obtaining the return of our advance payments. In addition, if the market price of polysilicon decreases after we prepay our suppliers, we may not be able to adjust historical payments insofar as they relate to future deliveries. Furthermore, if demand for our products decreases, we may incur costs associated with carrying excess materials. Accordingly, any of the above scenarios may have a material adverse effect on our financial condition, results of operations and liquidity.

Failure to complete our polysilicon production plant, to bring it up to full capacity within budget and on schedule and to produce polysilicon that meets our quality standards could adversely affect our results of operations and our business expansion strategies.

We commenced the construction of our polysilicon production plant in August 2007. This plant is located near our current solar wafer production facilities in Xinyu Hi-Tech Industrial Park. Our polysilicon production plant consists of two factories, one with an estimated annualized installed polysilicon production capacity of 15,000 MT and the other with an estimated annualized installed polysilicon production capacity of 1,000 MT. We have completed the first production run in the 1,000-MT factory in January 2009 and intend to expand its annualized production capacity to 3,000 MT. We have also completed equipment installation for an annualized production capacity of 5,000 MT with respect to the 15,000-MT factory. Our total construction cost for the polysilicon plant incurred as of September 30, 2009 was approximately $1.7 billion. We estimate that an additional amount of approximately $250 million is required to complete construction of the polysilicon plant. We may face cost overruns if the actual cost exceeds our budget. We expect to produce approximately between 300 MT and 500 MT of polysilicon in 2009 and between 6,000 MT to 7,000 MT in 2010. In addition, we have to largely rely on contractors, consultants, managers and technicians that we have hired or will hire from the industry to construct, complete, operate and maintain this plant. We also rely on equipment that we have imported or contracted to import for our polysilicon production operations. In addition, polysilicon production is a capital intensive business. We have expended and will continue to expend significant financial and other resources in order to construct, start-up, test-run and ramp up our new line of business. Apart from the risks described above, our ability to successfully construct and ramp up our polysilicon production plant is subject to various other risks and uncertainties, including:

•	the need to procure additional equipment at reasonable cost and on a timely basis;

•	the need to raise additional funds to finance the construction, ramp-up and maintenance of the polysilicon plant, which we may be unable to obtain on reasonable terms or at all;

•	construction delays, delays in equipment deliveries and cost overruns;

•	our ability to install, implement and maintain the TCS and HCl facilities and closed-loop systems for each of our polysilicon production facilities;

•	difficulties in recruiting and training additional skilled employees, including technicians and managers at different levels;

•	diversion of significant management attention and other resources; and

•	delays or denials of required approvals, including environmental approvals, for our land acquisition and plant construction by relevant government authorities.

Product defects and the possibility of product defects could cause significant damage to our market reputation and reduce our product sales and market share. If we cannot successfully maintain the consistency and quality throughout our production process, this will result in substandard quality or performance of our polysilicon. If we produce defective polysilicon, or if there is a perception that our products are of substandard quality, we may incur substantially increased costs associated with replacements, our credibility and market reputation will be harmed and sales of our polysilicon may be adversely affected.

If we fail to complete the construction of our polysilicon production plant in time or to make it operational up to its designed capacity or fail to produce polysilicon that meets our quality standards, or if the construction and ramp-up costs significantly exceed our original budget, our results of operations will be materially adversely affected and our business expansion and low-cost production strategies will be materially affected.

We may not succeed in producing polysilicon cost-effectively.

Prior to our entering into the polysilicon production business, we had no experience in polysilicon production and may, therefore, face significant operational challenges in our polysilicon production. The technology used to produce polysilicon is complex, requires costly equipment and is continuously being modified in an effort to improve yields and product performance. Microscopic impurities such as dust and other contaminants, difficulties in the manufacturing process, disruptions in the supply of utilities or defects in the key materials and tools used to produce polysilicon could interrupt production, reduce yields or cause a portion of the polysilicon unusable for our wafer production. If we are unable to build our polysilicon production capability on a timely basis, or if we face technological difficulties in our production of polysilicon, we may be unable to achieve cost-effective production of polysilicon to satisfy our wafer production needs. Even if we successfully implement our in-house polysilicon production program, we cannot assure you that our polysilicon feedstock produced in-house will be cost-competitive. We formulated our in-house polysilicon production plan prior to the current global economic downturn when polysilicon feedstock was selling at prices far above the current spot market price. After we take into account amortization, depreciation and additional production, maintenance and other costs, we cannot assure you that our polysilicon feedstock produced in-house, at least in the short term, if at all, will be cheaper than that available in the market with comparable quality.

Our effective capacity and ability to produce high volumes of polysilicon also depend on the cycle time for each batch of polysilicon. We may encounter problems in our manufacturing process or facilities as a result of, among other things, production failures, construction delays, human error, equipment malfunction or process contamination, all of which could seriously harm our operations. We may experience production delays if any modifications we make in the production process to shorten cycles are unsuccessful. Moreover, any failure to achieve acceptable production level and cost may cause our wafers not to be competitively priced, which could adversely affect our business, financial condition and results of operations. In addition, market prices of polysilicon are unpredictable and may fall further. Even if we are able to bring our production cost down, our cost may not be necessarily more competitive than the prevailing market price.

The production of polysilicon presents operational difficulties and dangers which could materially adversely affect our business, operating results and financial condition.

Production of polysilicon requires the use of volatile materials and chemical reactions sensitive to temperature, pressure and external controls to maintain safety and provide commercial production yields. For example, in the production of polysilicon we plan to use TCS, which is a type of chlorosilane gas that, when purified, can be highly combustible upon contact with air and is therefore potentially destructive and extremely dangerous if mishandled or used in uncontrolled circumstances. The occurrence of a catastrophic event involving chlorosilane gas as a result of a natural disaster or human error or otherwise at one of our polysilicon production facilities could threaten, disrupt or destroy a significant portion or all of our polysilicon production capacity at such facility for a significant period of time. Additionally, our polysilicon production facilities, in particular, are highly reliant on our ability to maintain temperatures and pressure at appropriate levels, the availability of adequate electricity and our ability to control the application of such electricity. Accordingly, mistakes in operating our equipment or an interruption in the supply of electricity at our production facilities could result in substantial shortfalls in production and could reduce our production capacity for a significant period of time. Damage from any such events or disruptions may not be adequately covered by insurance, and could also damage our reputation, any of which could have a material adverse effect on our business, operating results and financial condition.

Our ability to cost-effectively produce polysilicon depends on our ability to recycle the STC produced as a by-product of the polysilicon production process into TCS, which ability is materially dependent on our continued ability to install and integrate our hydrochlorination process into a closed-loop system.

Our ability to recycle the STC produced as a by-product from the polysilicon production process into TCS is a critical factor in reducing production costs and environmental costs and is principally accomplished through hydrochlorination.

Currently, we apply a hydrochlorination process in a closed-loop system in our production facility. We cannot assure you that we will continue to be successful in operating the hydrochlorination process on a continuing basis or with high conversion rates.

If we are unable to continually operate our hydrochlorination processes and further increase production yields and benefit from efficiencies in purchasing, manufacturing, sales and shipping, we may not be able to achieve lower costs per unit of production, which would decrease our margins and lower our profitability. Any of the foregoing factors could materially and adversely affect our business, financial condition or results of operations.

We may not be able to complete our in-house TCS production facilities within our expected timeframe and budget, or at all, in-house TCS production may not be more cost-efficient than purchasing TCS from third party suppliers; if we need to purchase TCS in substantial quantities to operate our production facilities and are unable to source TCS at a reasonable cost or at all, it could have a material adverse effect on our financial condition and results of operations.

TCS is one of the main and most costly raw materials in the production of polysilicon. We intend to reduce costs of producing polysilicon by producing TCS internally.

We have substantially completed the construction of our TCS production facilities on the site of our polysilicon production plant, which are designed to meet the top-up requirement in our closed-loop polysilicon production process. However, the production of TCS is difficult and requires strict controls over the management of raw materials and over the production process itself. We have no previous experience in the production of TCS. Therefore, we cannot assure you that we will complete our TCS production facilities within the expected timeframe and budget, or at all, or that our own production of TCS will be more cost-efficient than purchasing TCS from third party suppliers. Any failure to complete our TCS production facilities may have a material adverse effect on our business, prospects, financial condition and results of operations. Even if we are able to produce TCS in-house, we may from time to time be required to purchase from external sources a substantial quantity of the TCS required for our production of polysilicon. The quality of TCS that we have been able to purchase has fluctuated, and the price has increased substantially since we commenced TCS procurement. The expansion or development of polysilicon production capacity by existing or new solar industry participants could increase the price or limit the supply of TCS available to us. If we are unable to source the TCS we require at a reasonable cost or at all, it could have a material adverse effect on our financial condition and result of operations.

If we are not able to manage our growth effectively, our results of operations may be adversely affected.

We have expanded our business operations significantly over the past few years. Although we have revised our expansion plan in light of the current global economic slowdown and crisis in the global financial markets, we still have an aggressive expansion plan for the next few years. The success of our business expansion and operational growth will depend upon the general economic environment for the solar industry, our ability to maintain and expand our relationships with customers, suppliers and other third parties, the improvement of our operational and financial systems, enhancement of our internal procedures and controls, increase in our production capacity and output, and effective recruitment, training and retention of technicians and skilled employees. We cannot assure you that the current global solar markets and prospects will continue to support our expanded production capacity or that our current and planned operations, personnel, systems, internal procedures and controls will be adequate to support our growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, successfully execute our business strategies or respond to competitive economic environment and pressures, and our results of operations may be adversely affected.

We may develop excess production capacity and, as a result, our profitability may be adversely affected.

Our expansion and further expansion plan have been based on the projected market demand for solar wafers and modules relative to the insufficient manufacturing capacity in the wafer, polysilicon and module production segments of the solar industry over the past years. There has been an industry-wide expansion effort to increase the overall wafer manufacturing capacity. In connection with our expansion, we have entered into substantial commitments to purchase polysilicon feedstock over the next few years. In addition, we had invested approximately $1.7 billion in the construction of our own polysilicon production facilities as of September 30, 2009, and expect to invest approximately an additional $250 million to complete the construction. The aggressive expansion over the years and the continued expansion by us and our competitors of the production capacity may result in significant excess capacity in the wafer segment, the polysilicon segment, the module segment or in the overall solar industry and, as a result, prices may decline, our utilization ratio may decrease and our results of operations may be adversely affected.

Global supply of PV products may exceed demand, which could cause our wafer, polysilicon and module prices to decline.

Our wafer, polysilicon and module prices are based on a variety of factors, including global market wafer, polysilicon and module prices, supply and demand conditions, and the terms of our customer contracts, including sales volumes. Over the years, many PV companies have significantly increased their capacity to meet customer demand. The current global economic slowdown, crisis in the global financial markets and the significant decrease in global petroleum prices have further reduced or delayed the general demand for PV products. According to Solarbuzz, wafer and module prices in general remained steady during the first three quarters of 2008, but declined significantly starting in 2008 through 2009.

Our customers may not prepay for their orders under agreed contractual terms, resulting in longer accounts receivable turnover cycles.

We have required certain customers to prepay a portion of the purchase price of their orders. Such prepayment arrangements with our customers have historically allowed us to prepay our suppliers with less reliance on borrowings to cover our cash needs for working capital. The current global economic slowdown and financial market crisis have made this practice less likely to be sustainable. We have agreed to reduce the contractual prepayments with some of our customers, and some others have started to insist on payment upon delivery of goods. Advance payments from customers decreased from $744.0 million as of December 31, 2008 to $422.6 million as of September 30, 2009. Our accounts receivable also increased significantly from $94.7 million as of December 31, 2008 to $247.2 million as of September 30, 2009. We expect the trend of customers seeking to reduce or eliminate prepayments to continue in the future. Our recent engagement in the solar module and other down-stream businesses has not only increased our working capital needs but will also further extend our overall accounts receivable turnover time. Our module customers typically require longer payment terms as compared to our wafer customers. Our down-stream business tends to increase our inventory turnover days as compared to our wafering business. Should the trend to reduce or eliminate wafer prepayments continue, coupled with our expanding solar module and other down-stream businesses, our working capital needs may significantly increase, and our business operations may be materially adversely affected if we fail to raise more cash, or do it on a timely basis, due to our longer accounts receivable turnover cycles.

We may not be able to significantly increase our wafer manufacturing capacity or output in order to increase our sales and gain additional market share.

We have significantly increased our wafer manufacturing capacity and output over the years in order to meet the growing demand of our customers. As of September 30, 2009, we had an annualized wafer production capacity of approximately 1.7 GW. All of our wafer production facilities have been operating at close to full capacity. Our present strategy includes a measured expansion of our wafer production capacity. To accommodate such expansion plan, we have acquired additional land adjacent to our current production site at Xinyu Hi-Tech Industrial Park and are constructing additional manufacturing facilities on the acquired land. Our expansion plan requires a substantial increase in our wafer production and ancillary equipment. We have entered into contracts to purchase additional equipment that is expected to be sufficient for our planned multicrystalline wafer production capacity expansion in 2010. If any of our equipment producers fails to deliver, or delays its delivery of, our equipment for any reason, the implementation of our expansion plan may be adversely affected. In addition, there is a limited supply of the principal wafer manufacturing equipment we use and we may not be able to replace our providers for the required equipment at reasonable costs and on a timely basis to implement our expansion plan.

In addition, as we disclosed in the risk factors entitled “— We may develop excess production capacity and, as a result, our profitability may be adversely affected” and “— Global supply of PV products may exceed demand, which could cause our wafer, polysilicon and module prices to decline” above, we cannot assure you that we can successfully implement our expansion plan or manage such an expanded capacity. If we fail, or encounter significant delays in our efforts, to establish or successfully utilize additional manufacturing capacity or to increase our manufacturing output, we will be unable to increase our sales and capture additional market share, and our results of operations will be adversely affected.

We do not yet have NDRC or its local counterparts’ approval for the full capacity of our polysilicon production plant and failure to obtain such approval could adversely affect our growth and profitability.

We have obtained approval from NDRC in China to produce with respect to a portion of our planned aggregate annual production capacity at our polysilicon production plant and our wafer manufacturing facilities. We intend to apply for approval from NDRC for an additional annual production capacity in line with our expansion plan. Such approval is required before we can increase our investment to construct the additional production capacity and commence construction of such facilities. If we are not able to obtain such approval, we will not be able to achieve our planned annualized polysilicon production capacity of 18,000 MT, which could delay our expansion and could adversely affect our growth and profitability.

U.S. investors in our ordinary shares or ADSs could suffer adverse tax consequences if we are characterized as a passive foreign investment company.

If you are a U.S. investor and we are a passive foreign investment company, or PFIC, for any taxable year during which you own our ordinary shares or ADSs, you could be subject to adverse U.S. tax consequences. As of the time of this offering, we do not expect to be a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future. However, because this determination is made on an annual basis and the composition of our gross income and assets may vary significantly from year-to-year, no assurance can be provided regarding our PFIC status. See “Certain United States Federal Income Taxation Considerations — Passive Foreign Investment Company Rules” for a more detailed discussion.

We operate in a competitive market against players who may enjoy greater resources and we may not be able to compete successfully.

The solar wafer manufacturing market and solar module sale market is highly competitive. Many of our current and potential competitors have a longer operating history, better name recognition, greater resources, larger customer base, better access to polysilicon feedstock and greater economies of scale than we do. In addition, most of our competitors are integrated players in the solar industry that also engage in the production of virgin polysilicon, and manufacturing of PV cells and/or modules. Their business models may give them competitive advantages as these integrated players place less reliance on the upstream suppliers and/or downstream customers in the value chain. A number of our customers and suppliers are also our competitors. We have recently expanded into the down-stream PV cell and module business and face a series of related risks as we have disclosed in the risk factors entitled “— We have recently entered into the down-stream solar module business for markets outside China, and we may not be successful in this new endeavor, which could adversely affect our business expansion strategies and harm our reputation” and “— We have recently started to engage in the solar power project and PV-related EPC business and we may not be successful in this new endeavor, which could adversely affect our business expansion strategies and harm our reputation.” Furthermore, due to the global economic slowdown and global financial crisis, the competition within our industry has intensified. The key barriers to entry into our industry at present consist of availability of financing and development of our technological know-how. If these barriers disappear or become more easily surmountable, new competitors may successfully and more easily enter our industry, resulting in loss of our market share and increased price competition.

We compete with alternative solar technologies and we may not be able to compete successfully.

We are currently focused on crystalline silicon solar technologies and we compete with alternative solar technologies. Some companies have spent significant resources in the R&D of proprietary solar technologies that may eventually produce PV products at costs similar to, or lower than, those of multicrystalline wafers without compromising product quality. For example, they are developing or currently producing PV products based on thin-film PV materials, which require significantly less polysilicon to produce than multicrystalline solar products. These alternative PV products may cost less than those based on multicrystalline technologies while achieving the same level of conversion efficiency. Our founder, chairman, chief executive officer and controlling shareholder, Mr. Xiaofeng Peng, in his personal capacity, and his family members are engaged in certain alternative energy projects, including a project involving thin-film technology. In addition, Mr. Peng and his family may invest or otherwise participate in their personal capacity in other alternative energy projects, such as projects involving solar thermal, wind energy and biofuels. After considering the available business opportunities, we have decided not to enter into the thin film module production.

The solar power market in general also competes with other sources of renewable energy and conventional power generation. If prices for conventional and other renewable energy sources decline, or if these sources enjoy greater policy support than solar power, the solar power market could suffer and our business and results of operations may be adversely affected.

We rely on a limited number of suppliers for our production equipment and consumables, and failure or delay by any of them in delivering equipment or consumables to us could adversely impact our production.

We rely on a limited number of equipment suppliers for all of our principal manufacturing equipment and spare parts, including our DSS furnaces, squarers that we use to cut multicrystalline ingots into smaller blocks, wafering wire saws that we use to slice these blocks into wafers and polysilicon reactors and converters that produce polysilicon with solar-grade purity. In addition, we rely on a limited number of suppliers for the consumables, such as crucibles and slurry, that we use in our wafer production. These suppliers have supplied most of our current equipment and spare parts, and we will also rely on them to provide a substantial portion of the principal manufacturing equipment and spare parts contemplated in our expansion program including polysilicon production. If we fail to develop or maintain our relationships with these and other equipment or consumables suppliers, or should any of our major equipment or consumables suppliers encounter difficulties in the manufacturing or shipment of its equipment or consumables to us, including due to natural disasters or otherwise fail to supply equipment or consumables according to our requirements, it will be difficult for us to find alternative providers for such equipment or consumables on a timely basis and on commercially reasonable terms. For example, in the first quarter of 2008, we experienced delays in the shipments of certain wafer production equipment, and such delays adversely affected the implementation of our expansion plan and our production schedule.

We have entered into agreements to purchase some of our key equipment and consumables from domestic suppliers. In the event that our equipment and crucibles lead to defective or substandard wafers, our business, financial condition and results of operations could be adversely affected.

If we are unable to fulfill our commitments to customers or customer orders on a timely basis, we may lose customers, our reputation may be damaged, and we may incur economic losses for breach of contracts.

We have experienced delays in fulfilling purchase orders from some of our customers due to shortages in supplies of polysilicon feedstock, constraints in our production capacity, and in disruption to our production as a result of various factors. For example, during the first quarter of 2007, our production was interrupted because we temporarily shut down our DSS furnaces to install safety kits provided by GT Solar, producer of such DSS furnaces. In early 2008, we also experienced delays in the delivery of our products due to logistics disruptions as a result of the snow storms in China. In addition, our ability to meet existing contractual commitments to our customers depends on the successful and timely implementation of our expansion plan. If we are unable to fulfill our commitments to customers or customer orders on a timely basis, we may lose our customers and our reputation may be damaged. Moreover, our contracts with our customers sometimes provide for specified monetary damages or penalties for non-delivery or failure to meet delivery schedules or product specifications. If any of our customers invokes these clauses against us, we may need to defend against the relevant claims, which could be time-consuming and expensive. We may be found liable under these clauses and be required to pay damages.

We are subject to a consolidated securities class action lawsuit resulting from allegations of incorrect inventory reporting by our former financial controller, and we are unable to quantify their future potential impact of this lawsuit, if any, on us. These lawsuits or any similar or other allegations, lawsuits or proceedings in the future could adversely affect our results of operations, financial condition, reputation and market price of our ADSs and may cause loss of business.

In October 2007, our former finance controller, Charley Situ, alleged that we incorrectly reported our inventories of silicon feedstock. As a result of Mr. Situ’s allegations, several securities class action lawsuits were filed against us and several of our current officers and directors during October 2007 in the U.S. District Courts in the Northern District of California and the Southern District of New York. Those actions have been consolidated into a single action, pending in the Northern District of California, entitled In re LDK Solar Sec. Litig., Case No. C07-05182 WHA. The complaint seeks substantial monetary damages on behalf of a class of persons who purchased our securities from June 1, 2007 to October 7, 2007 and allege that we overstated our inventory, among other things. We believe the allegations in the securities lawsuits are without merit and filed motions to dismiss the complaints in April 2008. On May 29, 2008, the United States District Court Northern District of California denied our motions to dismiss. We filed a motion for reconsideration on June 13, 2008 but the motion was denied again by the court on July 14, 2008. We filed an additional motion to dismiss counts against certain of the individual defendants on July 21, 2008. On August 21, 2008, the plaintiffs conceded to the dismissal of all claims against Jiangxi LDK Solar Hi-Tech Co., Ltd., or Jiangxi LDK Solar, and certain claims against two individual directors. On January 28, 2009, the court issued an order certifying the plaintiff class of all persons who purchased our ADSs, call options for our ADSs or sold put options for our ADSs during the class period of June 1, 2007 through October 7, 2007. We plan to continue to vigorously defend this lawsuit. This trial is in the discovery phase. A trial date is scheduled for March 22, 2010. It is not possible for us to reasonably estimate the amount of loss, if any, we would incur in the event of an unfavorable outcome from the resolution of these lawsuits. If this lawsuit against us is successful, it may result in substantial liabilities, which may have an adverse effect on our financial condition and operating results.

In response to Mr. Situ’s allegations, in October 2007, we formed an internal committee to investigate the allegations and conduct an immediate physical inventory count of our polysilicon materials. We found no material discrepancies as compared to our financial records. We believe that Mr. Situ’s allegations have no merit. Additionally, the independent directors of our audit committee conducted an independent investigation into the allegations made by Mr. Situ. The independent investigation was primarily conducted by our audit committee’s independent counsel, a major U.S. law firm, and forensic accountants from a “big four” independent accounting firm that was separate from our external auditors, as well as independent experts in the evaluation of silicon feedstock and the manufacturing of multicrystalline solar wafers. The independent investigation found no material errors in our stated silicon inventory quantities as of August 31, 2007, and concluded that Mr. Situ’s allegations of an inventory discrepancy were incorrect because he had not taken into account all locations where we stored our silicon feedstock. The independent investigation further concluded that we were using each of our various types of silicon feedstock in the manufacturing of our multicrystalline solar wafers, and that a provision for obsolete or excess silicon feedstock was not required.

The United States Securities and Exchange Commission, or the SEC, also initiated an investigation into the Situ allegations. The results of our audit committee’s independent investigation were also presented to the SEC. On March 24, 2008, the SEC staff informed us that it did not intend to recommend any enforcement action by the SEC.

In addition, several of our officers and directors are defendants in another lawsuit, pending in California Superior Court, Santa Clara County, entitled Sean Coonerty v. Xiaofeng Peng, et al., Case No. 108CV103758. This derivative lawsuit alleges claims of breach of fiduciary duty and unjust enrichment based on the same allegations contained in the securities lawsuit, repeating Mr. Situ’s allegations that the feedstock inventory was overstated, and seeks damages in an unspecified amount on behalf of our company. This lawsuit is at its early stage, and our officers and directors have not responded to the complaint.

We and/or our directors and officers may be involved in similar or other allegations, litigations or legal or administrative proceedings in the future. Regardless of the merits of the lawsuits, litigation and other preparation undertaken to defend the litigation can be costly, and we may incur substantial costs and expenses in doing so. It may also divert the attention of our management. Any such future allegations, lawsuits or proceedings could have a material adverse effect on our business operations and adversely affect the market price of our ADSs.

Our business depends on the continued services of our executive officers and key personnel and our business may be severely disrupted if we lose their services.

Our success depends on the continued services of our executive officers and key personnel, in particular Mr. Xiaofeng Peng, our founder, chairman and chief executive officer. We do not maintain key-man life insurance on any of our executive officers and key personnel. If one or more of our executive officers and key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. As a result, our business may be severely disrupted and we may have to incur additional expenses in order to recruit and retain new personnel. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers. Each of our executive officers and key personnel has entered into an employment agreement with us that contains confidentiality and non-competition provisions. However, if any dispute arises between our executive officers or key personnel and us, we cannot assure you, in light of uncertainties associated with the PRC legal system, that these agreements could be enforced in China where most of our executive officers and key personnel reside and hold most of their assets. In addition, Mr. Peng, our founder, chairman, chief executive officer and controlling shareholder, in his personal capacity, and his family members are engaged in certain alternative energy projects, including a project involving thin-film technology. Mr. Peng and his family may invest or otherwise participate in their personal capacity in other alternative energy projects, such as projects involving solar thermal, wind energy and biofuels. To the extent that Mr. Peng devotes significant time to any such projects, it may reduce his time and services devoted to our company as chairman and chief executive officer, which could materially adversely affect our business.

Our founder, chairman, and chief executive officer, Mr. Xiaofeng Peng, has substantial control over our company and his interests may not be aligned with the interests of our shareholders.

Mr. Peng, our founder, chairman and chief executive officer, currently beneficially owns, through LDK New Energy his wholly owned British Virgin Islands company, 72,585,796 of our shares, representing approximately 64.1% of our outstanding share capital. As such, Mr. Peng will have substantial control over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors, dividend policy and other significant corporate actions. Mr. Peng may take actions that are not in the best interest of our company or our shareholders and other securities holders. For example, this concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. On the other hand, if Mr. Peng is in favor of any of these actions, these actions may be taken even if they are opposed by our other shareholders, including you and those who invest in our ADSs.

Mr. Peng, in his personal capacity, and his family members are engaged in certain alternative energy projects, including a project involving thin-film solar technology. LDK New Energy is the beneficial owner of all of the equity interest of the thin-film solar company. In addition, Mr. Peng and his family may invest or otherwise participate in their personal capacity in other alternative energy projects, such as projects involving solar thermal, wind energy and biofuels which might not be aligned with the interests of our shareholders.

Our controlling shareholder Mr. Peng has directly or indirectly pledged a significant portion of his equity interests in our company to secure certain loan facilities. A default under these loan facilities could result in the sale of our ordinary shares or ADSs in open market, which may cause a drop in the price of our ADSs and potentially result in a change of control of our company.

Our controlling shareholder Mr. Peng, through his wholly-owned entity, LDK New Energy, has pledged a significant portion of his equity interest (in the form of ordinary shares or ADSs) in our company to secure certain loan facilities to finance his investment in the thin-film solar project and other projects. Such loan facilities also require LDK New Energy to pledge additional shares or ADSs or other collateral if the market value of the pledged shares or ADSs fall below a certain threshold. For example, the decline of the price of our ADSs on the New York Stock Exchange during the past two months has triggered margin calls. As of the date of this prospectus supplement, LDK New Energy has pledged approximately 56.5 million of our ordinary shares (including ordinary shares represented by ADSs), representing approximately 48.9% of our outstanding ordinary shares, to secure such loan facilities. Under some loan agreements, Mr. Peng has also provided unlimited personal guarantees to secure the loans. LDK New Energy and Mr. Peng may from time to time obtain additional loans that are secured by a pledge of additional equity interest (in the form of ordinary shares or ADSs) in our company to finance the thin-film solar project or for other purposes. The continuation and/or deterioration of the current global economic slowdown and financial market crisis could trigger additional margin calls for these loan facilities. Failure or delay by LDK New Energy to promptly meet such margin calls or other default under these financing arrangements could result in the sale or other disposition of some or all of the pledged shares. In addition, if we default under the loan agreements for which Mr. Peng has provided personal guarantee, Mr. Peng’s personal property, including his shares in us, may be seized and sold by the relevant lenders. This may result in a drop in the price of our ordinary shares and ADSs and potentially result in a change of control of our company.

As we operate in a highly volatile industry, which is at an early stage of development and is subject to many factors which are beyond our control, our revenues may be volatile.

The solar power market is at an early stage of development and the extent of acceptance of solar power technology and products is uncertain. Market data on the solar power industry is not as readily available as that on other more established industries where trends can be assessed more reliably from data gathered over a longer period of time. As a result, the average selling price and the market demand for our products are highly volatile and subject to many factors which are beyond our control, including:

•	wide commercial adoption and application of solar power technology;

•	cost-effectiveness, performance and reliability of solar power technology and products compared to conventional and other renewable energy sources and products;

•	availability of government subsidies and economic incentives to support the development of the solar power industry;

•	success of, or increased government support for, other alternative energy generation technologies, such as fuel cells, wind power, hydroelectric power and biomass energy;

•	success of solar technologies other than crystalline silicon;

•	fluctuations in economic and market conditions that affect the viability of renewable energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	deregulation of the electric power industry and the broader energy industry; and

•	levels of capital expenditures by end-users of solar energy products, which tend to decrease when economic growth slows.

If the average selling price or demand for solar power products decrease dramatically, we may not be able to grow our business or generate sufficient revenues to sustain our profitability. For example, partially due to the current global economic slowdown and turmoil in the global financial markets, while we made a profit of

$29.4 million for the quarter ended September 30, 2009, we incurred losses of $219.0 million, $22.5 million and $216.9 million, respectively, for the three quarters ended December 31, 2008, March 31, 2009 and June 30, 2009.

Technological changes in the solar power industry could render our products uncompetitive or obsolete, which could reduce our market share and cause our net sales and profits to decline.

The solar power industry is characterized by evolving technologies and standards. These technological evolutions and developments place increasing demands on the improvement of our products, such as higher PV efficiency and larger and thinner wafers. Other companies may devise production technologies that enable them to produce crystalline wafers that could yield higher PV conversion efficiencies at a lower cost than our products. Some of our competitors are developing alternative and competing solar technologies that may require significantly less silicon than crystalline solar cells and modules, or no silicon at all. Technologies developed or adopted by others may prove more advantageous than ours for commercialization of solar products and may render our products obsolete. For example, thin-film solar technology is being developed as an alternative method of producing solar power products as compared to our crystalline wafer-based solar technology and products. In addition, further developments in competing polysilicon production technologies may result in lower manufacturing costs or higher product performance than those achieved from Siemens processes, including the one we employ. As a result, we may need to invest significant resources in research and development to maintain our market position, keep pace with technological advances in the solar power industry and effectively compete in the future. Our failure to further refine and enhance our products or to keep pace with evolving technologies and industry standards could cause our products to become uncompetitive or obsolete, which could in turn reduce our market share and cause our net sales and profits to decline.

Unexpected equipment failures or accidents, including the release of hazardous materials, may lead to production curtailments or shutdowns, personal injuries or damage to properties.

Our wafer manufacturing and polysilicon production processes use hazardous equipment, such as reactors, DSS furnaces, squarers and wire saws. Such equipment requires skills and experience for safe operation. We could experience events such as equipment failures, explosions or fires due to employee errors, equipment malfunctions, accidents, interruptions in electricity or water cooling supplies, natural disasters or other causes. In addition, such events could cause damage to properties, personal injuries or even deaths. As a result, we may in the future experience production curtailments or shutdowns or periods of reduced production, which would negatively affect our results of operations. In addition, our polysilicon operations will involve the use, handling, generation, processing, storage, transportation and disposal of hazardous materials, which may result in fires, explosions, spills, leakage and other unexpected or dangerous accidents causing personal injuries or death, property damage, environmental damage and business interruption. Any such event could result in civil lawsuits or regulatory enforcement proceedings, which in turn could lead to significant liabilities.

Our strategy includes possible alliances, joint ventures, acquisitions and dispositions of assets, and restructuring of our business operations; our failure to successfully implement this strategy could have a material adverse effect on our business.

As part of our strategy, we intend to enter into strategic acquisitions and investments and establish strategic alliances with third parties in the solar industry if suitable opportunities arise. For example, in January 2008, we acquired 33.5% of Jiangxi Sinoma, a Xinyu-based crucibles manufacturer, from Xinyu Chengdong Investment and Construction Co., Ltd. for the consideration of approximately Rmb 16.8 million. In April 2009, we formed a joint venture with Q-Cells to focus on solar power generation systems and the market development of such systems. We may engage in similar or other acquisitions and investments that will complement our expansion strategies, such as expanding our module production through acquisitions of module manufacturing facilities. We may also make strategic dispositions of our assets or restructure our business operations. completed the sale of a 15% equity interest in Jiangxi LDK Silicon, which owns our polysilicon plant with 15,000-MT annualized production capacity in Xinyu city, China, to Jiangxi Trust, for Rmb 1.5 billion on November 20, 2009. Urban Construction Investment Group Co., Ltd., a PRC company wholly owned by the Xinyu city government, has agreed to purchase from us a 10% equity interest in Jiangxi LDK Silicon for a minimum consideration of Rmb 1.2 billion upon our giving them one month’s notice within 18 months after signing the agreement. We may raise additional financing through the disposal of our stakes in the polysilicon plant or any other business. Strategic acquisitions, investments and alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information and a reduction or loss of control of operations that are material to our business. Moreover, strategic acquisitions, investments and alliances may be expensive to implement and subject us to the risk of non-performance by a counterparty, which may in turn lead to monetary losses that may materially adversely affect our business. An acquisition of a business could also expose us to the risk of assumption of unknown liabilities and other unforeseen risks.

Product defects could result in increased costs, damage to our reputation and loss of revenues and market share.

Our products may contain defects that are not detected until they have been shipped or installed. For example, in July 2006, we had sales returns of over 7,000 pieces of improperly cleaned wafers due to the malfunction of our automated cleaning system and the limited operating experience of our employees. In 2007, 2008 and the nine months ended September 30, 2009, we recorded an inventory write-down of $4.2 million, $9.7 million and nil, respectively, due to defects identified in certain of our wafers. In the ordinary course of our business, we also encounter periodic sales returns due to non-conformity with customers’ specifications or product defects. In each case, we are required to replace our products promptly. Product defects and the possibility of product defects could cause significant damage to our market reputation and reduce our product sales and market share. If we cannot successfully maintain the consistency and quality throughout our production process, this will result in substandard quality or performance of our wafers, including their reduced PV efficiency and higher wafer breakage. If we deliver solar wafers with defects, or if there is a perception that our products are of substandard quality, we may incur substantially increased costs associated with replacements of wafers, our credibility and market reputation will be harmed and sales of our wafers may be adversely affected.

We are subject to the management report and auditor attestation report requirements of Section 404 of the Sarbanes-Oxley Act; if we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ADSs may be adversely affected.

We, as a public company, are subject to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act and the related SEC rules require, beginning with our fiscal year ended December 31, 2008, that we evaluate the effectiveness, as of the end of each fiscal year, of our internal control over financial reporting and include in our annual reports on Form 20-F for each fiscal year (i) a report of our management on our internal control over financial reporting that contains, among other things, management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the most recent fiscal year, including a statement whether or not internal control over financial reporting is effective and (ii) the opinion of our registered public accounting firm, either unqualified or adverse, as to whether we maintained, in all material respects, effective internal control over financial reporting as of the end of such fiscal year. Our management and auditors are not permitted to conclude that our internal control over financial reporting is effective if there are one or more “material weaknesses” in our internal control over financial reporting, as defined in rules of the SEC and the U.S. Public Company Accounting Oversight Board, or the PCAOB. Our management or our auditors may conclude that our efforts to remediate the problems identified were not successful or that otherwise our internal control over financial reporting is not effective. This could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our reporting processes, which could adversely impact the market price of our ADSs. We have incurred significant costs and use significant management and other resources in order to comply with Section 404 of the Sarbanes-Oxley Act.

In the past, we had certain deficiencies in our internal controls. For example, in the course of auditing our consolidated financial statements for the year ended December 31, 2006, our independent registered public accounting firm noted and communicated to us a significant deficiency and other weaknesses in our internal control over financial reporting. The significant deficiency identified by our independent registered public accounting firm was that our chief financial officer joined us in August 2006 and that we did not previously have any personnel who were familiar with United States generally accepted accounting principles, or U.S. GAAP. We did not have sufficient personnel with adequate expertise to ensure that we can produce financial statements in accordance with U.S. GAAP on a timely basis. Following the identification of this significant deficiency and other weaknesses, we have adopted steps to address them and to improve our internal control over financial reporting generally. If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ADSs may be adversely affected.

If we are unable to attract, train and retain technicians and a skilled labor force, our business may be materially adversely affected.

Our continued success depends, to a significant extent, on our ability to attract, train and retain technicians and a skilled labor force for our business. Recruiting and retaining capable technicians, particularly those with expertise in the solar power industry, are vital to our success. Our principal operations are located at Xinyu city of Jiangxi province, a relatively less developed region compared to coastal cities in China. Our location adds difficulties to our recruiting efforts. In addition, there exists substantial competition for qualified technicians in the solar power industry, and there can be no assurance that we will be able to attract or retain technicians. Neither can we assure you that we will be able to recruit, train and retain skilled workers. As we have disclosed in the risk factor entitled “— We have recently expanded our international business operations, and our failure and/or inexperience in such new endeavors could adversely affect our business expansion strategies and harm our reputation,” we now face additional difficulties in staffing our overseas operations. If we fail to attract and retain qualified employees, our business and prospects may be materially adversely affected.

Fluctuations in exchange rates could adversely affect our business.

A significant portion of our sales is denominated in Renminbi. Our costs and capital expenditures are largely denominated in U.S. dollars and euros. Therefore, fluctuations in currency exchange rates could have a material adverse effect on our financial condition and results of operations. Fluctuations in exchange rates, particularly among the U.S. dollar, Renminbi and euro, affect our gross and net profit margins and could result in foreign exchange and operating losses.

Our financial statements are expressed in U.S. dollars but the functional currency of our principal operating subsidiaries, Jiangxi LDK Solar, Jiangxi LDK Silicon and Jiangxi LDK Solar Polysilicon Co., Ltd., or Jiangxi LDK Polysilicon, is Renminbi. The value of your investment in our ADSs and other securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi. In addition, to the extent we hold assets denominated in U.S. dollars, including the net proceeds to us from our various offerings of securities, any appreciation of Renminbi against the U.S. dollar could result in a change to our income statement and a reduction in the value of our U.S. dollar denominated assets. On the other hand, if we decide to convert our Renminbi amounts into U.S. dollars for the purpose of making payments for dividends on our shares or ADSs or for other business purposes, including payments to service our convertible senior notes and other foreign debt, a decline in the value of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of the Renminbi upon such conversion. In addition, a depreciation of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our company and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the price of our ADSs.

We incurred a net foreign currency exchange loss of $1.3 million and $1.7 million during the years ended December 31, 2006 and 2007, respectively, and we recorded a net foreign currency exchange gain of $14.5 million and $1.2 million for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur additional net foreign currency losses in the future. During 2007 and 2008, we entered into certain foreign exchange forward contracts to reduce the effect of our foreign exchange exposure. However, we cannot assure you that such hedging activities will be effective in managing our foreign exchange risk exposure.

Compliance with environmental and safety regulations is expensive, and noncompliance may result in adverse publicity and potentially significant monetary damages and fines or suspension of our business operations.

We are required to comply with all national and local regulations regarding protection of the environment. Compliance with environmental regulations is expensive. In addition, if more stringent regulations are adopted by the PRC government in the future, the costs of compliance with PRC environmental protection regulations could increase. Upon the completion of our polysilicon production facilities, we will use, generate, store and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our R&D and production processes, and we are subject to regulations and periodic monitoring by local environmental protection authorities and are required to comply with all PRC national and local environmental protection laws and regulations.

Our polysilicon plant will use hazardous chemicals in the production process. Under PRC environmental regulations, we are required to obtain a safety appraisal approval before the construction of our polysilicon production facilities, and we are further required to undergo safety examination and obtain approval with relevant governmental authorities after we have completed the installation of our manufacturing equipment and before the polysilicon production plant commences commercial production. We must also register the hazardous chemicals to be used in the production process with the relevant authorities and to obtain safety permits, which include a permit for the storage and use of hazardous chemicals and a permit for the use of atmospheric pressure containers. We have not yet obtained all of the necessary approvals and permits for our polysilicon production plant and multicrystalline wafer manufacturing facilities currently under construction, and we cannot assure you that we will be able to obtain these approvals and permits upon completion of the construction or commencement of commercial production on a timely basis or at all. The relevant governmental authorities have the right to impose fines or deadlines to cure any non-compliance, or to order us to cease construction or production if we fail to comply with these requirements. If we fail to comply with present or future environmental regulations, we may be subject to substantial fines or damages or suspension of our business operations, and our reputation may be harmed.

We have limited insurance coverage and may incur losses resulting from product liability claims or business interruptions.

We are exposed to risks associated with product liability claims in the event that the use of our solar wafers and ingots results in injury. Since our solar wafers and ingots are made into electricity producing devices, it is possible that users could be injured or killed by devices that use our solar wafers and ingots, whether by product malfunctions, defects, improper installations or other causes. Due to our limited historical experience, we are unable to predict whether product liability claims will be brought against us in the future or to predict the effect of any resulting adverse publicity on our business. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. Moreover, we do not carry any product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against us. We do not carry any business interruption insurance. As the insurance industry in China is still in its early stage of development, even if we decide to take out business interruption coverage, such insurance available in China offers limited coverage compared to that offered in many other countries. Any business disruption or natural disaster could result in substantial losses and diversion of our resources.

Failure to protect our intellectual property rights, know-how and technology may undermine our competitive position.

We have developed various production process related know-how and technologies in the production of solar wafers, ingots, polysilicon and recycling of the STC produced as a by-product of polysilicon production. We anticipate that we will also develop various production process related know-how and technologies in the production of polysilicon over time. Such know-how and technologies play a critical role in our quality assurance and cost reduction. In addition, we have implemented a number of R&D programs with a view to developing techniques and processes that will improve production efficiency and product quality. Our intellectual property and proprietary rights arising out of these R&D programs will be crucial in maintaining our competitive edge in the solar wafer and polysilicon industries. We currently do not have any patent or patent application pending in China or elsewhere. We currently use contractual arrangements with employees and trade secret protections to protect our intellectual property and proprietary rights. Nevertheless, contractual arrangements afford only limited protection and the actions we may take to protect our intellectual property and proprietary rights may not be adequate. In addition, others may obtain knowledge of our know-how and technologies through independent development. Our failure to protect our production process related know-how and technologies and/or our intellectual property and proprietary rights may undermine our competitive position. Third parties may infringe or misappropriate our proprietary technologies or other intellectual property and proprietary rights. Policing unauthorized use of proprietary technology can be difficult and expensive. Also, litigation, which can be costly and divert management attention and other resources away from our business, may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of our proprietary rights. We cannot assure you that the outcome of such potential litigation will be in our favor. An adverse determination in any such litigation will impair our intellectual property and proprietary rights and may harm our business, prospects and reputation.

We may be exposed to infringement, misappropriation or other claims by third parties and an adverse determination could result in us paying significant damages.

Our success depends on our ability to use and develop our technology and know-how, to produce our polysilicon, solar wafers and ingots and to sell our solar wafers and ingots without infringing the intellectual property or other rights of third parties. We do not have, and have not applied for, any patents for our proprietary technologies in China or elsewhere. We may be subject to litigation involving claims of patent infringement or violation of intellectual property rights of third parties. For example, in June 2008, an objection was filed against Jiangxi LDK Solar regarding its trademark “LDK”. The review proceeding is still pending. The validity and scope of claims relating to solar power technology patents involve complex scientific, legal and factual questions and analyses and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings, trademark disputes and related legal and administrative proceedings can be both costly and time consuming and may significantly divert our resources and the attention of our technical and management personnel. An adverse ruling in any such litigation or proceedings could subject us to significant liability to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products, or subject us to injunctions prohibiting the production and sale of our products or the use of our technologies. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such dispute.

We have granted, and may continue to grant, stock options under our stock incentive plan and our net income could be adversely impacted.

We adopted a stock incentive plan in 2006. As of the date of this prospectus supplement, we have outstanding stock options under our stock incentive plan with respect to 6,403,234 shares, all of which were granted to our directors, employees, consultants and service providers. During 2008, as a result of the significant decreases of our share prices amid the global economic slowdown and financial market crisis, we and some of our optionees agreed to cancel some of the previously granted, but not yet vested, stock options and to replace them with newly granted options with similar terms at lower exercise prices. In December 2004, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Codification (“ASC”) Topic 718, “Share-Based Payment.” This statement, which became effective in the first quarter of 2006, prescribes how we account for share-based compensation and may have an adverse impact on our results of operations or the price of our ADSs. SFAS No. 123R requires us to recognize share-based compensation, as compensation expense in the statement of operations based on the fair value of equity awards on the date of the grant, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. The additional expenses associated with share-based compensation may reduce the attractiveness of issuing stock options under our stock incentive plan. However, if we do not grant stock options or reduce the number of stock options that we grant, we may not be able to attract and retain key personnel. If we grant more stock options to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income.

Most of our production, storage, administrative and R&D facilities are located in close proximity to one another in Xinyu city of Jiangxi province. Any damage or disruption at these facilities would have a material adverse effect on our business, financial condition and results of operations.

Our production, storage, administrative and R&D facilities are located in close proximity to one another in Xinyu city of Jiangxi province in China. A natural disaster, such as fire, floods, typhoons or earthquakes, snow storms, or other unanticipated catastrophic events, including power interruption, telecommunications failures, equipment failures, explosions, fires, break-ins, terrorist acts or war, could significantly disrupt our ability to manufacture our products and operate our business. If any of our production facilities or material equipment were to experience any significant damage or downtime, we would be unable to meet our production targets and our business would suffer. Any damage or disruption at these facilities would have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Business Operations in China

Changes in PRC political and economic policies and conditions could adversely affect our business and prospects.

China has been, and will continue to be, our primary production base and currently almost all of our assets are located in China. While the PRC government has been pursuing economic reforms to transform its economy from a planned economy to a market-oriented economy since 1978, a substantial part of the PRC economy is still being operated under various controls of the PRC government. By imposing industrial policies and other economic measures, such as control of foreign exchange, taxation and foreign investment, the PRC government exerts considerable direct and indirect influence on the development of the PRC economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental and are expected to be refined and improved over time. Other political, economic and social factors may also lead to further adjustments of the PRC reform measures. This refining and adjustment process may not necessarily have a positive effect on our operations and our future business development. Our business, prospects and results of operations may be materially adversely affected by changes in the PRC economic and social conditions and by changes in the policies of the PRC government, such as measures to control inflation, changes in the rates or method of taxation and the imposition of additional restrictions on currency conversion.

Changes in foreign exchange and foreign investment regulations in China may affect our ability to invest in China and the ability of our PRC subsidiaries to pay dividends and service debts in foreign currencies.

Renminbi is not a freely convertible currency at present. The PRC government regulates conversion between Renminbi and foreign currencies. Changes in PRC laws and regulations on foreign exchange may result in uncertainties in our financing and operating plans in China. Over the years, China has significantly reduced the government’s control over routine foreign exchange transactions under current accounts, including trade and service related foreign exchange transactions, payment of dividends and service of foreign debts. In accordance with the existing foreign exchange regulations in China, our PRC subsidiaries may, within the scope of current account transactions, pay dividends and service debts in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, there can be no assurance that the current PRC foreign exchange policies with respect to debt service and payment of dividends in foreign currencies will continue in the future. Changes in PRC foreign exchange policies may have a negative impact on our ability to service our foreign currency-denominated indebtedness and to distribute dividends to our shareholders in foreign currencies since we, as a Cayman Islands holding company, rely on our operating subsidiaries in China to convert their Renminbi cash flow to service such foreign debt and to make such dividend payments.

Foreign exchange transactions by our PRC subsidiaries under the capital account continue to be subject to significant foreign exchange controls. In particular, foreign exchange transactions involving foreign direct investment, foreign debts and outbound investment in securities and derivatives are subject to limitations and require approvals from the relevant SAFE authorities. We have the choice, as permitted by the PRC foreign investment regulations, to invest our net proceeds from our various offerings in the form of registered capital or a shareholder loan into our PRC subsidiaries to finance our operations in China. Our choice of investment is affected by the different treatments under the relevant PRC regulations with respect to capital-account and current-account foreign exchange transactions in China. For example, our transfer of funds to our subsidiaries in China is subject to approval of PRC governmental authorities in case of an increase in registered capital, or subject to registration with PRC governmental authorities in case of a shareholder loan. These and other limitations on the flow of funds between us and our PRC subsidiaries could restrict our ability to act in response to changing market conditions and limit our flexibility in the management of our cash flow and financings.

The uncertain legal environment in China could have a negative impact on our business and prospects and also limit the legal protections available to you.

Our principal operating subsidiaries, Jiangxi LDK Solar, Jiangxi LDK Silicon and Jiangxi LDK Polysilicon, are foreign-invested enterprises in China and are subject to laws and regulations applicable to foreign investments in China in general and laws and regulations applicable to wholly foreign-owned enterprises and sino-foreign joint venture enterprises in particular. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, the civil law system is a system in which decided legal cases have little precedential value. When the PRC government started its economic reform in 1978, it began to formulate and promulgate a comprehensive system of laws and regulations to provide general guidance on economic and business practices in China and to regulate foreign investments. China has made significant progress in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, the promulgation of new laws, changes in existing laws and abrogation of local regulations by national laws may have a negative impact on our business and prospects. In addition, as these laws, regulations and legal requirements are relatively recent and because of the limited volume of published cases and their non-binding nature, the interpretation and enforcement of these laws, regulations and legal requirements involve significant uncertainties. These uncertainties could limit the legal protections available to foreign investors, including you.

Expiration of, or changes to, current PRC tax incentives that our business enjoys could have a material adverse effect on our results of operations.

Under PRC laws and regulations effective prior to January 1, 2008, a company established in China was typically subject to a national enterprise income tax at the rate of 30% on its taxable income and a local enterprise income tax at the rate of 3% on its taxable income. The PRC government provided various incentives to foreign-invested enterprises to encourage foreign investments. Such incentives included reduced tax rates and other measures. Foreign-invested enterprises that were determined by PRC tax authorities to be manufacturing companies with authorized terms of operation for more than ten years were eligible for:

•	a two-year exemption from the national enterprise income tax from their first profitable year; and

•	a 50% reduction of their applicable national enterprise income tax rate for the succeeding three years.

The local preferential enterprise income tax treatment was within the jurisdiction of the local provincial authorities as permitted under the prior PRC tax laws relating to foreign-invested enterprises. The local tax authorities would decide whether to grant any tax preferential treatment to foreign-invested enterprises on the basis of their local conditions. The Jiangxi provincial government announced that energy companies with authorized terms of operation for more than ten years were eligible for:

•	a five-year exemption from the 3% local enterprise income tax from their first profitable year; and

•	a 50% reduction of their local enterprise income tax rate for the succeeding five years.

Under such pre-existing PRC tax laws and regulations, Jiangxi LDK Solar, as a foreign-invested manufacturing enterprise, was entitled to a two-year exemption from the national enterprise income tax for 2006 and 2007 and would be subject to a reduced national enterprise income tax rate of 15% from 2008 through 2010. Likewise, Jiangxi LDK Solar was entitled to a five-year exemption from the local enterprise income tax beginning in 2006 and would be subject to a reduced local enterprise income tax rate of 1.5% from 2011 through 2015.

In March 2007, the PRC National People’s Congress enacted a new Enterprise Income Tax Law, which became effective on January 1, 2008. The new tax law imposes a unified income tax rate of 25% on all domestic enterprises and foreign-invested enterprises unless they qualify for preferential tax treatments under certain limited exceptions. The new tax law and the related regulations permit companies to continue to enjoy their preferential tax treatments under the prior tax regime until such treatments expire in accordance with their terms, on the condition that such preferential tax treatments are available under the grandfather clauses of the new tax law and the related regulations. As a result, Jiangxi LDK Solar is subject to a reduced unified enterprise income tax rate of 12.5% from 2008 to 2010 and will be subject to income tax at 25% starting from 2011. Jiangxi LDK Silicon and Jiangxi LDK Polysilicon do not enjoy any preferential tax treatment in China. When our current tax benefits expire or otherwise become unavailable to us for any reason, our profitability may be adversely affected.

Our business, financial condition and results of operations could be adversely affected by the PRC labor laws and regulations.

The PRC labor laws and regulations have a direct impact on our business operations. In June 2007, the National People’s Congress promulgated the Labor Contract Law of China, which became effective on January 1, 2008. In September 2008, the State Council adopted the relevant rules and regulations to implement the new labor law. This labor contract law is aimed at providing employees with greater protection in their employment relationships. For example, the new labor contract law requires employers to enter into written contracts with their employees, and if an employer fails to enter into a written contract with an employee within one month after the commencement of the employment, the employer is required to pay to the employee double salary for the noncompliance period for up to one year. The new law also calls for open-ended employment contracts rather than fixed-term contracts under specified circumstances. The law further prohibits an employer from entering into a one-year or shorter-term contract with an employee if it constitutes the third consecutive renewal of the employment contract unless it is so requested by the employee. As a result of this more labor-friendly legislation, our discretion in the hiring and termination process has been significantly curtailed, which could in turn affect our overall labor costs and our ability to adjust our labor needs in response to market changes. Our business, financial condition and results of operations could therefore be adversely affected by these PRC labor laws and regulations.

We may be deemed a PRC resident enterprise under the new PRC Enterprise Income Tax Law and be subject to the PRC taxation on our worldwide income.

We are a Cayman Islands holding company with substantially all of our operations conducted through our operating subsidiaries in China. Under the PRC Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises effective prior to January 1, 2008, any dividends payable by foreign-invested enterprises, such as our PRC subsidiaries, to their non-PRC investors, such as our Cayman Islands holding company, were exempt from PRC withholding tax. In addition, any dividends payable, or distributions made, by us to holders or beneficial owners of our shares or ADSs were not subject to any PRC tax, provided that such holders or beneficial owners, including individuals and enterprises, were not deemed to be PRC residents under the PRC tax law and were not otherwise subject to PRC tax. Under the new PRC Enterprise Income Tax Law and its implementation regulations, if our Cayman Islands holding company continues to be treated as a foreign investor, or a “non-resident enterprise” as defined in the new tax law, dividends and distributions for earnings derived since January 1, 2008 from our PRC subsidiaries to us will be subject to a 10% withholding tax. The Cayman Islands where we are incorporated has no tax treaty with China entitling us to any withholding tax lower than 10%.

The new PRC Enterprise Income Tax Law, however, also provides that enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and will generally be subject to the uniform 25% enterprise income tax rate as to their global income. Under the implementation regulations issued by the State Council relating to the new PRC Enterprise Income Tax Law, “de facto management body” is defined as the body that has material and overall management control over the business, personnel, accounts and properties of an enterprise. In April 2009, the PRC State Administration of Taxation promulgated a circular to clarify the definition of “de facto management body” for enterprises incorporated overseas with controlling shareholders being PRC enterprises. However, it remains unclear how the tax authorities will treat an overseas enterprise invested or controlled by another overseas enterprise and ultimately controlled by PRC individual residents as is in our case. We have not been notified by the relevant tax authorities that we are treated as a PRC resident enterprise. Since substantially all of our management is currently based in China and may remain in China in the future, we may be treated as a PRC resident enterprise for PRC enterprise income tax purposes and subject to the uniform 25% enterprise income tax on our global income excluding the dividend income we receive from our PRC subsidiaries. You should also read the risk factor entitled “— Dividends payable by us to our foreign investors and gains on the sale of our shares or ADSs may be subject to withholding taxes under PRC tax laws” below. If we are treated as such a PRC resident enterprise under the PRC tax law, we could face significant adverse tax consequences which could affect the value of your shares or ADSs.

Dividends payable by us to our foreign investors and gains on the sale of our shares or ADSs may be subject to withholding taxes under PRC tax laws.

Under the new PRC Enterprise Income Tax Law and its implementation regulations, to the extent dividends from earnings derived since January 1, 2008 are sourced within China and we are considered a “resident enterprise” in China, then PRC income tax at the rate of 10% would be withheld from dividends payable by us to investors that are “non-resident enterprises” so long as such “non-resident enterprise” investors do not have an establishment or place of business in China or, despite the existence of such establishment or place of business in China, the relevant income is not effectively connected with such establishment or place of business in China. Any gain realized on the transfer of our shares or ADSs by such investors would be subject to a 10% PRC income tax if such gain is regarded as income derived from sources within China and we are considered a “resident enterprise” in China. If we are required under the new tax law to withhold PRC income tax on our dividends payable to our foreign shareholders or foreign holders of our ADSs who are “non-resident enterprises,” or if you are required to pay PRC income tax on the transfer of our shares or ADSs, the value of your investment in our shares or ADSs may be materially adversely affected. It is unclear whether, if we are considered a PRC “resident enterprise,” holders of our shares or ADSs might be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

We rely principally on dividends, if any, paid by our subsidiaries to fund our cash and financing requirements, and any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company and rely principally on dividends, if any, paid by our subsidiaries for cash requirements, including the funds necessary to service any debt we incur and to pay any dividend we declare. If any of our subsidiaries incurs debt in its own name, the instruments governing the debt may restrict dividends or other distributions on its equity interest to be paid to us. Furthermore, applicable PRC laws, rules and regulations permit payment of dividends by our PRC subsidiaries on a combined basis only out of their retained earnings, if any, determined in accordance with PRC accounting standards. Our PRC subsidiaries are required to set aside a certain percentage of their after-tax profit based on PRC accounting standards each year for their reserve fund in accordance with the requirements of relevant PRC laws and the relevant provisions in their respective articles of associations. As a result, our PRC subsidiaries combined may be restricted in their ability to transfer any portion of their net income to us whether in the form of dividends, loans or advances. Any limitation on the ability of our subsidiaries to pay dividends to us could materially adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, service our debts, or otherwise fund and conduct our business. Under the new PRC Enterprise Income Tax Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to dividends payable for earnings derived since January 1, 2008 by PRC enterprises to “non-resident enterprises” (enterprises that do not have an establishment or place of business in China, or that have such establishment or place of business in China but the relevant income is not effectively connected with such establishment or place of business), subject to any lower withholding tax rate as may be contained in any income tax treaty or agreement that China has entered into with the government of the jurisdiction where such “non-resident enterprises” were incorporated. If we are considered as a “non-resident enterprise” under the PRC tax law, any dividend that we receive from our PRC subsidiaries may be subject to PRC taxation at the 10% rate.

Recent PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us, or otherwise materially adversely affect us.

SAFE issued a public notice in October 2005, together with its subsequent implementation procedures and clarifications, to require PRC residents, both legal and natural persons, to register with the local SAFE branches before they establish or take control of any company outside China for the purpose of acquiring any asset of or equity interest in PRC companies and raising funds overseas. SAFE refers to such companies outside China as “offshore special purpose companies” in its notice. In addition, SAFE also requires any PRC resident that is the shareholder of an offshore special purpose company to amend its SAFE registration with respect to the offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. If any PRC shareholder of an offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with such SAFE registration and amendment requirements could result in liabilities under the PRC law for the evasion of applicable foreign exchange restrictions. Our current beneficial owners who are PRC residents have registered with SAFE as required under the SAFE notice. The failure of these beneficial owners to amend their SAFE registrations in a timely manner pursuant to the SAFE notice or the failure of our other future beneficial owners who are PRC residents to comply with the SAFE registration requirements may subject such beneficial owners to fines and legal sanctions, and may also result in restrictions on our PRC subsidiaries in their abilities to distribute profits to us, or may otherwise materially adversely affect our business.

All employee participants to our existing 2006 stock incentive plan who are PRC citizens may be required to register with SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt additional option plans for our directors and employees under PRC law.

On March 28, 2007, SAFE issued the Operating Procedures on Administration of Foreign Exchange Regarding Participation by PRC Individuals in Employee Stock Ownership Plan and Stock Option Plan of Overseas Listed Companies, or the Stock Option Rule. It is not clear whether the Stock Option Rule covers any type of equity compensation plans or incentive plans which provide for the grant of ordinary share options or authorize the grant of restricted share awards. For plans which are so covered and are adopted by an overseas listed company, the Stock Option Rule requires the employee participants who are PRC citizens to register with SAFE or its local branch within ten days of the beginning of each quarter. In addition, the Stock Option Rule also requires the employee participants who are PRC citizens to follow a series of requirements on making necessary applications for foreign exchange purchase quota, opening special bank account and filings with SAFE or its local branch before they exercise their stock options.

The Stock Option Rule has not yet been made publicly available or formally promulgated by SAFE, but SAFE has begun enforcing its provisions. Nonetheless, it is not predictable whether SAFE will continue to enforce this rule or adopt additional or different requirements with respect to equity compensation plans or incentive plans. Although we have assisted our employees with registration with the Jiangxi branch of SAFE for our stock option plan according to the Stock Option Rule, failure to comply with such provisions may subject us and the participants of our employee stock option plan who are PRC citizens to fines. To date, we have not received any notice from SAFE or its local branch regarding any legal sanctions to us or our employees. If it is determined that our employee stock option plan is subject to the Stock Option Rule, failure to comply with such provisions may subject us and the participants of our employee stock option plan who are PRC citizens to fines and legal sanctions and prevent us from further granting options under our employee stock option plan to our employees, which could adversely affect our business operations.

We face risks related to health epidemics and other outbreaks of contagious diseases, including influenza A (H1N1), avian flu and SARS.

Our business could be adversely affected by the effects of influenza A (H1N1), avian flu, SARS, or other epidemic outbreaks. In April 2009, an outbreak of influenza A caused by the H1N1 virus occurred in Mexico and the United States, and spread into a number of countries rapidly. There have been reports of outbreaks of a highly pathogenic avian flu, caused by the H1N1 virus, in certain regions of Asia and Europe. Over the years, there have been reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases. An outbreak of avian flu in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, particularly in Asia. Additionally, any recurrence of SARS, a highly contagious form of atypical pneumonia, similar to the outbreaks in 2003 which affected China, Hong Kong, Taiwan, Singapore, Vietnam and certain other countries, could also have similar adverse effects of a similar scale. Any prolonged occurrence or recurrence of these contagious diseases or other adverse public health developments may have a material adverse effect on our business operations. These include limitations on our ability to travel or ship our products outside China as well as temporary closure of our production facilities for quarantine or for preventive purposes. Such closures or travel or shipment restrictions could severely disrupt our business operations and adversely affect our financial condition and results of operations. We have not adopted any written preventive measures or contingency plans to combat any health epidemics and other outbreaks of contagious diseases, including influenza A (H1N1), avian flu, or SARS.

Risks Relating to this Offering

The market price of our ADSs has been and may continue to be volatile, which could cause the value of your investments to decline.

The market price of our ADSs experienced, and may continue to experience, significant volatility. For the period from June 1, 2007 to December 17, 2009, the closing price of our ADSs on the New York Stock Exchange has ranged from a low of $4.04 per ADS to a high of $73.95 per ADS.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our ADSs, including, among other things:

•	announcements of technological or competitive developments;

•	regulatory developments in our target markets affecting us, our customers or our competitors;

•	announcements regarding patent litigation or the issuance of patents to us or our competitors;

•	announcements of studies and reports relating to the conversion efficiencies of our products or those of our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates or other material comments by securities analysts relating to us, our competitors or our industry in general;

•	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs;

•	a breach or default, or the perception of a possible breach or default, under our existing loan agreements, credit facilities or other debt instruments;

•	announcements by other companies in our industry relating to their operations, strategic initiatives, financial condition or financial performance or to our industry in general;

•	announcements of acquisitions or consolidations involving industry competitors or industry suppliers;

•	changes in the economic performance or market valuations of other PV technology companies;

•	addition or departure of our executive officers and key research personnel;

•	sales or perceived sales of additional ordinary shares or ADSs by us or our significant shareholders; and

•	impact and development of any lawsuit, currently pending or threatened, or that may be instituted in the future.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our ADSs, regardless of our operating performance. These factors, among others, could significantly depress the trading price of our ADSs.

We may not be able to pay any dividends on our shares and ADSs.

Under Cayman Islands law, we may only pay dividends out of our profits or our share premium account subject to our ability to service our debts as they fall due in the ordinary course of our business. Our ability to pay dividends will therefore depend on our ability to generate sufficient profits. We cannot give any assurance that we will declare dividends of any amount, at any rate or at all. We have not paid any dividend in the past. Future dividends, if any, will be at the discretion of our board of directors and will depend upon our future operations and earnings, capital expenditure requirements, general financial conditions, legal and contractual restrictions and other factors that our board of directors may deem relevant. Because we are a holding company, we rely principally on dividends, if any, paid by our subsidiaries to us to fund our dividend payments, if any, to our shareholders, including you, and any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to pay dividends to you. You should refer to the section entitled “Item 8. Financial Information — A. Consolidated Statements and Other Financial Information — Dividend Distribution Policy” in our 2008 20-F report for additional information regarding our current dividend policy.

Future financings, including sales of our ADSs, shares or equity-linked securities in the public market, may cause a dilution in your shareholding, cause the price of our ADSs to decline, or place restrictions on our operations.

We may require additional funding to meet our working capital or capital expenditure requirements or in connection with our business expansion plans, acquisitions, strategic collaborations or other transactions in the future. If we raise such funding through issuance of new equity or equity-linked securities it may cause a dilution in the percentage ownership of our then existing shareholders. Sales of a substantial number of ADSs or other equity-linked securities in the public market could depress the market price of our ADSs, and impair our ability to raise capital through the sale of additional equity or equity-linked securities. We cannot predict the effect that future sales of our ADSs or other equity-linked securities would have on the market price of our ADSs.

Alternatively, if we meet such funding requirements by way of additional debt financing, we may have restrictions placed on us through such debt financing arrangements which may:

•	limit our ability to pay dividends or require us to seek consents for the payment of dividends;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to pursue our business strategies;

•	require us to dedicate a substantial portion of our cash flow from operations to service our debt, thereby reducing the availability of our cash flow to fund capital expenditure, working capital requirements and other general corporate needs; and

•	limit our flexibility in planning for, or reacting to, changes in our business and/or our industry.

Substantial future sales or perceived sales of our ADSs, ordinary shares or equity-linked securities in the public market could cause the price of our ADSs to decline.

Sales of our ADSs or ordinary shares, including those equity-related securities issued upon the exercise of our outstanding stock options, in the public market, or the perception that these sales could occur, could cause the market price of our ADSs to decline. As of December 17, 2009, we had 113,263,543 ordinary shares outstanding, including 65,472,978 ordinary shares represented by 65,472,978 ADSs. In connection with this offering, we, our directors and executive officers and LDK New Energy have agreed, among other things, not to sell, transfer, pledge or otherwise dispose of any ordinary shares or ADSs or securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs for 90 days after the date of this prospectus supplement without the written consent of the representatives. However, the representatives may release these securities from these restrictions at any time. These lock-up restrictions are subject to certain exceptions. You should refer to the section entitled “Underwriting” for a more detailed discussion of the restrictions and exceptions on selling our securities after this offering. Mr. Peng currently has borrowings invested in his alternative energy projects from financial institutions, which are secured by pledges of shares in our company. If Mr. Peng defaults on his obligations under these financings, the financial institutions may sell the pledged shares. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any financial institutions, or the availability of these securities for future sale, will have on the market price of our ADSs. The price of our ordinary shares and ADSs may decline as a result.

In addition, we may issue additional ADSs, ordinary shares or equity-related securities. If we issue additional ADSs or ordinary shares, your ownership interests in our company would be diluted and this in turn could have a material adverse effect on the price of our ADSs. You should refer to the section entitled“Shares Eligible for Future Sale” for additional disclosure.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying shares in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions from ADS holders, the depositary will vote the underlying shares in accordance with these instructions. Otherwise, ADS holders will not be able to exercise their right to vote unless they withdraw the shares underlying their ADSs. Under our amended and restated articles of association, the minimum notice period required to convene a general meeting is 10 clear days. When a general meeting is convened, ADS holders may not receive sufficient notice of a shareholders’ meeting to permit such holders to withdraw their shares to allow them to cast their vote with respect to any specific matter. If requested in writing by us, the depositary will mail a notice of such a meeting to ADS holders. In addition, the depositary and its agents may not be able to send voting instructions to ADS holders or carry out ADS holders’ voting instructions in a timely manner. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if the ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholder meeting.

You may be subject to limitations on transfers of your ADSs.

The ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement or our articles of association, or for any other reason.

You may not receive distributions on shares or any value for them if it is unlawful or impractical to make them available to you.

Subject to the terms and conditions of the deposit agreement, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs, in which case it may determine not to make such a distribution. Neither we nor the depositary has any obligation to register ADSs, shares, rights or other securities subject to such distribution under U.S. securities laws. Neither we nor the depositary has any obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to holders of ADSs. This means that you may not receive the distribution we make on our shares or any value for them if it is unlawful or impractical for us to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

You may not be able to participate in rights offerings or elect to receive stock dividends and may experience dilution of your holdings, and the sale, deposit, cancellation and transfer of our ADSs issued after exercise of rights may be restricted.

If we offer our shareholders any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you after consultation with us. We cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act of 1933, as amended, or the Securities Act, or an exemption from the registration requirements is available. In addition, under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered by us under the provisions of the Securities Act. We can give no assurance that we can establish an exemption from the registration requirements under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, you may be unable to participate in our rights offerings and may experience dilution of your holdings as a result. The depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. In addition, U.S. securities laws may restrict the sale, deposit, cancellation and transfer of ADSs issued after exercise of rights.

Anti-takeover provisions of our articles of association could prevent a change in control even if such takeover is beneficial to our shareholders, and certain provisions of our convertible senior notes could also discourage an potential acquirer.

Our articles of association contain provisions that could delay, defer or prevent a change in control of our company that could be beneficial to our shareholders. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for our ADSs. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a price above the then current market price of our ADSs. These provisions provide that our board of directors has authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our shares, in the form of ADSs or otherwise. Our board of directors may decide to issue such preferred shares quickly with terms calculated to delay or prevent a change in control of our company or make the removal of our management more difficult. If our board of directors decides to issue such preferred shares, the price of our ADSs may fall and the voting and other rights of holders of our shares and ADSs may be materially and adversely affected.

In April 2008, we completed an offering of $400 million of 4.75% convertible senior notes due 2013 pursuant to Rule 144A under the Securities Act and, subsequently in June 2008, we filed an automatically effective shelf registration statement on Form F-3 (File Number: 333-152009) for resale of such notes and our shares represented by ADSs issuable upon conversion of the notes. Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us, or may even prevent a third party from acquiring us. Upon the occurrence of certain transactions constituting a fundamental change, holders of our convertible senior notes will have the right, at their option, to require us to repurchase for cash all or any portion of such notes. Upon certain change of control transactions, holders of our convertible senior notes may elect to convert all or a portion of the notes. We may also be required to increase the conversion rate for conversions in connection with certain fundamental changes. By discouraging a potential acquirer, these provisions could have the effect of depriving our shareholders of an opportunity to sell their shares or ADSs at a premium over prevailing market prices and might reduce the price of our shares and ADSs.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, ADS holders may have less protection for their shareholder rights than such holders would under U.S. law.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of our shareholders to take action against our directors, actions that may be taken by our minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedents in the Cayman Islands as well as those from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they are under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

In addition, most of our directors and officers are nationals and residents of countries other than the United States. Substantially all of our assets and a substantial portion of the assets of these persons are located outside the United States.

The Cayman Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or controlling shareholders than they would as shareholders of a U.S. public company.

You may have difficulty enforcing judgments obtained against us.

We are a Cayman Islands company and substantially all of our assets are located outside the United States. Most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. In addition, substantially all of our current operations are conducted in China. As a result, it may be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. It may also be difficult for you to effect service of process within the United States upon our directors or officers. Furthermore, there is uncertainty as to whether the courts of the Cayman Islands or China would recognize or enforce judgments of U.S. courts against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any of its states. It is also uncertain whether such Cayman Islands or PRC courts would be competent to hear original actions brought in the Cayman Islands or China against us or such directors or officers predicated upon the securities laws of the United States or any of its states.

SUPPLEMENTAL INFORMATION ABOUT US

Overview

We are the world’s largest producer of solar wafers in terms of capacity, according to Solarbuzz, a third-party market research firm. We have been expanding our business to meet the solar industry’s requirements for high-quality and low-cost solar materials, modules, systems and solutions. We are currently ramping up our polysilicon production capacity, and we intend to continue to pursue our strategy of the vertical integration by expanding our downstream business.

We believe our production is cost-effective due to our efficient production process, China-based production facilities, R&D and economy of scale, enabling us to reduce our unit production cost. We use advanced equipment for our wafer production. Coupled with the know-how we have gained during the years, we have developed process technologies that enable us to increase yield, improve quality and reduce costs.

We sell multicrystalline and monocrystalline wafers globally to manufacturers of solar cells and modules. Solar wafers are the principal raw material used to produce solar cells, which are devices capable of converting sunlight into electricity. We also sell solar materials, which include ingots, and other chemicals used to produce polysilicon and solar wafers. In addition, we provide wafer processing services. As of September 30, 2009, we had an annualized wafer production capacity of approximately 1.7 GW and we intend to increase our production capacity to 2.0 GW in the first half of 2010. Our production operations are primarily located in Xinyu City of Jiangxi Province, China.

As part of our vertical integration strategy, we have constructed two polysilicon production facilities near our wafer production facilities. As of September 30, 2009, we had an annualized polysilicon production capacity of 6,000 MT. We have implemented a modified Siemens process to produce solar-grade polysilicon. In our first facility, we commenced commercial production in the third quarter of 2009 and currently have an annualized polysilicon production capacity of 1,000 MT. We intend to increase the annualized production capacity of the first facility to 3,000 MT by the end of 2010. In our second facility, we have been in the process of building out three separate trains, each with a 5,000-MT annualized production capacity. In September 2009, we commenced production at the first 5,000-MT train, thereby increasing our aggregate annualized production capacity to 6,000 MT. We expect our second train to commence production in early 2010 and our third train in the second half of 2010. We have completed the installation of the closed-loop production process for our first facility and expect to complete such installation for the second facility in early 2010. Our closed-loop polysilicon production process is designed so we are able to internally produce and use many of the key chemicals and gases required to make silicon, such as TCS, HCl and hydrogen, while also recycling the residual STC for the polysilicon production process. We intend to increase our total annualized polysilicon production capacity to 18,000 MT by the end of 2010. As part of the strategy to reduce wafer production costs, we intend to consume all of the polysilicon output in our wafer production. We will also consider selling any surplus output to customers.

In the third quarter of 2009, we commenced sales of solar modules to developers, distributors and system integrators. Our modules have been certified in various European countries and the U.S. We currently procure modules or outsource the cell and module production on a tolling basis with the wafers we provide. We source most of our modules from Best Solar, a solar module producer controlled by Mr. Xiaofeng Peng, our chairman, chief executive officer and principal shareholder. We sell our modules under our own brand name and also on an OEM basis for our customers. We intend to develop and expand our module business to approximately 1.5 GW by further developing our in-house production capabilities and/or potential acquisitions. We are also establishing an R&D line for high-efficiency solar cells with an annualized production capacity of 60 MW.

We develop solar projects in Europe and China and may enter additional markets in the future, including through joint ventures or project partnerships. We intend to sell such projects to third parties upon completion of their development. We also provide EPC services in China.

Our principal customers include CSI, E-Ton, Gintech, Hyundai, Motech, Neo Solar, and Q-Cells.

Our organizational structure is as follows:

Our Industry

Solar power has been one of the most rapidly growing renewable energy sources in the world today. The PV industry has experienced significant growth over the past decade. According to Solarbuzz, a third-party research firm, the PV industry is expected to grow from 5.9 GW in 2008 to 14.8 GW in 2013, representing a five-year CAGR of 20.2%. We believe the following factors have driven the global demand in the PV industry for the past decade and will continue to play an important role in the future of the PV industry:

•	growing electricity demand;

•	government incentives for renewable energy sources;

•	tightening of environmental regulations; and

•	increasing cost competitiveness of solar energy.

The current global economic slowdown and financial market crisis, however, are posing a tremendous challenge to the future development of the global PV industry. Some of the key challenges faced by the solar power industry include:

•	a possible reduction of government subsidies and incentives;

•	a need to improve cost competitiveness against other energy sources; and

•	a need to broaden awareness and acceptance of solar power usage.

Our Competitive Strengths

We believe that our rapid growth and strong market position are largely attributable to our following principal competitive strengths:

•	Largest solar wafer manufacturer. We are the world’s largest manufacturer of solar wafers in terms of capacity, according to Solarbuzz, a third party market research firm. We have established a large-scale wafer manufacturing facility with an annual manufacturing capacity of approximately 1.7 GW as of September 30, 2009. Our leading position has enabled us to form strong strategic relationships with our customers, including some key cell and module players in the industry. Such strategic relationships have helped us gain feedback to improve our manufacturing process and our technology and enter into new long-term contracts. Leveraging our scale and market position, we are able to procure advanced production equipment on favorable terms. As of September 30, 2009, we had invested $1.1 billion in fixed assets for our wafer facilities.

•	Cost-effective production. We believe our production is cost-effective due to our efficient production process, China-based manufacturing facilities and R&D, and economy of scale. For our wafer business, we have developed processing technologies to reduce our production costs at each step of the production process, which include recycling more polysilicon, producing bigger ingots, increasing wafer size, reducing wafer thickness, recovering slurry and increasing production yield. For our polysilicon business, our in-house production of most of the raw materials, low energy consumption and costs, and large scale will allow us to produce polysilicon cost-effectively. By producing all of our products in China, we are able to benefit from low-cost labor, land, ancillary equipment and facilities, consumables and utilities. We also benefit from reliable and low-cost electricity in China, paying Rmb 0.40 and Rmb 0.25 per kilowatt-hour for wafering and polysilicon production, respectively. Our R&D efforts are aimed at achieving both near-term production process efficiency improvements and long-term technological achievements through our collaboration with leading universities and our internal resource. For the three months ended September 30, 2009, our conversion cost was approximately $0.33 for wafers we manufacture and approximately $0.25 for wafers we process for our customers.

•	In-house polysilicon production. Polysilicon is the largest cost component for manufacturing wafers. Polysilicon production is also the most complicated step in the solar value chain compared to wafer manufacturing, cell or module manufacturing, system integration and project development. By having our own in-house polysilicon capabilities, we are able to reduce material costs, maintain quality control, ensure availability and reduce the overall time in our production process. As of September 30, 2009, we had an annualized polysilicon production capacity of 6,000 MT. We utilize a modified Siemens process and have completed the installation of our closed-loop production process for the first 1,000-MT facility. We also produce most of the chemicals and gases that are required to produce polysilicon such as TCS, HCl and hydrogen. We are in the process of expanding our polysilicon facilities and expect to increase our total production capacity to 18,000 MT by the end of 2010. As of September 30, 2009, we had invested $1.7 billion in fixed assets for our polysilicon facilities.

•	Vertically integrated capabilities. Along with our polysilicon and wafering capabilities, we also sell modules, develop projects and provide EPC services to our customers. As of September 30, 2009, we sold 9.4MW of modules to our customers. Currently, we have a framework agreement with Best Solar, a China-based solar module manufacturer controlled by Mr. Peng, our chairman, chief executive officer and principal shareholder, for the sourcing of solar modules. In April 2009, we formed a joint venture with Q-Cells and developed a 41.5MW project in Germany. We believe our vertically integrated business model provides a more streamlined and efficient production process, shorter production cycles, better quality control and lower costs when compared to less vertically integrated solar companies. We believe our vertically integrated model has improved our margins and helped reduced negative pressure on margins from recent changes in industry dynamics. Depending on market conditions, we have the flexibility to buy and sell solar products along the value chain to maximize our revenue and profit.

•	Strong and diversified customers base. We have established a number of long-term relationships and sales arrangements with key players in the PV industry. Our current customer base consists of some of the major international players in the PV cell and module manufacturing sector, including CSI, E-Ton, Gintech, Hyundai, Motech, Neo Solar and Q-Cells. Our revenues are also diversified geographically around the world. For the three months ended September 30, 2009, our products were sold to over 60 customers in 22 countries.

Our Strategy

We intend to pursue the following strategies:

•	Maintain our cost leadership position. We have developed proprietary manufacturing processes to reduce our costs and increase our operational efficiency in our overall production processes. We plan to continue to devote substantial R&D resources and recruit additional experienced R&D personnel to enhance our technological capabilities in order to reduce manufacturing costs, improve production yield and pursue technological innovation. We plan to continue our strategy of providing high quality solar wafers at competitive prices by focusing on maximizing polysilicon utilization, improving polysilicon recovery, reducing costs associated with raw materials and consumable items and relying more on in-house polysilicon feedstock. We are in the process of ramping up our in-house polysilicon production capabilities. Polysilicon continues to remain the highest cost component in wafer production despite the recent decreases in its price. By producing polysilicon internally, we should be able to reduce purchases of polysilicon on the spot market, which we believe should help us achieve favorable blended raw material costs.

•	Continue to expand and strengthen our in-house polysilicon capabilities. We plan to continue to expand and strengthen our in-house polysilicon capabilities. Since August 2007, we have formed a strong team of engineers and technicians to build our polysilicon facilities. In September 2009, we completed the production run for the first 5,000-MT line of our 15,000-MT polysilicon facilities, which increased our annualized production capacity to 6,000 MT. We expect to increase our total annualized polysilicon capacity to 18,000 MT by the end of 2010. We intend to expand and strengthen our capabilities by acquiring more equipment necessary for manufacturing and testing polysilicon, continuing the installation of our remaining production lines and further strengthening our engineering capabilities. By strengthening our polysilicon capabilities we seek to lower the cost, enhance the quality and increase the yield of the polysilicon we produce. We should be able to strengthen our competitive position in the solar value chain as polysilicon production is more complicated and has fewer players when compared with cell and module production.

•	Continue to vertically integrate our capabilities downstream. We plan to continue to pursue our strategy of vertical integration. We currently produce polysilicon and wafers in-house and outsource our cell and module manufacturing capabilities to third-party providers. We also develop solar projects in Europe and China and provide EPC services in China. In addition to enhancing our polysilicon production capabilities, we intend to build up other parts in our solar value chain such as cell and module production. We are in the process of establishing an R&D line for high-efficiency cell production. We intend to continue to expand our module business through in-house productions and/or potential acquisitions. We believe by being a vertically integrated solar company, we will be able to provide our customers with a range of services and products while at the same time giving us better control of the time to market, costs and quality of the products we manufacture.

•	Further expand module business by building out sales, marketing and development teams. We plan to continue to broaden our geographic presence and further strengthen our relationships with customers both in China and overseas for both the wafers and modules we sell. We intend to further enhance our own module brand and distribution capabilities for our brand and our OEM modules by increasing the sales and marketing efforts in countries such as U.S., China and various European countries. Besides selling to third parties, we also use the modules in our projects. We intend to continue to build out our project development teams in Europe and China, which will enable us to strengthen our brand in solar farms as well as rooftops and BIPV.

•	Consider various strategic alternatives. We intend to continue to consider suitable opportunities to enter into strategic alliances or acquisitions and to restructure or to sell a minority interest in our business. We plan to seek alliances or acquisitions that provide synergies or otherwise strengthen our existing business, relating to upstream or downstream players with various technology capabilities in the production of polysilicon, cells or modules. In addition, to the extent we believe it is synergistic and favorable to our business, we may also consider acquisitions of other solar wafer manufacturers. We may consider to restructure or to sell a minority interest in our business to strengthen our business and balance sheet or bring in a strategic partner that can provide synergies to our current operations. We believe that our relationships with many industry participants and our knowledge of, and experience in, the PV industry enables us to understand industry trends, technological developments and applications of PV technologies, which should assist us in considering various alternatives.

Our Products and Services

We manufacture and sell multicrystalline solar wafers. We currently produce and sell multicrystalline wafers in three principal sizes of 125 by 125 millimeters, or mm, 150 by 150 mm and 156 by 156 mm, and with thicknesses from 180 to 220 microns. We began manufacturing monocrystalline wafers in the second quarter of 2009.

We also provide wafer processing services to manufacturers of monocrystalline and multicrystalline solar cells and modules, who provide us with their own silicon materials, such as polysilicon feedstock and ingots. We process the feedstock provided by the manufacturers to produce ingots. We then slice such ingots and ingots provided by our customers into wafers to be delivered back to our customers. We charge a fee based on the number of wafers processed and the type of materials we receive. In addition, we also sell silicon materials, which include ingots and polysilicon scraps.

Manufacturing

Wafer Manufacturing

Manufacturing of multicrystalline wafers can be divided into two main steps:

•	Production of Polysilicon Ingot. We prepare our polysilicon feedstock with de-ionized water in etching stations. The prepared polysilicon feedstock is then placed in crucibles and each crucible is loaded into our DSS furnaces for melting and crystallization. Polysilicon ingots formed during the crystallization process are then cut into smaller blocks with a squarer, a process known as squaring. Our polysilicon ingots are currently 270 kilograms or 450 kilograms in weight and 690 by 690 mm or 840 by 840 mm in width and 243 mm in height. We have been engaged in research and development efforts in collaboration with GT Solar to increase the number of wafers that can be produced per standard ingot by 15%. We successfully produced a multicrystalline silicon ingot weighing 660 kilograms in June 2009. The 660 kilogram ingot was the largest ingot we produced and represented a 46.7% increase in capacity from the standard 450 kilogram ingot.

•	Wafering. After inspection, the polysilicon blocks are cropped and prepared for slicing. Then the polysilicon blocks are sliced into wafers by wire saws. We then wash and dry the wafers at our wafer cleaning stations for final inspection, packaging and delivery.

We manufacture multicrystalline and monocrystalline wafers and ingots at our facilities in Xinyu city, Jiangxi province, China. Our wafer manufacturing facilities occupy a site area of approximately 1.3 million square meters in Xinyu Hi-Tech Industrial Park of the high-tech development zone of Xinyu city.

We began manufacturing monocrystalline wafers in the second quarter of 2009. Casting process for monocrystalline wafers is generally more expensive than that for multicrystalline wafers with similar dimensions. However, monocrystalline wafers are generally more efficient than multicrystalline wafers because the increased conductivity of electrons in monocrystalline silicon yields higher energy conversion rates than multicrystalline silicon.

We have been improving our technologies and expertise to optimize the mix of polysilicon feedstock of different grades and to ensure and improve our multicrystalline polysilicon yield. We use wire saws rather than band saws in our squaring. This enables us to reduce silicon material loss in the squaring processes, or kerf loss. We use automatic wafer cleaning and sorting equipment to improve sorting efficiency and reduce breakage.

We recover some of our slurry through third-party service providers. We have also purchased slurry recovery systems from Applied Materials and GT Solar to recover the slurry internally. As of September 30, 2009, we had installed two slurry recovery systems. We intend to install additional slurry recovery systems as we expand our production capacity. The slurry recovery ratio of these systems is over 75%. Through additional research and development, we endeavor to recycle and re-use as many of our production consumables as possible. This is not only a cost reduction measure, but also an important part of our environmentally friendly program.

Our manufacturing capacity of solar wafers as of September 30, 2009 was approximately 1.7 GW on an annualized basis.

Polysilicon production

In August 2007, we commenced the construction of our polysilicon production plant located near our solar wafer manufacturing facilities in Xinyu city of Jiangxi province in China to produce solar-grade virgin silicon feedstock for use in our production of multicrystalline and monocrystalline solar wafers. Our polysilicon production plant consists of two factories, one with an estimated annual installed polysilicon production capacity of 15,000 MT and the other with an estimated annual installed polysilicon production capacity of 1,000 MT. We plan to expand the annualized production capacity of the 1,000-MT factory to 3,000 MT. We completed the first production run in the 1,000-MT factory in January 2009. We have completed the installation of the closed-loop production process in our 1,000-MT factory and expect to achieve closed-loop operation at this factory in early 2010. With respect to the 15,000-MT factory, we have completed production at our first train with an annualized polysilicon production capacity of 5,000 MT. We expect to commence production at our second 5,000-MT train in early 2010 and our third 5,000-MT train in the second half of 2010. Our 15,000-MT factory is also designed for closed-loop operation and we expect to achieve closed-loop operation when we commence commercial production. We have substantially completed the construction of our TCS and HCl production facilities on the site of the 15,000-MT factory, which are designed to meet the top-up requirement in our closed-loop polysilicon production process. We expect to commence TCS and HCl production on the same schedule as we commence polysilicon production. Polysilicon produced at our plant will be used primarily for the manufacturing of our solar wafers. We have engaged Fluor to provide general engineering, procurement, construction and management services for our polysilicon production plant at our Xinyu site.

We produce solar-grade pure polysilicon at our facilities in Xinyu city, Jiangxi province, China. Our polysilicon production facilities occupy a site area of approximately 1.2 million square meters in the Xinyu Hi-Tech Industrial Park next to our other principal production facilities and 0.4 million square meters in the Yushui Xiacun Industrial Park in Xinyu city, approximately 15 kilometers away from our facilities at the Xinyu Hi-Tech Industrial Park.

Modules

In the third quarter of 2009, we began selling solar modules and sold 9.4 MW of modules to our European distributor customers. The majority of our modules bear our brand. We plan to expand our distribution to the U.S. and Canadian markets. We plan to sell 400 to 600 MW of modules in 2010.

Our solar module warranty period lasts for 20 to 25 years. As a result, we bear the risk of warranty claims long after we have sold our products and recognized revenues.

Engineering procurement construction and development

We commenced our PV-related EPC business in China in the first quarter of 2009. In response to the domestic market demand, in addition to selling our solar modules produced primarily out of our wafers, we often provide the related EPC services. We also develop projects in Europe and China.

Property

We both own and lease properties for our operations. When we state that we own certain properties in China, we own the relevant land use rights because land is owned by the PRC state under the PRC land system.

Owned property

We own the land use rights to the underlying parcel of land for our production facilities, including both our wafer manufacturing and polysilicon production facilities, located at the Hi-Tech Industrial Park, Xinyu city, Jiangxi province of China. In 2009, we acquired additional land use rights for a total site area of 1,815,077 square meters located in Xinyu city for $67.0 million. As of September 30, 2009, the total site area that we owned was approximately 5,958,317 square meters for an original term of 50 years and renewable upon its expiration. The gross floor areas of our plants in the Xinyu Hi-Tech Industrial Park, Nanchang High Tech Industry Development Zone and the Yushui Xiacun Industrial Park were approximately 817,367 square meters, 207,230 square meters and 100,355 square meters, respectively, as of September 30, 2009. We occupy our owned properties for purposes of production, R&D and as our headquarters office and employee living quarters.

Leased property

We currently lease 208 square meters of office space in Shanghai from an independent third party. This lease will expire in December 2011.

We also lease a 2,860-square-foot office space in Sunnyville, California, from an independent third party. This lease will expire in April 2010.

In addition, we lease a 1,617-square-foot office space in Hong Kong from an independent third party. This lease will expire in January 2011.

Material Contracts

We have entered into the following material agreement since the beginning of 2009:

•	In August 2009, we entered into a framework agreement, as amended and restated in December 2009, with Best Solar, a solar module manufacturer controlled by Mr. Peng, our chairman, chief executive officer and principal shareholder, pursuant to which, in addition to sale of purchase of solar modules, we have agreed to contract for solar module manufacturing services from Best Solar with the requisite solar cells supplied by us. The parties have also agreed to discuss terms when we initiate any proposal to establish a dedicated manufacturing facility at Best Solar or to acquire any of its module manufacturing facilities. We have also agreed not to sell modules in competition with Best Solar’s existing business in China and, in return, Best Solar has agreed not to compete with us in selling modules outside China or engage in solar power projects and related EPC services in China.

We have amended and/or supplemented a number of our existing long-term agreements with our principal customers as summarized below:

•	In December 2007, we entered into a 10-year contract to supply multicrystalline wafers to Q-Cells, pursuant to which we were to deliver more than 6.0 GW of multicrystalline solar wafers to Q-Cells over a 10-year period commencing in 2009 through 2018. We were to use approximately one-third of the polysilicon produced by our 15,000 MT polysilicon production facility to manufacture the wafers to be delivered under this contract. Additionally, Q-Cells had the option to purchase further silicon wafers if we expanded our polysilicon production capacity. In December 2009, we amended this agreement to increase flexibility in wafer delivery schedule and in pricing to accommodate the needs of Q-Cells. As a result, we will deliver approximately 20% of our originally agreed wafer quantity in 2009 and may be able to deliver only one third of the originally agreed volumes in 2010 and 2011. Q-Cells has the right to terminate the contract at will and without cause after April 1, 2011 upon giving a 12-month prior notice. For more information, see “— Other Recent Developments — Dispute with Q-Cells and amendment to the Q-Cells supply agreement.”

•	During the second half of 2008 and in 2009, we have amended and/or supplemented many of our long-term supply contracts with our customers. Substantially all of these contracts were entered into in 2007 and the first half of 2008 with delivery volumes and unit pricing that reflected the strong market conditions of the solar industry prior to the global economic slowdown and crisis in the global financial market. These amendments and supplements generally provide for postponement of deliveries, adjustment to pricing by reference to the current market, adjustment to the ratio between supply of polysilicon feedstock and delivery of solar wafer, and changes from solar wafers to solar modules. All of our customers have provided prepayments to us under our long-term supply contracts.

We have amended and/or supplemented a number of the long-term polysilicon feedstock supply agreements with our principal polysilicon feedstock suppliers. These amendments and supplements provide for postponement of deliveries, adjustment to feedstock pricing by reference to the current market, and changes to feedstock requirements in kind and in volume. We have made prepayments to such suppliers under these feedstock supply agreements. We have limited long-term feedstock purchase commitments.

We have also amended and/or supplemented some of our major equipment supply agreements with our principal equipment suppliers. These amendments and supplements provide for postponement of deliveries of some of our equipment, such as DSS furnaces, ordered to expand our wafering business. We have also postponed the deliveries of a limited amount of our polysilicon production equipment, mostly ordered for the third 5,000-MT train in our 15,000-MT polysilicon factory.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Nine Months Ended September 30, 2009

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our unaudited condensed consolidated financial statements as of and for the nine-month periods ended September 30, 2008 and 2009 included in this prospectus supplement beginning on page F-1, “Item 5. Operating and Financial Review and Prospects” in our 2008 20-F report, our audited financial statements for the year ended December 31, 2008 in our 2008 20-F report and our amended consolidated financial statements as of December 31, 2007 and 2008, and for each of the years in the three-year period ended December 31, 2008, adjusted to give effect to the retrospective application of the relevant provisions of FASB ASC Subtopic 470-20. Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) contained in our report on Form 6-K of June 19, 2009 incorporated into the accompanying prospectus by reference.

The following discussion and analysis contain forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus supplement.

In the following discussion and analysis, “we,” “us,” “our company” or “LDK Solar” refers to LDK Solar Co., Ltd. and its predecessor entities and its subsidiaries.

Results of operations

	Nine Months Ended September 30,
	2008	2009
	As adjusted
	(in thousands)

Net sales	$1,216,883	$793,448
Cost of goods sold	(917,109)	(937,276)

Gross profit (loss)	299,774	(143,828)
Selling expenses	(2,647)	(3,205)
General and administrative expenses	(33,045)	(59,866)
Research and development expenses	(3,456)	(7,131)

Total operating expenses	(39,148)	(70,202)

Income (loss) from operations	260,626	(214,030)
Other income (expenses):
Interest income	4,896	1,783
Interest expense and amortization of convertible senior notes issuance costs and debt discount	(28,501)	(35,634)
Foreign currency exchange gain, net	9,545	1,169
Government subsidies	14,299	17,426
Change in fair value of prepaid forward contracts	60,028	—
Equity in income (loss) for an associate and a jointly-controlled entity	118	(5,265)
Others, net	(29)	(72)

Earnings (loss) before income taxes	320,982	(234,623)
Income tax (expense) benefit	(35,612)	24,620

Net income (loss)	285,370	(210,003)
Loss attributable to non-controlling interests	—	60

Net income (loss) attributable to LDK Solar Co., Ltd. shareholders	$285,370	$(209,943)

Net sales.  For the nine months ended September 30, 2009, our net sales were approximately $793.4 million, representing a decrease of $423.4 million from our net sales of $1,216.9 million for the nine months ended September 30, 2008. This decrease was primarily due to the decline in the average selling price of our wafers, partially offset by an increase in processing volume. Demand for our wafers declined in the fourth quarter of 2008 and first quarter of 2009 due to the global economic slowdown and crisis in the global financial market but recovered beginning in the middle of the second quarter of 2009. In addition, the rapid expansion in production capacity by polysilicon producers has resulted in an increase in supply of polysilicon materials worldwide, thereby resulting in a decrease in polysilicon prices. The combined effect of the decrease in our wafers demand and increase in polysilicon supply has resulted to significant decline in the average selling price of our wafers since the fourth quarter of 2008. Although the demand in our wafers has grown significantly since the second quarter of 2009 and our wafer sales and processing volume increased by 197 MW, or 35%, from 561 MW during the nine months ended September 30, 2008 to 758 MW during the nine months ended September 30, 2009, the increase in sales volume was offset by the decrease in average selling price of our wafers by 52% from $2.4 per watt during the nine months ended September 30, 2008 to $1.16 per watt during the nine months ended September 30, 2009. Net sales of our wafers decreased by $420.3 million, from $1,125.4 million for the nine months ended September 30, 2008 to $705.1 million for the nine months ended September 30, 2009. The decrease in wafer net sales was partially offset by net sales of $21.0 million of our modules as we commenced solar module sales in the third quarter of 2009.

Cost of goods sold.  For the nine months ended September 30, 2009, our cost of goods sold was approximately $937.3 million, representing an increase of $20.2 million from our cost of goods sold of $917.1 million for the nine months ended September 30, 2008. The increase in costs of goods sold was due to an increase in volume production and an increase of inventory write-down to $177.5 million in the nine months ended September 30, 2009. The rapid downturn of the global economy and the crisis in the global financial markets beginning during the second half of 2008 resulted in significant price declines for both solar wafers and polysilicon feedstock since the fourth quarter of 2008, which caused a significant decline in the estimated net realizable value of our inventories that we had previously purchased at higher costs when there was a polysilicon shortage. However, the price decline in polysilicon feedstock also lowered our costs of raw materials consumed for wafer production, as polysilicon accounts for a significant portion of our total costs of production. In particular, our weighted average purchase price of polysilicon feedstock decreased from $257 per kilogram for the nine months ended September 30, 2008 to $95 per kilogram for the nine months ended September 30, 2009. As a result, our costs of goods sold only increased by 2.2% while sales volume increased by 35% for the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2008.

Gross profit (loss).  For the nine months ended September 30, 2009, our gross loss was $143.8 million, compared to a gross profit of $299.8 million for the nine months ended September 30, 2008. Decrease in gross profit in the nine months ended September 30, 2009 was primarily due to the decline in net sales and the inventory write-down of $177.5 million resulting from the significant price decline in the selling price of our wafers and net realizable value of inventories. Our gross margin declined from a profit margin of 25% during the nine months ended September 30, 2008 to a loss margin of 18% during the nine months ended September 30, 2009, primarily due to an increase in inventory write-down by $169.3 million and decrease in average selling price by 52%, partially offset by a reduction in unit cost of wafer production by 63%.

Operating expenses.  For the nine months ended September 30, 2009, our operating expenses were $70.2 million, an increase of $31.1 million from our operating expenses of $39.1 million for the nine months ended September 30, 2008. This increase was primarily due to an increase of approximately $26.9 million in our general and administrative expenses, which increased primarily due to (1) a $10.5 million provision for doubtful recoveries of prepayment to suppliers resulting from certain suppliers, failure to deliver to us polysilicon feedstock and refund our prepayments, (2) an increase in salary and welfare expenses, (3) an increase in depreciation and amortization and (4) higher legal and professional expenses relating to contract disputes with our customers and suppliers.

Interest income and expense.  For the nine months ended September 30, 2009, our interest income was approximately $1.8 million, a decrease of $3.1 million from our interest income for the nine months ended September 30, 2008 of approximately $4.9 million. The decrease was primarily due to the decrease in our average balance of cash on deposit in interest-bearing savings accounts since our convertible notes offering and follow-on offering of 4.8 million ADSs in 2008. For the nine months ended September 30, 2009, our interest expense and amortization of convertible senior notes issuance costs and debt discount increased to $35.6 million from $28.5 million for the nine months ended September 30, 2008 as a result of an increase in our bank borrowings to finance our working capital needs and capital expenditures and additional four months of interest on amortization charges for the convertible senior notes that we issued in April 2008, the combined effect of which was partially offset by the decrease in interest rates in our bank borrowings.

Foreign currency exchange gain, net.  For the nine months ended September 30, 2009, our foreign currency exchange gain, net, was $1.2 million, a decrease by $8.4 million from our foreign currency exchange gain, net, of $9.5 million for the nine months ended September 30, 2008. This was primarily because the US dollar depreciated considerably against the Renminbi for the nine months ended September 30, 2008 while the exchange rate of the US dollar remained stable against the Renminbi for the nine months ended September 2009, and our PRC operating subsidiaries, whose functional currency is Renminbi, held foreign currency denominated liabilities on a net basis for the nine months ended September 30, 2008 and 2009.

Government subsidies.  For the nine months ended September 30, 2009, government subsidies received and recognized as other income totaled $17.4 million, compared to $14.3 million for the nine months ended September 30, 2008. The increase in government subsidy was primarily due to the increase in subsidy of $15.2 million paid by the local government as an incentive for our development of wafer industry at Xinyu city, which was partially offset by the decrease in subsidy of $12.1 million in connection with our tax payments to the national tax bureau, which are calculated based on the portion of tax revenue allocated to the local city government by the PRC central government. Our government subsidy did not include a subsidy of $63.2 million received from the local government during the nine month period ended 2009, for obtaining the land use rights in relation to our production operation in China, which was deferred and amortized as a reduction of the amortization charges for the related pieces of land over their respective lease period.

Equity in income (loss) for an associate and a jointly-controlled entity.  For the nine month ended September 30, 2009, our equity in loss for an associate and a jointly-controlled entity was $5.3 million, compared to our equity in income of $118,000 for the nine months ended September 30, 2008 primarily because our jointly-controlled entity, which was established in the first quarter of 2009 and was 51% owned by us, incurred losses of $10.2 million as the net realisable value of the solar power plant project that was in development for sales by the jointly-controlled entity was lower than the estimated construction costs to completion as of September 30, 2009.

Change in fair value of prepaid forward contracts.  For the nine months ended September 30, 2008, we had unrealized income of $60.0 million from the fair value change in the prepaid forward contracts which we entered into on April 9, 2008 in connection with our offering of the convertible senior notes. The prepaid forward contracts were initially recognized as assets and measured at fair value as the contracts could only be settled in cash on the issuance date and were reclassified as a reduction of additional paid-in capital in equity when the conditions for physical settlement in shares were met on June 17, 2008. The change in fair value of the prepaid forward contracts of $60.0 million from the issuance date to June 17, 2008, which was based on the change in the market price of our ADSs, the underlying securities of the prepaid forward contracts, was recorded as other income for the nine months ended September 30, 2008. We had no such income in the nine months ended September 30, 2009.

Income tax benefit (expense).  For the nine months ended September 30, 2009, our income tax benefit totaled $24.6 million as compared to income tax expense of $35.6 million for the nine months ended September 30, 2008 because we incurred a loss before income tax of $234.6 million. Jiangxi LDK Solar was our principal operating subsidiary during the nine months ended September 30, 2008 and 2009. Jiangxi LDK Solar is entitled to an exemption from the PRC enterprise income tax for two years beginning from January 1, 2006 and a reduced income tax rate of 12.5% for three years beginning from January 1, 2008. Our effective income tax rate remained stable at 11.1% and 10.5% for the nine months ended September 30, 2008 and 2009, respectively. The effective income tax rate in the relevant periods was lower than the applicable tax rate of Jiangxi LDK Solar of 12.5% primarily because we incurred share-based compensation expenses as well as interest and amortization expenses relating to our convertible notes that were not deductible for tax purposes. Decrease in our effective income tax rate in the nine months ended September 30, 2009 was primarily due to the increase in interest expenses and amortization expenses relating to our convertible notes as compared with the nine months ended September 30, 2008.

Net income (loss).  For the nine months ended September 30, 2009, our net loss after taxes before non-controlling interests was $210.0 million, compared to a net income of $285.4 million for the nine months ended September 30, 2008. This decrease was primarily due to the decrease in net sales and increase in provision for inventory write-down.

Loss attributable to non-controlling interests.  For the nine months ended September 30, 2009, we had a loss attributable to non-controlling interests of $60,000. Those subsidiaries which are not wholly-owned by us were newly established or acquired in Europe for our development of solar power plant projects and majority of them were still at the start-up stage. We had no loss attributable to non-controlling interests as all those subsidiaries were either established or acquired during the nine month period ended September 30, 2009.

Net income (loss) attributable to LDK Solar Co., Ltd. shareholders.  As a result of the foregoing, for the nine months ended September 30, 2009, our net loss to ordinary shareholders was $209.9 million. Our net income available to ordinary shareholders for the nine months ended September 30, 2008 was $285.4 million.

Liquidity and capital resources

The following table sets forth a summary of our net cash flows for the periods indicated:

	Nine Months Ended
	September 30,
	2008	2009
	(in thousands)

Net cash provided by (used in) operating activities	$353,536	$(95,160)
Net cash used in investing activities	(869,496)	(661,088)
Net cash provided by financing activities	778,687	566,549
Effect of exchange rate changes	1,565	1,929

Net increase (decrease) in cash and cash equivalents	264,292	(187,770)
Cash and cash equivalents at the beginning of period	83,470	255,523

Cash and cash equivalents at the end of period	$347,762	$67,753

Operating Activities

During the nine months ended September 30, 2008, our net cash provided by operating activities was $353.5 million because we had an $553.5 million increase in advance payments received from our customers for future sales, which was partially offset by an increase in our inventory by $311.4 million, an increase in our prepayments to suppliers by $148.5 million to secure our future sources of raw materials, and an increase in our pledged bank deposits by $35.4 million. We pledged such bank deposits as security for the issuance of letters of credit and letters of guarantee primarily in connection with our purchases of polysilicon feedstock and sales of wafers.

During the nine months ended September 30, 2009, our net cash used in operating activities was $95.2 million because of an increase in our trade accounts receivable and bills receivable of $154.2 million as a result of our offering a credit period to more customers instead of requiring prepayment in 2009 in light of recent changes to industry practice, an increase in our pledged bank deposit by $17.2 million and an increase in our prepayments to suppliers by $9.6 million to secure our future sources of raw materials.

Investing Activities

During the nine months ended September 30, 2008, our net cash used in investing activities amounted to $869.5 million, mainly as a result of our purchases of property, plant and equipment for $743.0 million, purchase of additional land use rights at our Xinyu Hi-Tech Industry Park site for $67.1 million for the expansion of our wafer manufacturing capacity and the construction of our polysilicon plants and our pledged bank deposits of $57.1 million relating to purchases of property, plant and equipment.

During the nine months ended September 30, 2009, our net cash used in investing activities amounted to $661.1 million, mainly as a result of investments in additional property, plant and equipment for $598.8 million, purchase of additional land use rights at our Xinyu Hi-Tech Industrial Park site for $14.5 million and cash paid for investment in an associate and a jointly-controlled entity of $74.5 million. We pledged such bank deposits as security for the issuance of letters of credit in connection with our purchases of property, plant and equipment.

Financing Activities

During the nine months ended September 30, 2008, our net cash provided by financing activities amounted to $778.7 million, mainly as a result of net proceeds of $905.9 million from our issuance of ordinary shares and convertible senior notes and our net bank borrowings during the period. Our aggregate new loans and borrowings during the nine months ended September 30, 2008 amounted to $671.0 million. We repaid an aggregate principal amount of $358.9 million of our loans and borrowings during the period. We prepaid $199.4 million relating to our prepaid forward contracts in connection with the offering of our convertible senior notes in April 2008.

During the nine months ended September 30, 2009, our net cash provided by financing activities amounted to $566.5 million, mainly as a result of the net proceeds of $581.7 million from our net bank borrowings during the period. Our aggregate new loans and borrowings during the nine months ended September 30, 2009 amounted to

$1,783.0 million. We repaid an aggregate principal amount of $1,201.3 million of our loans and borrowings during the period.

The aggregate principal amount of our short-term bank borrowings and current installments of long-term bank borrowing, outstanding as of December 31, 2008 and September 30, 2009 was $666.2 million and $1,103.8 million, respectively. The aggregate principal amount of our long-term bank borrowings outstanding, excluding current portions, as of December 31, 2008 and September 30, 2009 was $154.3 million and $298.9 million, respectively.

As of September 30, 2009, our short-term borrowings and current installments of long-term bank borrowing, amounted to $1,103.8 million. The short-term bank borrowings outstanding as of September 30, 2009 had maturity terms ranging from three to 12 months and interest rates ranging from 1.126% to 7.391% and a weighted average interest rate of 4.654%. These loans were obtained from various financial institutions. The proceeds from these short-term bank borrowings were for working capital purposes. Certain of these outstanding borrowings amounting to approximately $82.7 million borrowed by Jiangxi LDK Solar contain interest rate adjustment provisions. If Jiangxi LDK Solar’s debt-to-asset ratio exceeds 65% calculated based on its financial statements prepared under PRC GAAP, the Bank of China would increase the interest rate currently charged on the borrowings by 5%. On the other hand, if Jiangxi LDK Solar’s debt to asset ratio is maintained at less than 40%, the interest rate charged on those bank borrowings would be reduced by 5%. As of September 30, 2009, Jiangxi LDK Solar’s debt to asset ratio was 74%. Jiangxi LDK Solar has received a waiver letter dated December 16, 2009 from the Bank of China that these interest rate adjustment provisions will not apply to these outstanding borrowings in the year of 2009. These loan facilities contain no specific renewal terms, but we expect to be able to obtain extensions of some of the loan facilities shortly before they mature. We plan to repay these short-term bank borrowings with cash generated by our operating activities in the event we are unable to obtain extensions of these facilities or alternative funding in the future. A substantial portion of our short-term loans were secured by certain of our buildings, land use rights, plant and machinery, pledged bank deposits and raw materials.

As of September 30, 2009, we had total long-term bank borrowings of approximately $298.9 million with interest rates ranging from 2.661% to 8.000%.

Working Capital Deficit

As of September 30, 2009, we had a working capital deficit of $1,151.7 million, that is, our total current liabilities of $2,250.3 million exceeded our total current assets of $1,098.6 million. We had an accumulated deficit of $8.5 million. During the nine months ended September 30, 2009, we incurred a net loss of $209.9 million and used $95.2 million of cash in operations. We had cash and cash equivalents of $67.8 million, most of which are held by our PRC subsidiaries. Most of our short-term bank borrowings and current installments of our long-term debt totaling $1,103.8 million are the obligations of these subsidiaries. Our net working capital deficit may initially raise substantial doubt as to our ability to continue as a going concern. However, we believe that we have developed a liquidity plan that, if executed successfully, will provide sufficient liquidity to finance our anticipated working capital and capital expenditure requirements for the next 12 months. Our liquidity plan is summarized below:

•	Sale of equity interest in our polysilicon plant. We completed the sale of a 15% equity interest in Jiangxi LDK Silicon, which owns our polysilicon plant with 15,000-MT annualized production capacity in Xinyu city, China, to Jiangxi Trust, for Rmb 1.5 billion on November 20, 2009. Urban Construction Investment Group Co., Ltd., a PRC company wholly owned by the Xinyu city government, has agreed to purchase from us a 10% equity interest in Jiangxi LDK Silicon for a minimum consideration of Rmb 1.2 billion upon our giving them one month’s notice within 18 months after signing the agreement.

•	Realization of power plant project. LQ Energy GmbH, an associate of ours, currently holds one 40MW power plant project in Germany, which had been grid connected as of December 2009. LQ Energy GmbH is negotiating with potential buyers to sell completed PV project by the end of second quarter in 2010. Upon the successful sale of the project, LQ Energy GmbH is expected to distribute to us a portion of consideration based on our equity interest, which is expected to be at least $70.0 million.

•	Bank Financing. Subsequent to September 30, 2009, we successfully obtained additional secured and unsecured short-term bank borrowings and unsecured long-term bank borrowings. In November 2009, we obtained new revolving credit facilities in the size of Rmb 4,950 million from the Bank of China. Details of subsequent bank financing are disclosed in note 21 to our unaudited condensed consolidated financial statements as of and for the nine-month periods ended September 30, 2008 and 2009. We believe that we will be able to obtain continued borrowing facilities from the banks so that when required by us, the bank loans due for repayment within the next 12 months can be successfully replaced with new loans drawn down from existing revolving banking facilities and new borrowing facilities.

•	Equity offering by the Company. We are obtaining additional funds from the issuance of additional equity in this offering.

•	Cost reduction and delay on capital expenditure. We have been negotiating with a number of our vendors, including suppliers of raw materials, equipment and construction materials to lower the prices or obtain more favorable payment terms to achieve saving in costs or to reduce required cash flow in the next 12 months.

See “Risk Factors — Risks Relating to Our Company and Our Industry — We are operating with a significant working capital deficit and incurred a net loss of $209.9 million for the nine months ended September 30, 2009; if we do not successfully execute our liquidity plan, we face the risk of not being able to continue as a going concern” for a more detailed discussion on risks relating to our working capital deficit.

Capital Expenditures

We invested $941.2 million and $689.5 million in capital expenditures during the nine months ended September 30, 2008 and 2009, respectively, primarily to build and expand our wafer and ingot processing plant, purchase production equipment and construct our polysilicon production plant.

Our capital expenditures are expected to increase in the future as we expand our wafer production capacity and polysilicon production capacity in line with our business expansion strategy. As of September 30, 2009, our polysilicon production plant consists of two factories under construction. We estimate that our capital expenditures will be approximately $800 million in 2009 and approximately $200 million to $300 million in 2010.

We will need additional funding to finance our planned wafer production capacity expansion, construction of our polysilicon facilities and working capital requirements. In addition, we may require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If we do not have sufficient cash to meet our requirements, we may seek to issue additional equity securities or debt securities or to borrow from lending institutions. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer.

Prepayments to Suppliers

In order to secure stable supply of polysilicon materials, we make prepayments to certain suppliers based on written purchase orders detailing product, quantity and price. Our prepayments to suppliers are recorded either as prepayments to suppliers, if they are expected to be utilized within 12 months as of each balance sheet date, or as prepayments to suppliers to be utilized beyond one year, if they represent the portion expected to be utilized after 12 months. As of September 30, 2008 and September 30, 2009, we had prepayments to suppliers that amounted to $294.9 million and $74.1 million, respectively, and prepayments to suppliers to be utilized beyond one year that amounted to $22.1 million and $30.6 million, respectively. Prepayments to suppliers are reclassified to inventories when we apply the prepayments to related purchases of polysilicon feedstock, and such reclassifications are not reflected in our consolidated cash flows from operations.

We make prepayments without receiving collateral, as a result, we are subject to counterparty risks, and our claims for such prepayments would rank only as an unsecured claim, which exposes us to the credit risks of these suppliers in the event of their insolvency or bankruptcy. See “Risk Factors — Risks Relating to Our Company and Our Industry — We have entered into long-term supply contracts with suppliers which we may not be able to renegotiate” for a discussion on risks relating to our prepayment obligations to our suppliers.

Advance Payments from Customers

As of September 30, 2009, advance payments from our customers amounted to $422.6 million, a decrease of $354.6 million from advance payments from our customers as of the nine months ended September 30, 2008 of $777.2 million. This decrease was mainly due to a reclassification of a $244.1 million prepayment from Q-Cells from advance payments from customers to other payable as a result of the entry into an amendment agreement between Q-Cells and us, pursuant to which we are required to refund the prepayment to Q-Cells in accordance with the repayment schedule set forth in the amendment agreement. In addition, there was a decline in the global market demand for solar wafers and requests by more customers to effect payments upon delivery or after acceptance of delivery. In line with the changes with respect to our net sales and advance payments from customers, our trade accounts receivable amounted to $40.3 million as of September 30, 2008, and $247.2 million as of September 30, 2009. We expect the current business environment to continue for some time and advance payments from our customers to decrease while accounts receivable to increase. See “Risk Factors — Risks Relating to Our Company and Our Industry — We have entered into long-term sales contracts with customers which may be renegotiated at terms less favorable to us.” and “Risk Factors — Risks Relating to Our Company and Our Industry — Our customers may not prepay for their orders under agreed contractual terms, resulting in longer accounts receivable turnover cycles.” for a discussion on risks relating to our prepayment obligations to our suppliers.

Contractual Commitments

We have entered into substantial commitments for future purchases of raw materials and equipment, including polysilicon feedstock, wafer manufacturing equipment and polysilicon production equipment. These commitments as of September 30, 2009 amounted to approximately $464.5 million in total, including approximately $248.7 million for the 12 months ending September 30, 2010 and approximately $215.8 million for the 24 months ending September 30, 2012. Our actual purchases of polysilicon feedstock, wafer manufacturing equipment and polysilicon production equipment in the future may exceed these amounts.

Recently Adopted Accounting Standards

In May 2008, the FASB issued Accounting Standards Codification, or ASC, Subtopic 470-20, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), or ASC Subtopic 470-20. ASC Subtopic 470-20 required LDK Solar Co., Ltd. to separately account for the liability and equity components of LDK Solar Co., Ltd.’s 4.75% convertible senior notes issued in April 2008 in a manner that result in recording interest expense using LDK Solar Co., Ltd.’s nonconvertible debt borrowing rate for such debt. The associated discount is amortized using the effective interest rate method over 3 years from the date of the debt issuance. LDK Solar Co., Ltd. adopted the ASC Subtopic 470-20 on January 1, 2009, and applied its provisions retrospectively to all periods presented as required by ASC Subtopic 470-20. As a result, management has adjusted our previously issued 2008 consolidated financial statements. The following table summarizes the impact of the retrospective application of the ASC Subtopic 470-20 in our consolidated balance sheet as of December 31, 2008:

	At December 31, 2008
	As previously
	reported	Adjustments	As adjusted
	(In thousands)

Debt issuance costs, net	8,764	(356)	8,408
Total assets	3,373,728	(356)	3,373,372
Convertible senior notes	400,000	(14,315)	385,685
Total liabilities	2,597,820	(14,315)	2,583,505
Additional paid-in capital	446,327	17,774	464,101
Retained earnings	205,280	(3,815)	201,465
Total equity	775,908	13,959	789,867
Total liabilities and equity	3,373,728	(356)	3,373,372

The unaudited condensed consolidated statement of operations, equity and comprehensive income, and cash flows for the nine months period ended September 30, 2008 has reflected the retrospective adjustment as required by ASC Subtopic 470-20.

In February 2008, the FASB issued ASC paragraphs 820-10-50-8A, 55-23A, and 55-23B, Effective Date of FASB Statement No. 157, or ASC paragraphs 820-10-50-8A, 55-23A, and 55-23B, which delayed the effective date of ASC Subtopic 820-10, until fiscal year beginning after November 15, 2008 for all non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis. The adoption of the provisions of ASC Subtopic 820-10 related to non-financial assets and non-financial liabilities on January 1, 2009 did not have any impact on our financial position and results of operations.

ASC Subtopic 810-10, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This standard defines a non-controlling interest, previously called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. ASC Subtopic 810-10 requires, among other items, that a non-controlling interest be included in the consolidated statement of financial position within equity separate from the parent’s equity; consolidated net income to be reported at amounts inclusive of both the parent’s and non-controlling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and non-controlling interest all on the consolidated statement of operations; and if a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value. We adopted the provisions of ASC Subtopic 810-10 on January 1, 2009.

ASC Topic 805, Business Combinations, or ASC Topic 805, which retains the underlying concepts of the previously issued standard in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but changes the method of applying the acquisition method in a number of ways. Acquisition costs are no longer considered part of the fair value of an acquisition and will generally be expensed as incurred, non-controlling interests are valued at fair value at the acquisition date, in-process R&D is recorded at fair value as an indefinite-lived intangible asset at the acquisition date, restructuring costs associated with a business combination are generally expensed subsequent to the acquisition date, and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. In April 2009, the FASB issued ASC Subtopic 805-20, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, or ASC Subtopic 805-20, which amends the guidance in ASC Topic 805 to require contingent assets acquired and liabilities assumed in a business combination to be recognized at fair value on the acquisition date if fair value can be reasonably estimated during the measurement period. If fair value cannot be reasonably estimated during the measurement period, the contingent asset or liability would be recognized in accordance with ASC Topic 450, “Accounting for Contingencies,” and ASC Subtopic 450-20, Reasonable Estimation of the Amount of a Loss. Further, ASC Subtopic 805-20 eliminated the specific subsequent accounting guidance for contingent assets and liabilities from ASC Topic 805, without significantly revising the guidance in Statement of Financial Accounting Standard No. 141. However, contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination would still be initially and subsequently measured at fair value in accordance with ASC Topic 805. ASC Subtopic 805-20 is effective for all business acquisitions occurring on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We adopted the provisions of ASC Subtopic 805-20 on July 10, 2009.

In May 2009, the FASB issued FASB ASC 855, Subsequent Events, or ASC 855. ASC 855 addresses accounting and disclosure requirements related to subsequent events. ASC 885 requires management to evaluate subsequent events through the date the financial statements are either issued or available to be issued, depending on the company’s expectation of whether it will widely distribute its financial statements to its shareholders and other financial statement users. Companies are required to disclose the date through which subsequent events have been evaluated. ASC 855 is effective for interim or annual financial periods ending after June 15, 2009 and to be applied prospectively. Management has evaluated subsequent events through December 17, 2009, which is the date that the unaudited condensed consolidated financial statements as of and for the nine-month periods ended September 30, 2008 and 2009 were available to be issued.

In April 2009, the FASB issued FASB ASC paragraph 820-10-65-1, Interim Disclosures about Fair Value of Financial Instruments. FASB ASC paragraph 820-10-65-1 amends FASB ASC Subtopic 825-10, Disclosures about Fair Value of Financial Instruments, to require publicly-traded companies, as defined in FASB ASC Subtopic 270-10, Interim Financial Reporting, to provide disclosures on the fair value of financial instruments in interim financial statements. FASB ASC paragraph 825-10-65-1 is effective for interim periods ending after June 15, 2009. The Group adopted the new disclosure requirements in the unaudited condensed consolidated financial statements as of and for the nine-month periods ended September 30, 2008 and 2009. The disclosures required under FASB ASC paragraph 820-10-65-1 are included in note 19 to the unaudited condensed consolidated financial statements as of and for the nine-month periods ended September 30, 2008 and 2009.

Other Recent Developments

Legal proceedings

In October 2007, our former finance controller, Charley Situ, alleged that we incorrectly reported our inventories of silicon feedstock. As a result of Mr. Situ’s allegations, several securities class action lawsuits were filed against us and several of our current officers and directors during October 2007 in the U.S. District Courts in the Northern District of California and the Southern District of New York. Those actions have been consolidated into a single action, pending in the Northern District of California, entitled In re LDK Solar Sec. Litig., Case No. C07-05182 WHA. The complaint seeks substantial monetary damages on behalf of a class of persons who purchased our securities from June 1, 2007 to October 7, 2007 and allege that we overstated our inventory, among other things. We believe the allegations in the securities lawsuits are without merit and filed motions to dismiss the complaints in April 2008. On May 29, 2008, the United States District Court Northern District of California denied our motions to dismiss. We filed a motion for reconsideration on June 13, 2008 but the motion was denied again by the court on July 14, 2008. We filed an additional motion to dismiss counts against certain of the individual defendants on July 21, 2008. On August 21, 2008, the plaintiffs conceded to the dismissal of all claims against Jiangxi LDK Solar and certain claims against two individual directors. On January 28, 2009, the court issued an order certifying the plaintiff class of all persons who purchased our ADSs, call options for our ADSs or sold put options for our ADSs during the class period of June 1, 2007 through October 7, 2007. We plan to continue to vigorously defend this lawsuit. The trial is in the discovery phase. A trial date is scheduled for March 22, 2010. It is not possible for us to reasonably estimate the amount of loss, if any, we would incur in the event of an unfavorable outcome from the resolution of this lawsuit.

In response to Mr. Situ’s allegations, in October 2007, we formed an internal committee to investigate the allegations and conduct an immediate physical inventory count of our polysilicon materials. We found no material discrepancies as compared to our financial records. We believe that Mr. Situ’s allegations have no merit. Additionally, the independent directors of our audit committee conducted an independent investigation into the allegations made by Mr. Situ. The independent investigation was primarily conducted by our audit committee’s independent counsel, a major U.S. law firm, and forensic accountants from a “big four” independent accounting firm that was separate from our external auditors, as well as independent experts in the evaluation of silicon feedstock and the production of multicrystalline solar wafers. The independent investigation found no material errors in our stated silicon inventory quantities as of August 31, 2007, and concluded that Mr. Situ’s allegations of an inventory discrepancy were incorrect because he had not taken into account all locations where we stored our silicon feedstock. The independent investigation further concluded that we were using each of our various types of silicon feedstock in the production of our multicrystalline solar wafers, and that a provision for obsolete or excess silicon feedstock was not required.

The United States Securities and Exchange Commission, or the SEC, also initiated an investigation into the allegations by Mr. Situ. The results of our audit committee’s independent investigation were also presented to the SEC. On March 24, 2008, the SEC staff informed us that it did not intend to recommend any enforcement action by the SEC.

In addition, several of our officers and directors are defendants in another lawsuit, pending in California Superior Court, Santa Clara County, entitled Sean Coonerty v. Xiaofeng Peng, et al., Case No. 108CV103758. This derivative lawsuit alleges claims of breach of fiduciary duty and unjust enrichment based on the same allegations contained in the securities lawsuit, repeating Mr. Situ’s allegations that the feedstock inventory was overstated, and seeks damages in an unspecified amount on behalf of our company. This lawsuit is at its early stage, and our officers and directors have not responded to the complaint.

In May 2009, we received a demand letter from a former employee claiming that we breached our compensation agreement with him. We have agreed to resolve this claim through arbitration. The matter is in the discovery stage. Discovery is expected to be completed in the first quarter of 2010, and arbitration is scheduled for June 2010.

Sale of equity interest in our polysilicon plant

We completed the sale of a 15% equity interest in Jiangxi LDK Silicon, which owns our polysilicon plant with 15,000-MT annualized production capacity in Xinyu city, China, to Jiangxi Trust, for Rmb 1.5 billion on November 20, 2009. Urban Construction Investment Group Co., Ltd., a PRC company wholly owned by the Xinyu city government, has agreed to purchase from us a 10% equity interest in Jiangxi LDK Silicon for a minimum consideration of Rmb 1.2 billion upon our giving them one months’ notice within 18 months after signing the agreement. The actual transfer of this interest will have to be pre-approved by the local foreign investment bureau.

Indicative Termsheet Relating to Our Polysilicon Business

On December 17, 2009, we signed a non-binding indicative termsheet with VMS Investment Group Limited and its affiliates, or the Investors, pursuant to which the Investors have agreed to subscribe to between $50 million to $80 million aggregate amount of redeemable and convertible preference shares to be issued by a Cayman Islands subsidiary to be created to hold and operate our polysilicon business. The transaction will require a reorganization of our polysilicon business through which the assets and liabilities relating to our polysilicon business will be assumed by the newly created subsidiary, which will be wholly owned by us and be the issuer of the redeemable and convertible preference shares. The terms of the securities have a two-year maturity and are convertible at the option of the holders at a conversion ratio that includes an investment internal rate of return. The investment is expected to close by the end of March 2010 subject to final documentation and closing conditions.

Dispute with Q-Cells and amendment to the Q-Cells supply agreement

On December 4, 2009, we and Q-Cells jointly announced that the two companies amended the supply agreement of December 2007, pursuant to which we agreed to supply solar wafers to Q-Cells for a 10-year period from 2009 to 2018. The amendment to the supply agreement followed negotiations aimed to resolve a dispute between the two companies as a result of the announcement in August 2009 by Q-Cells of its claim to terminate the supply agreement. Q-Cells alleged that we failed to fulfill “significant contractual obligations” and sought to take measures to draw down our bank guarantee relating to the $244.5 million prepayment by Q-Cells to us under the supply agreement. We strongly disagreed with Q-Cells’ claim, believed Q-Cells’ purported termination was without merit and sought a preliminary injunction in the Regional Court of Berlin to enjoin Q-Cells from drawing down the prepayment guarantee issued by a German bank in favor of Q-Cells.

Under the terms of the amendment, we have agreed to cease any pending proceedings or claims against Q-Cells and Q-Cells has agreed not to draw down the prepayment guarantee issued. The amendment grants Q-Cells preferential prices reflecting its preferred customer status and greater flexibility in determining the annual and final contract volumes based on its actual demand. Under the amendment, a portion of shipments scheduled for delivery in 2009 to 2011 is deferred to the period from 2012 to 2018. Q-Cells’ contractual obligation to take delivery of wafer shipments is reduced to 20% of the originally agreed volume for 2009 and 33% of the originally agreed volume with respect to 2010 and 2011. The amendment also allows Q-Cells to substitute up to 400-MT annually of its own silicon feedstock for volumes to be purchased under the agreement in 2010 and 2011. In addition, we are required to repay prepayments made by Q-Cells to us according to the following repayment schedule:

	Year Ending December 31,
	2009	2010	2011	2012	2013	2014	2015
	(millions)
Prepayment to be refunded	$6.9	$48.9	$48.9	$51.3	$29.3	$29.3	$29.3

The amendment also grants Q-Cells the right to terminate the agreement at will and without cause after April 1, 2011, upon giving a 12-month prior notice. Upon a valid termination of the agreement, we are required to repay to Q-Cells the remaining outstanding prepayment within 90 days after the written termination.

Concurrent with the entry into such amendment, we also finalized a tolling agreement with Q-Cells to expand the parties’ cooperation in the areas of cell and module processing. Under this agreement, Q-Cells will supply solar cells to us on a tolling basis and we will supply modules to Q-Cells on the same basis.

Principal Shareholder and Related Party Transactions

Mr. Xiaofeng Peng, our founder, chairman, chief executive officer and ultimate controlling shareholder, in his personal capacity, and his family members are engaged in certain alternative energy projects, including a company that is developing a project involving thin-film solar technology. LDK New Energy, our immediate controlling shareholder that is wholly owned by Mr. Peng, is the beneficial owner of all of the equity interest of this thin-film solar company. Thin-film solar technology is an alternative method of producing solar power products compared to our crystalline wafer-based solar technology and products. Mr. Peng and his family members may finance such alternative energy projects, including the thin-film solar project, in part, by proceeds from LDK New Energy’s sales of a portion of its equity interest in our company. In addition, LDK New Energy has entered into loan facilities with financial and banking institutions to finance the thin-film solar project. As of the date of this prospectus supplement, LDK New Energy has pledged approximately 56.5 million shares, including ADSs. Mr. Peng and his family members may from time to time obtain additional borrowings to fund investments in such alternative energy projects from financial institutions, which may be secured by additional pledges of a portion of LDK New Energy’s shares in our company. These future financing arrangements may be structured in such a way that Mr. Peng would be required to pledge additional shares or other collateral if the market value of the pledged shares does not meet specified levels.

In August 2009, we entered into a framework agreement, as amended and restated in December 2009, with Best Solar, a solar module manufacturer controlled by Mr. Peng, our chairman, chief executive officer and principal shareholder, pursuant to which, in addition to sale or purchase of solar modules, we have agreed to contract for solar module manufacturing services from Best Solar with the requisite solar cells supplied by us. The parties have also agreed to discuss terms when we initiate any proposal to establish a dedicated manufacturing facility at Best Solar or to acquire any of its module manufacturing facilities. We have also agreed not to sell modules in competition with Best Solar’s existing business in China and, in return, Best Solar has agreed not to compete with us in selling modules outside China or engage in solar power projects and related EPC services in China.

For the nine-month periods ended September 30, 2008 and 2009, in addition to the guarantees and security provided by related parties for our bank borrowings, the principal related party transactions and amounts outstanding with our related parties are summarized as follows:

	Periods ended
	September 30,	September 30,
	2008	2009

Sales of wafers under related parties arrangement(1)	—	55,068
Purchases of modules from related parties(2)	—	31,843
Other purchases from related parties(3)	2,892	1,230
Repayment of loan obtained from a related party(4)	—	2,195

(1)	In the nine-month period ended September 30, 2009, our principal operating subsidiary, Jiangxi LDK Solar, entered into three wafer sales contracts with Gintech valued at $52.4 million, and one wafer sales contract with Motech valued at $3.8 million. Gintech and Motech entered into cell sales agreements to sell corresponding quantities of cells to Best Solar, a company under common control of our controlling shareholder, Mr. Peng. We agreed with Gintech and Motech, respectively, that our wafer sales contracts will be void if Best Solar does not procure cells from Gintech and Motech pursuant to the cell sales agreements between Best Solar and Gintech and Motech, respectively.
(2)	We purchased modules of $31.8 million from Best Solar during the nine-month period ended September 30, 2009. The outstanding amount payable to Best Solar as of September 30, 2009 in respect of these purchase transactions was $31.8 million. Furthermore, during the nine-month period ended September 30, 2009, Jiangxi LDK Solar made prepayments of $15.3 million to Best Solar for module purchases and processing, which are to be executed in subsequent periods.
(3)	Jiangxi LDK Solar purchased consumables from Jiangxi Liouxin Industry Co., Ltd., which is a company controlled by Mr. Peng, of $1.0 million and $0.2 million during the nine-month periods ended September 30, 2008 and 2009 respectively. Jiangxi LDK Solar also purchased crucibles from Jiangxi Sinoma New Material Co., Ltd., or Sinoma, which is an associate of Jiangxi LDK Solar, of $1.9 million and $1.0 million during the nine-month periods ended September 30, 2008 and 2009, respectively. The outstanding amounts due to Jiangxi Liouxin Industry Co., Ltd. and Sinoma as of September 30, 2009 were $0.1 million and $0.7 million, respectively.
(4)	In December 2008, Jiangxi LDK Solar borrowed $2.2 million by way of an unsecured loan which carried interest at a rate of 5.04% per annum from Sinoma. This loan was repaid in April 2009.

In addition to the above, certain of our executives and employees exercised share options which vested in 2007 and 2008 during the period ended September 30, 2008. Pursuant to PRC tax regulations, the income derived from the exercise of the share options is subject to individual income tax, which we should have withheld from these executives and employees for payment to the PRC tax authorities. We had an outstanding receivable from these executives and employees of $42.0 million and $41.8 million as of December 31, 2008 and September 30, 2009 respectively in relation to the individual income tax liabilities arising from the exercise of share options by these executives and employees, which are included in other current assets.

Bank borrowings

Subsequent to September 30, 2009, we successfully obtained additional secured and unsecured short-term bank borrowings of $264.2 million with interest rates ranging from 1.044% and 5.310% and unsecured long-term bank borrowings of $99.6 million with an interest rate of 5.400% to be repriced annually. We repaid short-term bank borrowings and current portion of long-term bank borrowings of $363.4 million in total. As of December 17, 2009, our short-term bank borrowings with current portion of long-term bank borrowings and long-term bank borrowings amounted to $1,009.6 million and $393.5 million respectively. In November 2009, Bank of China granted us long-term bank borrowings of Rmb 600 million. Bank of China also granted to us revolving credit facilities of Rmb 4,950 million, which covers both our additional Rmb 600 million long-term bank borrowing and our existing bank borrowings from Bank of China as of December 17, 2009 of Rmb 2,958 million, leading to an unused revolving credit facility of Rmb 1,392 million for short-term bank borrowings from Bank of China. As of December 17, 2009, we had total revolving credit facilities of $1,793.0 million, of which $458.8 million was unused.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $108.1 million, after deducting estimated discounts and commissions and estimated offering expenses.

We expect to use the net proceeds from this offering for the following purposes:

•	approximately $90.0 million to pay down our short-term indebtedness at interest rates between 5.00% and 6.00% per year; and

•	the remaining net proceeds to fund our polysilicon plant and the expansion of our solar module business and for our general corporate purposes.

If the underwriters exercise their over-allotment option with respect to 2,478,000 ADSs, we currently plan to use the additional net proceeds for general corporate purposes.

The foregoing represents our current intentions with respect to the use of our net proceeds of this offering based upon our present plans and business conditions. However, our management will have significant flexibility and discretion in applying our net proceeds from this offering. Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes. Pending use of any net proceeds, we intend to invest such net proceeds in short-term, interest-bearing deposits with commercial banks.

PRICE RANGE OF OUR ADSs

For the period from June 1, 2007 to December 17, 2009 the closing price of our ADSs on the New York Stock Exchange ranged from $4.04 to $73.95 per ADS.

Set forth below, for the applicable periods indicated, are the high and low closing prices per ADS as reported by the New York Stock Exchange.

	High	Low

Quarterly Highs and Lows
2007 (from June 1, 2007)
Second Quarter	$32.20	$23.20
Third Quarter	73.95	31.30
Fourth Quarter	70.00	26.91
2008
First Quarter	49.37	20.43
Second Quarter	47.16	27.50
Third Quarter	51.26	30.02
Fourth Quarter	33.12	9.95
2009
First Quarter	16.01	4.04
Second Quarter	13.90	6.78
Third Quarter	11.99	8.53
Monthly Highs and Lows
October 2009	8.44	5.78
November 2009	8.55	5.23
December 2009 (through December 17)	9.25	7.84

On December 17, 2009, the last reported closing sale price of our ADSs on the New York Stock Exchange was $7.84 per ADS.

CAPITALIZATION

The following table sets forth our capitalization (long-term debt plus total shareholders’ equity) as of September 30, 2009:

•	on an actual basis; and

•	on an adjusted basis to reflect the sale of the ADSs by us in this offering at $7.00 per ADS.

You should read this table in conjunction with our unaudited condensed consolidated financial statements as of and for the nine-month periods ended September 30, 2008 and 2009 beginning on page F-1 and the information under “Supplemental Information About Us — Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Nine Months Ended September 30, 2009.”

	As of September 30, 2009
	Actual	As Adjusted
	(in thousands)

Long-term bank borrowings	$298,918	$298,918
Convertible senior notes	390,102	390,102
Equity:
Ordinary shares, $0.10 par value; 499,580,000 shares authorized; 113,501,049 shares issued and 113,248,243 shares outstanding on an actual basis(1), and 130,021,049 shares issued and 129,768,243 shares outstanding on an as adjusted basis	11,325	12,977
Additional paid-in capital	476,653	583,091
Statutory reserve	29,676	29,676
Accumulated other comprehensive income	86,620	86,620
Accumulated deficit	(8,478)	(8,478)
Total LDK Solar Co., Ltd. shareholders’ equity	595,796	703,886

Non-controlling interests	200	200

Total equity	595,996	704,086
Total capitalization	$1,285,016	$1,393,106

(1)	Excludes 6,403,234 ordinary shares reserved for future issuance upon the exercise of options outstanding as of September 30, 2009 granted under our 2006 stock incentive plan.

The capitalization table above assumes no exercise of the underwriters’ over-allotment option. For details of our debt outstanding as of September 30, 2009, see our unaudited condensed consolidated financial statements as of and for the nine-month periods ended September 30, 2008 and 2009 beginning on page F-1.

DILUTION

Our as adjusted net book value as of September 30, 2009 was approximately $985.9 million, or $7.99 per ordinary share and $7.99 per ADS, based upon 113,248,243 shares outstanding as of that date after giving effect to the conversion of $400,000,000 of our 4.75% convertible senior notes due 2013 into 10,181,360 ordinary shares at the initial conversion rate of 25.4534 per $1,000 of such notes. As adjusted net book value per ordinary share is calculated by dividing our as adjusted net book value by the number of outstanding ordinary shares (after giving effect to the conversion of our convertible senior notes described above). Our as adjusted net book value is calculated by subtracting our total liabilities from our total assets, after giving effect to the conversion of our convertible senior notes described above. After giving additional effect to the sale by us of 16,520,000 ADSs offered in this offering at $7.00 per share and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net book value as of September 30, 2009 would have been $1,094.0 million, or $7.82 per ordinary shares and $7.82 per ADS. There is no immediate dilution in the net book value to you and other purchasers of our ADSs in this offering.

The foregoing discussion does not take into effect dilution to you and other new investors that could occur upon the exercise of outstanding options to the extent such options have a per share exercise price less than the offering price per share in this offering. As of September 30, 2009, there were:

•	6,403,234 ADSs issuable upon the exercise of options outstanding; and

•	4,694,065 ADSs reserved for future issuance under our 2006 share incentive plan.

DIVIDEND POLICY

We have never declared or paid any dividends, nor do we anticipate paying any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings for use in the operation and expansion of our business.

We are a holding company and our cash flow depends principally on dividends from our principal operating subsidiaries, Jiangxi LDK Solar, Jiangxi LDK Silicon and Jiangxi LDK Polysilicon, which are foreign-invested enterprises in China. The ability of our subsidiaries in China to pay dividends to us is subject to various restrictions, including legal restrictions in China that permit payment of dividends only out of net income determined in accordance with PRC accounting standards and regulations.

Our board of directors has complete discretion as to whether we will pay dividends in the future. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

The depositary has agreed to distribute any dividend we declare and pay on our ordinary shares evidenced by ADSs to the holders of our ADSs, subject to the terms of the deposit agreement, to the same extent as holders of our ordinary shares, less its fees and expenses payable under the deposit agreement and after deduction of any applicable taxes. The depositary may send to you anything else we distribute on deposited securities by means it considers lawful and reasonably practical. If it cannot make the distribution that way, the depositary may decide to sell what we distribute and distribute the net proceeds in the same way as it does with cash or hold what we distribute if it cannot be sold. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars. See “Description of Securities — Dividends” and “Description of Securities — American Depositary Shares” in the accompanying prospectus for additional information.

EXCHANGE RATE INFORMATION

We conduct substantially all of our business operations in and from China with a substantial portion of our sales denominated in Renminbi, while a significant portion of our costs and expenses is denominated in U.S. dollars. We will make periodic reports to our shareholders in U.S. dollars by using the then-current exchange rates. We make no representation that any amounts in Renminbi or U.S. dollars could be or could have been converted into each other at any particular rate or at all. The PRC government imposes controls over its foreign exchange in part through regulation of the conversion between Renminbi and foreign currencies.

The following table sets forth, for the periods indicated, the noon buying rates for U.S. dollars in New York City for cable transfers in Renminbi as certified for customs purposes by the Federal Reserve Bank of New York:

	Noon Buying Rate
Period	Period End	Average	High	Low
	(Renminbi per $1.00)

2004	8.2765	8.2768	8.2774	8.2764
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.6058	7.8127	7.2946
2008	6.8225	6.9477	7.2946	6.7800
2009
June	6.8302	6.8334	6.8371	6.8264
July	6.8319	6.8317	6.8342	6.8300
August	6.8250	6.8462	6.8705	6.7800
September	6.8262	6.8277	6.8303	6.8247
October	6.8275	6.8270	6.8296	6.8260
November	6.8271	6.8274	6.8301	6.8259
December (through December 14)	6.8286	6.8275	6.8291	6.8260

Annual averages in the above table are calculated by averaging the noon buying rates on the last business day of each month during the year. Monthly averages are calculated by averaging the noon buying rates for all days during the month or the elapsed portion thereof.

On December 14, 2009, the noon buying rate for U.S. dollars in effect in New York City for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York was $1.00 = Rmb 6.8282.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding 81,992,978 ADSs representing 63.18% of our ordinary shares outstanding. All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. We have not listed and do not expect to list our ordinary shares.

Lock-Up Agreements

We have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; whether any such transaction described above is to be settled by delivery of ADSs, ordinary shares or such other securities, in cash or otherwise; or

•	file any registration statement with the Commission relating to the offering of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs.

The foregoing restrictions will not apply to:

•	the ordinary shares or ADSs to be sold pursuant to this prospectus supplement; or

•	the issuance by us of ordinary shares or ADSs upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the underwriters have been advised in writing.

In addition, each of our directors and executive officers and LDK Energy have agreed that, without the prior written consent of the representatives on behalf of the underwriters, they will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs beneficially owned (as such term is used in the Exchange Act) by them or any other securities so owned convertible into or exercisable or exchangeable for ordinary shares or ADSs;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; or

•	publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such transaction, swap, hedge or other arrangement, whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the pledge by LDK New Energy of additional ordinary shares (including ordinary shares represented by ADSs) pursuant to margin call requirements under Mr. Peng’s Rule 10b5-1 plan and a credit agreement dated as of September 25, 2009 among LDK New Energy, Mr. Peng, Best Solar, Merrill Lynch (Bermuda) Services Ltd. and other parties, provided that the total number of ordinary shares (including ordinary shares represented by ADSs) pledged under the agreements described above, including pledge of additional ordinary shares (including ordinary shares represented by ADSs) permitted under this bullet point, does not exceed 56,500,000 ordinary shares (including ordinary shares represented by ADSs);

•	the issuance by the Company of ordinary shares or ADSs upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement, of which the underwriters have been advised in writing; or

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares or ADSs, provided that such plan does not provide for the transfer of ordinary shares or ADSs during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of such officer, director, shareholder or us.

In addition, each of our directors and executive officers agrees that, without the prior written consent of the representatives on behalf of the underwriters, he/she will not, during the period commencing on the date hereof and ending 90 days after the date of the prospectus supplement, make any demand for or exercise any right with respect to, the registration of any ordinary shares, ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs. They have also agreed and consented to the entry of stop transfer instructions with our transfer agent and registrar against the transfer of our ordinary shares or ADSs except in compliance with the foregoing restrictions.

The 90-day lock-up period is subject to adjustment under certain circumstances. If, (i) during the last 17 days of the 90-day lock-up period we issue an earnings release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 90-day lock-up period, the lock-up will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is our affiliate or who has been our affiliate at any time during the three months preceding a sale and who has beneficially owned our ordinary shares for at least six months, is entitled to sell within any three-month period a number of ordinary shares that are “restricted securities” under the Securities Act that does not exceed the greater of the following:

•	1% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal approximately 1.3 million shares immediately after this offering; or

•	the average weekly trading volume of our ordinary shares, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales by such affiliated persons under Rule 144 must be through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Under Rule 144, a person who is not one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold, in the form of ADSs or otherwise, for at least six months, including the holding period (in case of restricted securities) of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 so long as we remain a reporting company and comply with our reporting obligations. After a holding period of one year, such non-affiliated persons may sell our shares or ADSs whether or not we continue to be a reporting company or to comply with our reporting obligations.

TAXATION

The following summary of material Cayman Islands, PRC and United States federal tax consequences of an investment in our ordinary shares or ADSs is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares or ADSs, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or to holders of our ordinary shares or ADSs solely by reason of becoming holders of our ordinary shares or ADSs levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

Under the former Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises, any dividends payable by foreign-invested enterprises to non-PRC investors, such as dividends from our PRC subsidiaries to our Cayman Islands holding company, were exempt from any PRC withholding tax. In addition, any dividends payable, or distributions made, by us to holders or beneficial owners of our ADSs or ordinary shares would not have been subject to any PRC tax, provided that such holders or beneficial owners, including individuals and enterprises, were not deemed to be PRC residents under the PRC tax law and had not become subject to PRC tax.

On March 16, 2007, the National People’s Congress promulgated a tax law named “Enterprise Income Tax Law of the PRC,” or the EIT Law, which took effect as of January 1, 2008. Under the EIT Law, enterprises established under the laws of non-PRC jurisdictions but whose “de facto management body” is located in China are considered “resident enterprises” for PRC tax purposes. Under the implementation regulations issued by the State Council relating to the EIT Law, “de facto management bodies” is defined as the bodies that have material and overall management control over the business, personnel, accounts and properties of an enterprise. Substantially all of our management is currently based in China, and may remain in China in the future. If we are treated as a “resident enterprise” for PRC tax purposes, we will be subject to PRC income tax on our worldwide income at a uniform tax rate of 25%. If we are treated as a “resident enterprise”, dividends received from our PRC subsidiaries may be excluded from our taxable income as the EIT Law provides that dividend income between qualified “resident enterprises” is exempt from income tax.

Moreover, the EIT Law provides that a withholding tax of 10% is normally applicable to dividends payable to non-PRC investors who are “non-resident enterprises,” to the extent such dividends are derived from sources within China. We are a Cayman Islands holding company and substantially all of our income is derived from dividends we receive from our operating subsidiaries located in China. Thus dividends paid to us by our subsidiaries in China may be subject to the 10% withholding tax if we are considered as a “non-resident enterprise” under the EIT Law. Gain from the disposition of our ordinary shares or ADSs may be subject to 10% income tax if we are considered a “resident enterprise.”

We believe that under the existing implementation regulations of the EIT Law, dividends paid by us to holders of our ordinary shares or ADSs should not be deemed to be derived from sources within China under the EIT Law and therefore should not be subject to the 10% withholding tax. However, what will constitute income derived from sources within China is currently unclear. In addition, we believe that gains on the disposition of shares or ADSs should not be subject to PRC tax. However, these conclusions are not entirely free from doubt. In addition, it is possible that these rules may change in the future, possible with retroactive effect.

Certain United States Federal Income Taxation Considerations

The following is a general discussion of certain United States federal income tax consequences to U.S. Holders (defined below) under present law of the acquisition, ownership and disposition of our ordinary shares or ADSs. This summary applies only to U.S. Holders that hold our ordinary shares or ADSs as capital assets and that have the U.S. dollar as their functional currency.

This discussion is based on the United States Internal Revenue Code of 1986, as amended, or the Code, current and proposed U.S. Treasury regulations, rulings and judicial decisions thereunder as of the date hereof. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:

•	certain financial institutions;

•	insurance companies;

•	broker dealers;

•	traders that elect to mark-to-market;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding an ordinary share or ADS as part of a straddle, constructive sale, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our voting stock; or

•	persons holding ordinary shares or ADSs through partnerships or other entities classified as partnerships for United States federal income tax purposes.

Prospective purchasers are urged to consult their tax advisors about the United States federal, state and local tax consequences to them of the purchase, ownership and disposition of our ordinary shares or ADSs.

The discussion below of the United States federal income tax consequences to “U.S. Holders” will apply if you are the beneficial owner of ordinary shares or ADSs and you are for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for United States federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership holds ordinary shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding ordinary shares or ADSs, you should consult your tax advisor.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be performed in accordance with the terms. If you hold ADSs, you generally will be treated as the owner of the underlying ordinary shares represented by those ADSs for United States federal income tax purposes. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to United States federal income tax. The U.S. Treasury has expressed concerns that parties to whom American depositary shares are released before shares are delivered to the depositary (“pre-release”), or certain intermediaries in the chain of ownership, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary receipts. These actions would also be inconsistent with claiming the reduced rate for “qualified dividend income” described below. Accordingly, the creditability of any PRC taxes, and the availability of the reduced tax rate for qualified dividend income, could be affected by actions taken by such parties or intermediaries.

Taxation of dividends and other distributions on the ordinary shares or ADSs

Subject to the passive foreign investment company, or PFIC, rules discussed below, the gross amount of any distribution (including the amount of any PRC taxes withheld, if any) to you with respect to the ordinary shares or ADSs, other than certain pro rata distributions of our ordinary shares or ADSs, will be includible in your gross income as ordinary dividend income when you, in the case of ordinary shares, or the depositary, in the case of ADSs, receive the distribution, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under United States federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares or ADSs, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that any distributions will generally be reported to U.S. Holders as dividends.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends may constitute “qualified dividend income” and be taxed at the lower applicable capital gains rate provided that (1) the ADS or ordinary shares, as applicable, are readily tradable on an established securities market in the United States, (2) we are not a PFIC (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under Internal Revenue Service authority, ADSs are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States because they are listed on the New York Stock Exchange. Moreover, as explained in further detail below, we do not expect to be a PFIC for our current taxable year or the foreseeable future. You should consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our ADSs or ordinary shares.

Dividends will constitute foreign source income for U.S. foreign tax credit limitation purposes. The rules governing foreign tax credits are complex. Investors are urged to consult with their own tax advisors regarding the availability of foreign tax credits under their particular circumstances.

In the event that we are required to withhold PRC income tax on dividends paid to you with respect to our ordinary shares or ADSs under the PRC enterprise income tax law, subject to applicable limitations you will generally be able to claim a foreign tax credit in respect of the withheld tax. Subject to generally applicable limitations, you may be able to claim a deduction instead of the foreign tax credit. You are urged to consult your tax advisors regarding the availability of the foreign tax credit or deduction under your particular circumstances.

Taxation of disposition of ordinary shares or ADSs

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized for the ADS or ordinary share and your tax basis in the ADS or ordinary share. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADS or ordinary share for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. However, the PRC enterprise income tax law may apply to gains on the sale and disposition of our ordinary shares or ADSs. If we are deemed to be a resident of China under the U.S.-PRC Avoidance of Double Taxation Treaty, such gain may be treated as arising from sources within China. You are urged to consult your tax advisors regarding the tax consequences if PRC withholding tax is imposed on the disposition of ADSs or ordinary shares, including the availability of the foreign tax credit under your particular circumstances.

Passive foreign investment company rules

We do not expect to be a PFIC for U.S. federal income tax purposes for our current taxable year, and provided that our passive income does not exceed our gross loss (if any) from operations we do not expect to become a PFIC in the foreseeable future. Our actual PFIC status for our current taxable year ending December 31, 2009 will not be determinable until after the close of our current taxable year ending December 31, 2009 and accordingly, there is no guarantee that we will not be a PFIC for 2009 or any future taxable year. A non-U.S. corporation is considered to be a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

We will be treated as owning our proportionate share of the assets and earnings and our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

A separate determination must be made each year as to whether we are a PFIC. As a result, our PFIC status may change. If we are a PFIC for any year during which you hold ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which you hold such ADSs or ordinary shares.

If we are a PFIC for any year in which you hold ADSs or ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including certain pledges) of the ADSs or ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. If you make a mark-to-market election for the ADSs, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of your taxable year over your adjusted basis in such ADSs. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs in a taxable year when we are a PFIC, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs as well as to any loss realized on the actual sale or disposition of the ADSs in a taxable year when we are a PFIC, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs. Your basis in the ADSs will be adjusted to reflect any such income or loss amounts. The tax rules that apply to distributions by corporations that are not PFICs that are described above in “— Taxation of dividends and other distributions on the ordinary shares or ADSs” would, except as described below with respect to qualified dividend income, apply to distributions by us in years subsequent to the year in which you made the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange, including the New York Stock Exchange, or other market, as defined in applicable U.S. Treasury regulations. The ADSs are listed on the New York Stock Exchange, and we expect, although no assurance can be given, that they will be regularly traded on the New York Stock Exchange. It is unclear whether the ordinary shares will be treated as “marketable stock” for purpose of the mark-to-market rules. You are urged to consult your own tax advisors regarding the U.S. federal income tax consequences that would arise if we are treated as a PFIC while you hold ordinary shares or ADSs.

In addition, notwithstanding any election you make with regard to the ADSs or ordinary shares, dividends that you receive from us will not constitute qualified dividend income to you if we are a PFIC either in the taxable year of the distribution or the preceding taxable year. Instead, you must include the gross amount of any such dividend paid by us in your gross income, and it will be subject to tax at rates applicable to ordinary income. Moreover, your ADSs or ordinary shares will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your ADSs or ordinary shares, even if we are not currently a PFIC. For purposes of this rule, if you make a mark-to-market election with respect to your ADSs or ordinary shares, you will be treated as having a new holding period in your ADSs or ordinary shares beginning on the first day of the first taxable year beginning after the last taxable year for which the mark-to-market election applies.

If your ADSs or ordinary shares are treated as shares in a PFIC, you will be required to file Internal Revenue Service Form 8621 regarding distributions received on the ADSs or ordinary shares and any gain realized on the disposition of the ADSs or ordinary shares.

In addition, if we are a PFIC, we do not intend to prepare or provide you with the information necessary to make a “qualified electing fund” election, which, like the mark-to-market election, is a means by which U.S. taxpayers may elect out of the tax treatment that generally applies to PFICs.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ADSs or ordinary shares.

Information Reporting and Backup Withholding

In general, information reporting for United States federal income tax purposes will apply to distributions made on the ordinary shares or ADSs paid within the United States to a non-corporate U.S. Holder and on sales or other dispositions of the ordinary shares or ADSs to or through a United States office of a broker by a non-corporate U.S. Holder. Payments made outside the United States will be subject to information reporting in certain circumstances.

In addition, backup withholding of United States federal income tax at a rate of 28% will apply to distributions made on ordinary shares or ADSs within the United States to a non-corporate U.S. Holder and on sales of ordinary shares or ADSs to or through a United States office of a broker by a non-corporate U.S. Holder who:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that backup withholding will be required, or

•	in certain circumstances, fails to comply with applicable certification requirements.

The amount of any backup withholding collected will be allowed as a credit against United States federal income tax liability provided that appropriate returns are filed.

UNDERWRITING

Under the expected terms and subject to the conditions contained in an underwriting agreement to be dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. International plc and Citigroup Global Markets Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs

Morgan Stanley & Co. International plc	9,086,000
Citigroup Global Markets Inc.	7,434,000

Total:	16,520,000

The address of Morgan Stanley & Co. International plc is 25 Cabot Square, Canary Wharf, London, E14 4QA, England. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, New York, 10013.

The underwriters are offering ADSs subject to their acceptance of ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of ADSs offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus supplement if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ over-allotment option described below.

Morgan Stanley & Co. International plc will offer ADSs in the United States through its registered broker-dealer affiliate in the United States, Morgan Stanley & Co. Incorporated.

The underwriters initially propose to offer the ADSs directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

We expect to grant to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 2,478,000 additional ADSs at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus supplement. To the extent the option is exercised, in whole or in part, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriters’ name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to additional 2,478,000 ADSs.

	Per ADS	No Exercise	Full Exercise

Public offering price	$7.00	$115,640,000	$132,986,000
Underwriting discounts and commissions	$0.28	$4,625,600	$5,319,440
Proceeds, before expenses, to us	$6.72	$111,014,400	$127,666,560

The underwriting discounts and commissions per ADS equal to the public offering price per ADS less the amount paid by the underwriters to us per ADS.

Our ADSs are listed on the New York Stock Exchange under the trading symbol “LDK”.

Lock-up Agreements

We have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; whether any such transaction described above is to be settled by delivery of ADSs, ordinary shares or such other securities, in cash or otherwise; or

•	file any registration statement with the Commission relating to the offering of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs.

The foregoing restrictions will not apply to:

•	the ordinary shares or ADSs to be sold pursuant to this prospectus supplement; or

•	the issuance by us of ordinary shares or ADSs upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the underwriters have been advised in writing.

In addition, each of our directors and executive officers and LDK Energy have agreed that, without the prior written consent of the representatives on behalf of the underwriters, they will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs beneficially owned (as such term is used in the Exchange Act) by them or any other securities so owned convertible into or exercisable or exchangeable for ordinary shares or ADSs;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; or

•	publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such transaction, swap, hedge or other arrangement, whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the pledge by LDK New Energy of additional ordinary shares (including ordinary shares represented by ADSs) pursuant to margin call requirements under Mr. Peng’s Rule 10b5-1 plan and a credit agreement dated as of September 25, 2009 among LDK New Energy, Mr. Peng, Best Solar, Merrill Lynch (Bermuda) Services Ltd. and other parties, provided that the total number of ordinary shares (including ordinary shares represented by ADSs) pledged under the agreements described above, including pledge of additional ordinary shares (including ordinary shares represented by ADSs) permitted under this bullet point, does not exceed 56,500,000 ordinary shares (including ordinary shares represented by ADSs);

•	the issuance by the Company of ordinary shares or ADSs upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement, of which the underwriters have been advised in writing; or

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares or ADSs, provided that such plan does not provide for the transfer of ordinary shares or ADSs during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of such officer, director, shareholder or us.

In addition, each of our directors and executive officers agrees that, without the prior written consent of the representatives on behalf of the underwriters, he/she will not, during the period commencing on the date hereof and ending 90 days after the date of the prospectus supplement, make any demand for or exercise any right with respect to, the registration of any ordinary shares, ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs. They have also agreed and consented to the entry of stop transfer instructions with our transfer agent and registrar against the transfer of our ordinary shares or ADSs except in compliance with the foregoing restrictions.

The 90-day lock-up period is subject to adjustment under certain circumstances. If, (i) during the last 17 days of the 90-day lock-up period we issue an earnings release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 90-day lock-up period, the lock-up will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Market Stabilization

In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of the ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing the ADSs in the open market. In determining the source of the ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of the ADSs compared to the price available under the over-allotment option.

The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing the ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, the ADSs in the open market to stabilize the price of ADSs. These activities may raise or maintain the market price of ADSs above independent market levels or prevent or retard a decline in the market price of ADSs. The underwriters are not required to engage in these activities and may end any of these activities at any time.

From time to time, certain of the underwriters or their affiliates have provided, and continue to provide, investment banking services to us, our affiliates and employees, for which they have received and continue to receive customary fees and commission.

We, LDK New Energy and Mr. Peng, on the one hand, and the underwriters, on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Selling Restrictions

General

No action has been or will be taken by us or by any underwriter in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any country or jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with this offering or the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Australia

This prospectus supplement:

•	does not constitute a disclosure document under Chapter 6D.2 of the Corporations Act 2001 of the Commonwealth of Australia (“Corporations Act”);

•	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”) as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and

•	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of Investors (“Exempt Investors”) available under section 708 of the Corporations Act.

The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

As any offer of ADSs under this prospectus supplement will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those ADSs for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those ADSs to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Canada

This prospectus supplement is not, and under no circumstance is to be construed as, an advertisement or a public offering of the ADSs in Canada or any province or territory thereof. Any offer or sale of the ADSs in Canada will be made only pursuant to an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer properly registered under applicable provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ADS to the public in that Relevant Member State at any time,

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of ADSs shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above provision, the expression “an offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

The ADSs may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to our ADSs may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to our ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance. The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice.

Japan

The underwriters will not offer or sell any of our ADSs directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except, in each case, pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait

The ADSs have not been licensed for offering in Kuwait by the Ministry of Commerce and Industry or the Central Bank of Kuwait or any other relevant Kuwaiti government agency. No private or public offering of the ADSs is being made in Kuwait, and no agreement relating to the sale of the ADSs will be concluded in Kuwait. No marketing or solicitation or inducement activities are being used to offer or market the ADSs in Kuwait.

PRC

This prospectus supplement may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

United Arab Emirates

The underwriters may not offer or sell, directly or indirectly, any ADSs in the United Arab Emirates, except:

•	in compliance with all applicable laws and regulations of the United Arab Emirates, and

•	through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates.

United Kingdom

An offer of the ADSs may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the underwriters in relation to the ADSs must be complied with in, from or otherwise involving the United Kingdom.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 except:

(1) to an institutional investor (for corporations, under 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Switzerland

This prospectus supplement does not constitute a prospectus within the meaning of Art. 625a of the Swiss Code of Obligations. The ADSs may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this prospectus supplement nor any other offering materials relating to the ADSs may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the ADSs in Switzerland.

The Cayman Islands

This prospectus supplement does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares to any member of the public in the Cayman Islands.

EXPENSES

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are payable by us in connection with the offer and sale of ADSs by us. With the exception of the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee, all amounts are estimates.

SEC registration fee	$11,160
FINRA filing fee	20,500
Printing and engraving expenses	300,000
Legal fees and expenses	500,000
Accounting fees and expenses	1,240,000
Miscellaneous	853,000

Total	$2,924,660

LEGAL MATTERS

The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York law will be passed upon for us by Sidley Austin LLP. Certain legal matters with respect to U.S. federal and New York law in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Conyers Dill & Pearman, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Grandall Legal Group and for the underwriters by King & Wood. Sidley Austin LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and upon Grandall Legal Group with respect to matters governed by PRC law.

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2008 AND 2009

LDK SOLAR CO., LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND SEPTEMBER 30, 2009

		December 31,	September 30,
	Note	2008	2009
		As adjusted
		(Note 2)
		(Amounts in US$ thousands)

ASSETS
Current assets
Cash and cash equivalents		255,523	67,753
Pledged bank deposits		83,383	72,665
Trade accounts receivable, net		94,733	247,212
Bills receivable		3,075	5,208
Inventories	(3)	616,901	392,409
Prepayments to suppliers, net of provision for doubtful recoveries of prepayments to suppliers of $20,582 and $31,005 as of December 31, 2008 and September 30, 2009, respectively	(4)	71,214	74,063
Other current assets, including amounts due from the Group’s executives and employees of $42,021 and $41,820 as of December 31, 2008 and September 30, 2009, respectively		68,123	154,098
Due from related parties	(16)	—	15,309
Deferred income tax assets		44,690	69,909

Total current assets		1,237,642	1,098,626
Property, plant and equipment, net	(5)	1,697,203	2,480,554
Deposits for purchases of property, plant and equipment		233,296	56,742
Intangible asset, net		1,037	1,471
Land use rights		99,162	164,422
Inventories to be processed beyond one year	(3)	—	25,314
Prepayments to suppliers expected to be utilized beyond one year		33,617	30,624
Pledged bank deposits — non-current		49,686	50,382
Debt issuance costs, net		8,408	5,813
Goodwill	(6)	—	494
Investments in an associate and a jointly-controlled entity	(7)	5,630	74,540
Deposits relating to sales and leaseback transaction		7,316	7,322
Deferred income tax assets , net		375	16,907

Total assets		3,373,372	4,013,211

LIABILITIES AND EQUITY
Current liabilities
Short-term bank borrowings and current installments of long-term bank borrowings	(8)	666,200	1,103,754
Bills payable		11,406	103,065
Trade accounts payable		124,066	154,438
Advance payments from customers, current installments	(13)	256,411	244,592
Accrued expenses and other payables	(13)	429,968	591,280

See accompanying notes to the unaudited condensed consolidated interim financial statements.

LDK SOLAR CO., LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS — (Continued)

		December 31,	September 30,
	Note	2008	2009
		As adjusted
		(Note 2)
		(Amounts in US$ thousands)

Due to related parties	(16)	4,359	32,628
Other financial liabilities		18,545	20,586

Total current liabilities		1,510,955	2,250,343
Long-term bank borrowings, excluding current installments	(8)	154,252	298,918
Obligations under capital leases, excluding current installments		40,083	25,576
Advance payments from customers — non-current	(13)	487,577	177,967
Other payable due to a customer — long-term portion	(13)	—	202,220
Other liabilities		3,485	64,821
Deferred income tax liability		1,468	7,268
Convertible senior notes, less debt discount	(9)	385,685	390,102

Total liabilities		2,583,505	3,417,215

Equity
LDK Solar Co., Ltd. shareholders’ equity
Ordinary shares		11,311	11,325
Additional paid-in capital		464,101	476,653
Statutory reserve		29,676	29,676
Accumulated other comprehensive income		83,314	86,620
Retained earnings (accumulated deficit)		201,465	(8,478)

Total LDK Solar Co., Ltd. shareholders’ equity		789,867	595,796
Non-controlling interests		—	200

Total equity		789,867	595,996

Commitments and contingencies	(13)
Total liabilities and equity		3,373,372	4,013,211

See accompanying notes to the unaudited condensed consolidated interim financial statements.

LDK SOLAR CO., LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2008 AND 2009

		Nine-month Periods Ended
		September 30,		September 30,
	Note	2008		2009
		As adjusted
		(Note 2)
		(Amounts in US$ thousands, except per share data)

Net sales
Wafers			1,125,495		705,098
Processing of wafers on behalf of others			60,595		60,956
Modules			—		21,016
Silicon materials			30,793		5,607
Others			—		771

Total net sales			1,216,883		793,448

Cost of goods sold
Wafers			(850,078)		(871,954)
Processing of wafers on behalf of others			(41,912)		(45,811)
Modules			—		(15,114)
Silicon materials			(25,119)		(3,837)
Others			—		(560)

Total cost of goods sold, including provisions for inventory write-downs of US$8,174 and US$177,537 and provisions for loss on firm purchase of US$ nil and US$3,286 for the nine-month periods ended September 30, 2008 and 2009 respectively			(917,109)		(937,276)

Gross profit (loss)			299,774		(143,828)
Selling expenses			(2,647)		(3,205)
General and administrative expenses			(33,045)		(59,866)
Research and development costs			(3,456)		(7,131)

Total operating expenses			(39,148)		(70,202)

Income (loss) from operations			260,626		(214,030)
Other income (expenses)
Interest income			4,896		1,783
Interest expense and amortization of convertible senior notes issuance costs and debt discount			(28,501)		(35,634)
Foreign currency exchange gain, net			9,545		1,169
Government subsidies	(10)		14,299		17,426
Change in fair value of prepaid forward contracts			60,028		—
Equity in income (loss) for an associate and a jointly-controlled entity			118		(5,265)
Others, net			(29)		(72)

Earnings (loss) before income taxes			320,982		(234,623)
Income tax (expense) benefit	(12)		(35,612)		24,620

Net income (loss)			285,370		(210,003)
Loss attributable to non-controlling interests			—		60

Net income (loss) attributable to LDK Solar Co., Ltd. shareholders			285,370		(209,943)

Basic earnings (loss) per share	(15)	US$	2.73	US$	(1.97)

Diluted earnings (loss) per share	(15)	US$	2.57	US$	(1.97)

See accompanying notes to the unaudited condensed consolidated interim financial statements.

LDK SOLAR CO., LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2008 AND 2009

							Total			Comprehensive Income (Loss)
					Accumulated	Retained	LDK Solar			Attributable	Attributable
			Additional		Other	Earnings	Co., Ltd.	Non-		to LDK Solar	to Non-
	Ordinary Shares		Paid-in	Statutory	Comprehensive	(Accumulated	Shareholders’	controlling	Total	Co., Ltd.	controlling
	Number	Amount	Capital	Reserve	Income	Deficit)	Equity	Interests	Equity	Shareholders	Interests	Total
			As adjusted			As adjusted	As adjusted		As adjusted	As adjusted		As adjusted
			(Note 2)			(Note 2)	(Note 2)		(Note 2)	(Note 2)		(Note 2)
	(Amounts in US$ thousands, except share data)

December 31, 2007	106,044,700	10,604	486,253	18,697	31,481	146,036	693,071	—	693,071
Net income	—	—	—	—	—	285,370	285,370	—	285,370	285,370	—	285,370
Foreign currency translation adjustment, net of nil tax	—	—	—	—	62,129	—	62,129	—	62,129	62,129	—	62,129

Total comprehensive income										347,499	—	347,499

Issuance of ordinary shares upon exercise of share options	2,264,550	227	12,508	—	—	—	12,735	—	12,735
Issuance of shares, net of related expenses $9,508	4,800,000	480	190,412	—	—	—	190,892	—	190,892
Issuance of new convertible senior notes (Note 9)	—	—	17,774	—	—	—	17,774	—	17,774
Share options (Note 14)	—	—	12,205	—	—	—	12,205	—	12,205
Prepaid forward repurchase of ordinary shares (Note 11)	—	—	(259,465)	—	—	—	(259,465)	—	(259,465)

September 30, 2008	113,109,250	11,311	459,687	18,697	93,610	431,406	1,014,711	—	1,014,711

December 31, 2008	113,110,396	11,311	464,101	29,676	83,314	201,465	789,867	—	789,867
Net loss	—	—	—	—	—	(209,943)	(209,943)	(60)	(210,003)	(209,943)	(60)	(210,003)
Foreign currency translation adjustment, net of nil tax	—	—	—	—	3,306	—	3,306	(3)	3,303	3,306	(3)	3,303

Total comprehensive loss										(206,637)	(63)	(206,700)

Acquisition of equity interest in Solar Green Technology Spa (Note 6)	—	—	—	—	—	—	—	205	205
Capital contribution from non-controlling interests	—	—	—	—	—	—	—	58	58
Issuance of ordinary shares upon exercise of share options	137,847	14	758	—	—	—	772	—	772
Share options (Note 14)	—	—	11,794	—	—	—	11,794	—	11,794

September 30, 2009	113,248,243	11,325	476,653	29,676	86,620	(8,478)	595,796	200	595,996

See accompanying notes to the unaudited condensed consolidated interim financial statements.

LDK SOLAR CO., LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2008 AND 2009

	Nine-month Periods Ended
	September 30,	September 30,
	2008	2009
	As adjusted
	(Note 2)
	(Amounts in US$ thousands)

Cash flows from operating activities:
Net income (loss)	285,370	(210,003)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	24,045	51,806
Provision for doubtful recovery of prepayments to suppliers	—	10,423
Provisions for inventory write-downs	8,174	177,537
Deferred income tax benefits	(1,698)	(36,000)
Equity in income (loss) for an associate and a jointly-controlled entity	(118)	5,265
Share-based compensation	12,205	11,794
Amortization of convertible senior notes issuance costs and debt discounts	4,038	7,012
Change in fair value of prepaid forward contracts	(60,028)	—
Changes in operating assets and liabilities:
Pledged bank deposits related to purchase of inventory and other operating activities	(35,448)	(17,175)
Trade accounts receivable and bills receivable	(36,250)	(154,233)
Inventories	(311,378)	22,417
Prepayments to suppliers	(148,535)	(9,564)
Other assets	(17,463)	(3,626)
Trade accounts payable and bills payable	41,133	96,298
Advance payments from customers	553,519	(321,750)
Accrued expenses and other payables	33,804	251,480
Other financial liabilities	(2,857)	(102)
Amount due to a related party	—	15,155
Income tax payable	5,023	8,106

Net cash provided by (used in) operating activities	353,536	(95,160)

See accompanying notes to the unaudited condensed consolidated interim financial statements.

LDK SOLAR CO., LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Nine-month Periods Ended
	September 30,	September 30,
	2008	2009
	As adjusted
	(Note 2)
	(Amounts in US$ thousands)

Cash flows from investing activities:
Purchase of land use rights	(67,080)	(14,497)
Purchase of property, plant and equipment, including deposits and cash paid for interest capitalized	(743,009)	(598,824)
Pledged bank deposits related to purchase of property, plant and equipment	(92,667)	(62,265)
Release of pledged bank deposits related to purchase of property, plant and equipment	35,587	89,462
Cash paid for investment in an associate and a jointly-controlled entity	(2,327)	(74,460)
Cash paid for business acquisition, net of cash acquired	—	(504)

Net cash used in investing activities	(869,496)	(661,088)

Cash flows from financing activities:
Pledged bank deposits released upon repayment of bank borrowings	73,670	—
Proceeds from new loans and borrowings	670,981	1,782,993
Repayment of capital lease obligations	—	(13,757)
Repayment of loans and borrowings	(358,897)	(1,201,322)
Repayment of loans from related parties	—	(2,195)
Proceeds from issuance of ordinary shares	205,099	772
Payment of expenses relating to issuance of ordinary shares	(1,472)	—
Proceeds from issuance of convertible senior notes, net of issuance cost	388,743	—
Payment for Company’s ordinary shares under prepaid forward contracts	(199,437)	—
Capital contribution from non-controlling interests	—	58

Net cash provided by financing activities	778,687	566,549

Effect of foreign currency exchange rate changes on cash and cash equivalents	1,565	1,929

Net increase (decrease) in cash and cash equivalents	264,292	(187,770)
Cash and cash equivalents at beginning of period	83,470	255,523

Cash and cash equivalents at end of period	347,762	67,753

Supplemental disclosures of cash flow information:
Interest payments, net of amount capitalized	15,040	18,177

Income tax paid	32,663	3,421

Supplemental disclosures of non-cash investing and financing transaction:
Payable for purchase of property, plant and equipment	253,038	461,662

Payable for purchase of land use rights	4,669	—

See accompanying notes to the unaudited condensed consolidated interim financial statements.

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2008 AND 2009
(Amounts in US$ thousands, except share and per share data)

(1)	PRINCIPAL ACTIVITIES, ORGANIZATION AND BASIS OF PRESENTATION

Principal activities

The accompanying unaudited condensed consolidated interim financial statements consist of the financial statements of LDK Solar Co., Ltd. (the “Company” or “LDK”) and its subsidiaries. The Company and its subsidiaries are collectively referred to as the “Group”. All significant inter-company transactions and balances have been eliminated on consolidation.

The Group’s principal activities are design, development, manufacturing and marketing of photovoltaic (“PV”) products and development of power plant projects.

Basis of presentation and liquidity

The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the U.S. Securities and Exchange Commission. The December 31, 2008 condensed consolidated balance sheet was derived from audited consolidated financial statements of the Group. The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the adjusted consolidated financial statements of the Group included in the Company’s Form 6-K dated June 19, 2009.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the financial position as of September 30, 2009, and the result of operations and cash flows for the nine-month periods ended September 30, 2008 and 2009, have been made.

The accompanying unaudited condensed consolidated interim financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business.

At September 30, 2009, the Group had a working capital deficit (i.e. total consolidated current liabilities exceeded total consolidated current assets) of US$1,151,717 and an accumulated deficit of US$8,478. During the nine-month period ended September 30, 2009, the Group incurred a net loss of US$209,943 and used US$95,160 of cash in operations. The Group had cash and cash equivalents of US$67,753, most of which are held by subsidiaries in the PRC. Most of the Group’s short term bank borrowings and current installments of its long-term debt totaling US$1,103,754 reside with these subsidiaries. These factors initially raise substantial doubt as to the Group’s ability to continue as a going concern. However, management believes that it has developed a liquidity plan that, if executed successfully, will provide sufficient liquidity to finance the Group’s anticipated working capital and capital expenditure requirements for the next 12 months as summarized below:

•	Sale of equity interests in a subsidiary

In November 2009, the Group sold a 15% equity interest in Jiangxi LDK PV Silicon Technology Co., Ltd. (“LDKPV”) to Jiangxi International Trust and Investment Co., Ltd. for cash consideration of RMB 1,500,000 (US$219,651). The proceeds from the sale have been received. In addition, management is in the process of negotiation with several potential buyers for additional equity interests in LDKPV if necessary. In particular, the Group has secured a commitment to sell a 10% equity interest in LDKPV at cash consideration of no less than RMB 1,200,000 (US$175,721) to Urban Construction Investment Group Co., Ltd., Xinyu City.

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

•	Realization of power plant project

LQ Energy GmbH, an associate of the Group, currently holds one 40 MW power plant project in Germany, which had grid connected in December 2009. LQ Energy GmbH is engaged in the negotiation with potential buyers of the completed PV project by the end of second quarter in 2010. Upon the successful sale of the project, LQ Energy GmbH is expected to distribute the portion of consideration allocated to the Group pursuant to its equity interest in LQ Energy GmbH, amounting to no less than US$70,000.

•	Bank Financing

Subsequent to September 30, 2009, the Group has successfully obtained additional secured and unsecured short-term bank borrowings and unsecured long-term bank borrowings. In November 2009, the Group was granted by Bank of China new revolving credit facilities. Details of subsequent bank financing are disclosed in note 21. Management believes that the Group will be able to obtain continued borrowing facilities from the banks so that when required by the Group, the bank loans due for repayment within the next 12 months can be successfully replaced with new loans drawn down from existing revolving banking facilities and new borrowing facilities.

•	Additional equity offering by the Company

The Company intends to obtain additional funds of up to US$200,000 from the issuance of additional equity of the Company when market conditions permit. The sale of additional equity securities could result in additional dilution to the Company’s current shareholders and there can be no assurance that should additional financing, if required, will be available on terms satisfactory to the Company.

•	Cost reduction and delay on capital expenditure

Management has been negotiating with a number of the Group’s vendors including raw material suppliers, equipment suppliers and construction suppliers to lower the prices or obtain more favorable payment terms with an aim to achieve saving in costs or required cash flow in the next 12 months.

Therefore, after careful consideration of the factors that initially raise substantial doubt and the liquidity plans described above, management has prepared the accompanying unaudited condensed consolidated interim financial statements on the basis that the Group will be able to continue as going concern. The unaudited condensed consolidated interim financial statements do not include any adjustments related to the recoverability and classification of recorded assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Group be unable to continue as a going concern.

The preparation of the unaudited condensed consolidated interim financial statements in conformity with U.S. GAAP requires management of the Group to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities as well as the disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated interim financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates on an ongoing basis. Management reviews its estimates, including those related to the classification and realization of inventories and prepayments to suppliers, estimated useful lives and residual values of long-lived assets, the recoverability of the carrying values of long-lived assets, the determination of fair values of financial instruments and share-based instruments, allowance for doubtful receivables, and assessments about potential tax uncertainties and contingent liabilities. Changes in facts and circumstances may result in revised estimates. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

(2)	RECENTLY ADOPTED ACCOUNTING STANDARDS

In May 2008, the FASB issued ASC Subtopic 470-20, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), or ASC Subtopic 470-20. ASC Subtopic

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

470-20 required the Company to separately account for the liability and equity components of the Company’s 4.75% convertible senior notes issued in April 2008 in a manner that result in recording interest expense using the Company’s nonconvertible debt borrowing rate for such debt. The associated discount is amortized using the effective interest rate method over 3 years from the date of the debt issuance. The Company adopted the ASC Subtopic 470-20 on January 1, 2009, and applied its provisions retrospectively to all periods presented as required by ASC Subtopic 470-20. As a result, management has adjusted the Company’s previously issued 2008 consolidated financial statements. The following table summarizes the impact of the retrospective application of the ASC Subtopic 470-20 in the Group’s consolidated balance sheet as of December 31, 2008:

	At December 31, 2008
	As Previously
	Reported	Adjustments	As Adjusted

Debt issuance costs, net	8,764	(356)	8,408
Total assets	3,373,728	(356)	3,373,372
Convertible senior notes	400,000	(14,315)	385,685
Total liabilities	2,597,820	(14,315)	2,583,505
Additional paid-in capital	446,327	17,774	464,101
Retained earnings	205,280	(3,815)	201,465
Total equity	775,908	13,959	789,867
Total liabilities and equity	3,373,728	(356)	3,373,372

The unaudited condensed consolidated statement of operations, equity and comprehensive income, and cash flows for the nine-month period ended September 30, 2008 has reflected the retrospective adjustment as required by ASC Subtopic 470-20.

In February 2008, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) paragraphs 820-10-50-8A, 55-23A, and 55-23B, Effective Date of FASB Statement No. 157, or ASC paragraphs 820-10-50-8A, 55-23A, and 55-23B, which delayed the effective date of ASC Subtopic 820-10, until fiscal year beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The adoption of the provisions of ASC Subtopic 820-10 related to nonfinancial assets and nonfinancial liabilities on January 1, 2009 did not have any impact on the Group’s financial position and results of operations.

ASC Subtopic 810-10, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This standard defines a noncontrolling interest, previously called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. ASC Subtopic 810-10 requires, among other items, that a noncontrolling interest be included in the consolidated statement of financial position within equity separate from the parent’s equity; consolidated net income to be reported at amounts inclusive of both the parent’s and noncontrolling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest all on the consolidated statement of operations; and if a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value. The Group adopted the provisions of ASC Subtopic 810-10 on January 1, 2009.

ASC Topic 805, Business Combinations, or ASC Topic 805, which retains the underlying concepts of the previously issued standard in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but changes the method of applying the acquisition method in a number of ways. Acquisition costs are no longer considered part of the fair value of an acquisition and will generally be expensed as incurred, noncontrolling interests are valued at fair value at the acquisition date, in-process research

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

and development is recorded at fair value as an indefinite-lived intangible asset at the acquisition date, restructuring costs associated with a business combination are generally expensed subsequent to the acquisition date, and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. In April 2009, the FASB issued ASC Subtopic 805-20, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, or ASC Subtopic 805-20, which amends the guidance in ASC Topic 805 to require contingent assets acquired and liabilities assumed in a business combination to be recognized at fair value on the acquisition date if fair value can be reasonably estimated during the measurement period. If fair value cannot be reasonably estimated during the measurement period, the contingent asset or liability would be recognized in accordance with ASC Topic 450, “Accounting for Contingencies,” and ASC Subtopic 450-20, Reasonable Estimation of the Amount of a Loss. Further, ASC Subtopic 805-20 eliminated the specific subsequent accounting guidance for contingent assets and liabilities from ASC Topic 805, without significantly revising the guidance in Statement of Financial Accounting Standard No. 141. However, contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination would still be initially and subsequently measured at fair value in accordance with ASC Topic 805. ASC Subtopic 805-20 is effective for all business acquisitions occurring on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Group adopted the provisions of ASC Subtopic 805-20 on July 10, 2009. (See Note 6).

In May 2009, the FASB issued FASB ASC 855, Subsequent Events, or ASC 855. ASC 855 addresses accounting and disclosure requirements related to subsequent events. ASC 885 requires management to evaluate subsequent events through the date the financial statements are either issued or available to be issued, depending on the company’s expectation of whether it will widely distribute its financial statements to its shareholders and other financial statement users. Companies are required to disclose the date through which subsequent events have been evaluated. ASC 855 is effective for interim or annual financial periods ending after June 15, 2009 and to be applied prospectively. Management has evaluated subsequent events through December 17, 2009, which is the date that the unaudited condensed consolidated interim financial statements were available to be issued.

In April 2009, the FASB issued FASB ASC paragraph 820-10-65-1, Interim Disclosures about Fair Value of Financial Instruments. FASB ASC paragraph 820-10-65-1 amends FASB ASC Subtopic 825-10, Disclosures about Fair Value of Financial Instruments, to require publicly-traded companies, as defined in FASB ASC Subtopic 270-10, Interim Financial Reporting, to provide disclosures on the fair value of financial instruments in interim financial statements. FASB ASC paragraph 825-10-65-1 is effective for interim periods ending after June 15, 2009. The Group adopted the new disclosure requirements in the unaudited condensed consolidated interim financial statements for the nine-month period ended September 30, 2009. The disclosures required under FASB ASC paragraph 820-10-65-1 are included in note 19.

(3)	INVENTORIES

	December 31,	September 30,
	2008	2009

Inventories consist of the following:
Raw materials	343,439	214,409
Work in progress	148,948	65,699
Supplies	52,760	82,120
Finished goods	71,754	55,495

	616,901	417,723

Inventories:
— Current	616,901	392,409
— Non-current	—	25,314

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

The Group had US$7,150 and US$13,894 of raw materials consigned to third parties as of December 31, 2008 and September 30, 2009 respectively.

Raw materials consist of a variety of polysilicon materials, including solar-grade virgin polysilicon, recyclable polysilicon materials and silicon powder.

Write-downs of raw materials, work in progress and finished goods inventories were US$8,174 and US$177,537 during the nine-month periods ended September 30, 2008 and 2009, respectively, which are included in cost of goods sold.

(4)	PREPAYMENTS TO SUPPLIES, NET

In order to secure a stable supply of silicon materials, the Group makes prepayments to certain suppliers. Prepayments of which the Group expects to take delivery of the inventory after the next twelve months are classified as non-current assets in the Group’s consolidated balance sheet as at year/period end dates. Prepayments to suppliers are reclassified to inventories when the Group applies the prepayment to related purchases of silicon materials. Such non-cash reclassifications from prepayment to inventories, which were included in the “Changes in operating assets and liabilities” in the Group’s consolidated statements of cash flow, amounted to US$1,001,747 and US$447,219 for the nine-month periods ended September 30, 2008 and 2009, respectively.

(5)	PROPERTY, PLANT AND EQUIPMENT, NET

	December 31,	September 30,
	2008	2009

Buildings	83,864	131,684
Plant and machinery	623,585	702,136
Furniture, fixtures and office equipment	9,614	11,663
Motor vehicles	4,888	5,391

	721,951	850,874
Less: accumulated depreciation	(53,072)	(102,974)
Construction in progress	1,028,324	1,732,654

	1,697,203	2,480,554

Depreciation expense was US$23,362 and US$49,859 for the nine-month periods ended September 30, 2008 and 2009, respectively.

Construction in progress as of September 30, 2009 includes US$380,077 (2008: US$160,771) of furnaces, wire saws and other equipment that has been received but is pending installation. The installation of these machines and equipment is normally completed within one month to three months after they are received by the Group.

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

(6)	BUSINESS ACQUISITION

Solar Green Technology Spa (“SGT”)

On July 10, 2009, the Company, through its wholly-owned subsidiary, acquired 70% of the equity interest of SGT. The results of SGT’s operations have been included in the consolidated financial statements since that date SGT is mainly engaged in the provision of energy saving services, products and integrated solution in Italy. The acquisition was accounted for as a business combination. The following table summarizes the acquisition-date fair value of the consideration and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date, as well as the fair value at the acquisition date of the noncontrolling interest in SGT.

As of July 10, 2009

Cash	584
Contingent consideration arrangement (note a)	—
Fair value of total consideration transferred	584
Assets acquired and liabilities assumed
Cash and cash equivalents	80
Accounts receivables	314
Prepayments to suppliers	59
Other receivables	28
Inventories	270
Property, plant and equipment	90
Identifiable intangible assets (note b)	436
Short-term bank borrowings	(300)
Trade accounts payable	(465)
Accrued expenses and other payables	(119)
Deferred tax liability	(98)
Total identifiable net assets	295
Noncontrolling interest in SGT (note c)	(205)
Goodwill (note d)	494

(a)	The contingent consideration arrangement requires the Group to pay the former owner of Euro 15 for each MW up to a maximum total of 13.3 MW if the authorizations necessary to build certain projects are obtained by June 30, 2010. The fair value of contingent consideration is estimated using a probability-weighted discounted cash flow model and determined to be zero as of the date of acquisition. As of September 30, 2009, there were no significant changes in the range of outcomes for the contingent consideration arrangement as assessed by the Group’s management. Accordingly, the fair value of the contingent consideration arrangement remained as zero as of September 30, 2009.

(b)	All of the acquired identifiable intangible assets was related to one outstanding contract for power plant construction.

(c)	The fair value of 30% noncontrolling interest in SGT is estimated to be US$205. The fair value of the noncontrolling interest was estimated using income approach. As SGT is a private company, the fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in ASC Sub-topic 820-10. The fair value estimates are based on (a) financial projection of SGT, (b) a discount rate at 21.7% derived from beta of comparable companies in the same industry as SGT and adjusted due to the lack of marketability and size difference between SGT and comparable

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

companies in the same industry as SGT, (c) a terminal value based Gordon Growth Model with long-term sustainable growth rate at 2%.

(d)	The goodwill of US$494 arising from the acquisition is primarily attributable to expected synergy benefits including: (1) the potential geographic expansion for the Group’s operation particular in Italy. (2) the immediate access to technical support in terms of realization and control of PV turnkey plant to the Group. As of September 30, 2009, there were no changes in the recognized amounts of goodwill resulting from the acquisition of SGT.

The fair value of contingent consideration, identifiable intangible assets and noncontrolling interest as of acquisition date are provisional pending receipt of final valuation.

This acquisition was not material to our consolidated results of operations. Consequently, pro-forma financial information has been omitted.

(7)	INVESTMENT IN AN ASSOCIATE AND A JOINTLY CONTROLLED ENTITY

On January 2, 2008, the Group acquired a 33.5% equity interest in Jiangxi Sinoma New Material Co., Ltd. (“Sinoma”), a crucible manufacturer based in the PRC, from an unrelated party. As the Group does not have a controlling financial interest, but has the ability to exercise significant influence over the operating and financial policies of Sinoma, the investment in Sinoma is accounted for using the equity method of accounting. The Group’s equity in net income (loss) of Sinoma amounted to US$118 and US$(67) for the nine-month periods ended September 30, 2008 and 2009, respectively.

In March 2009, the Group entered into a joint venture agreement with Q-cells SE to form a jointly owned company named LQ Energy GmbH (“LQ Energy”), which is engaged in the investment on solar projects. Pursuant to the joint venture agreement, LDK Europe has contributed a capital investment of Euro 51,000 (equivalent to US$74,460) in cash, which represented 51% of the share capital of LQ Energy. LQ Energy is managed by 5 directors, 3 of which are nominated by LDK Europe. The Group accounts for its investment in LQ Energy using the equity method because management believes the minority shareholder has significant participating rights in determining certain financial and operating decisions of LQ Energy that are made in the ordinary course of business. Such participating rights include but not limited to the selection of solar projects. Under the equity method of accounting, the Group’s share of LQ Energy’s results of operations is included in other income (expense) in the Group’s consolidated statements of operation. The Group’s equity in net loss of LQ Energy amounted to US$5,198 for the nine-month period ended September 30, 2009.

(8)	BANK BORROWINGS

(a)	Current

	December 31,	September 30,
	2008	2009

Bank borrowings — secured	320,767	488,613
Bank borrowings — unsecured	319,060	560,204
Current installments of long-term bank borrowings (note (b))	26,373	54,937

	666,200	1,103,754

The short-term bank borrowings outstanding as of September 30, 2009 carry a weighted average interest rate of 4.654% (2008: 6.376%) and have maturity terms ranging from three to twelve months and interest rates ranging from 1.126% to 7.391% (2008: 2.298% to 7.504%). Certain of these outstanding borrowings totaling US$82,735 (2008: US$82,667) borrowed by Jiangxi LDK Solar Hi-tech Co., Ltd. (“JXLDK”), one of the Company’s subsidiary, contain interest rate adjustment provisions. If JXLDK’s debt to asset ratio exceeds 65% calculated

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

based on its financial statements prepared under PRC GAAP, the relevant bank would increase the interest rate currently charged on those bank borrowings by 5%. On the other hand, if JXLDK’s debt to asset ratio is maintained at less than 40%, the interest rate currently charged on those bank borrowings will be reduced by 5%. As of September 30, 2009, JXLDK’s debt to asset ratio was 74%. JXLDK has received waivers letter dated December 16, 2009 from the relevant bank that these interest rate adjustment provisions will not apply to these outstanding borrowings in the year of 2009.

Included in short term bank borrowings at September 30, 2009 is US$117,147 payable to Agricultural Bank of China. These borrowings together with long term borrowings obtained from the same banker with outstanding balance of US$29,287 are secured by JXLDK’s raw materials with carrying amount of US$80,318 as of September 30, 2009. The rest of the Group’s short term borrowings of US$371,466 are secured by certain of JXLDK’s buildings, land use rights, plant and machinery, pledged bank deposits and raw materials with the carrying amounts of US$51,485, US$20,645, US$199,219, US$3,666 and US$31,103, as of September 30, 2009 respectively.

As of September 30, 2009, the Group has total revolving credit of US$1,033,036 (2008: US$507,280) and unused credit of US$226,373 (2008: US$106,584).

(b)	Long-term

	December 31,	September 30,
	2008	2009

Secured loan from China Construction Bank	6,145	32,508
Secured loan from China Development Bank	75,000	70,000
Secured loan from Bank of China	4,375	—
Secured loan from Agricultural Bank of China	29,264	29,287
Unsecured loan from China Merchant Bank	—	43,930
Unsecured loan from Rural Credit Cooperatives Bank	—	14,644
Unsecured loan from China Minsheng Banking Corp. Ltd.	—	944
Unsecured loan from Huarong International Trusts Co., Ltd.	—	73,217
Unsecured loan from China Construction Bank	36,579	60,038
Unsecured loan from Bank of China	29,262	29,287

	180,625	353,855
Less: current installments	(26,373)	(54,937)

	154,252	298,918

In December 2006, the Group borrowed US$25,000 from China Development Bank, of which US$10,000 was repaid in 2 equal annual installments of US$5,000 in December 2007 and 2008, and US$15,000 is repayable in 3 equal annual installments of US$5,000 through December of 2011. The loan carries a variable interest rate that is repriced daily with reference to the prevailing six-month US Libor rate. The effective interest rate of the loan was 2.661% as of September 30, 2009. Interest is payable semi-annually. The loan is secured by JXLDK’s plant and machinery and land use rights with carrying amount of US$42,912 and US$3,705 as of September 30, 2009, respectively, and is guaranteed by two of the Company’s shareholders, Mr. Peng Xiaofeng (“Mr Peng”) and Ms. Zhou Shan (“Ms Zhou”).

In April 2008, the Group borrowed US$60,000 from China Development Bank, of which US$5,000 was repaid in April 2009, and US$55,000 is repayable in 4 installments of US$10,000 in 2010, US$10,000 in 2011, US$15,000 in 2012 and US$20,000 in 2013. The loan carries variable interest with interest rate repriced daily with reference to

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

the prevailing six-month US Libor rate. The effective interest rate of the loan was 4.161% as of September 30, 2009. Interest is payable semi-annually. The loan is secured by JXLDK’s plant and machinery with an aggregate carrying amount of US$95,251 as at September 30, 2009, and is guaranteed by two of the Company’s shareholders, Mr. Peng and Ms. Zhou.

In March and April 2008, the Group borrowed RMB 160,000 (US$23,430) and RMB 40,000 (US$5,857) respectively from Agricultural Bank of China. The loans are repayable in 2011. The loans carry variable interest with interest rate repriced annually with reference to the prevailing base lending rate pronounced by People’s Bank of China (“PBOC”). The effective interest rate of the loan was 5.400% as of September 30, 2009. Interest is payable quarterly. The loans are secured by JXLDK’s raw materials with an aggregate carrying amount of US$80,318 as at September 30, 2009.

In July 2008, the Group borrowed RMB 250, 000 (US$36,609) from China Construction Bank, of which US$5,858 was repaid in July 2009, and US$30,751 is repayable in installments of RMB 70,000 (US$10,250) in 2010, RMB 100,000 (US$14,643) in 2011 and RMB 40,000 (US$5,858) in 2012. The loan is unsecured and carries a variable interest rate that is repriced annually with reference to the prevailing base lending rate pronounced by PBOC. The effective interest rate of the loan was 5.760% as of September 30, 2009. Interest is payable monthly.

In August 2008, JXLDK borrowed RMB 200,000 (US$29,287) from Bank of China, which is repayable in February 2010. The loan is unsecured and carries a fixed interest rate at 7.560%, which is subject to an interest rate adjustment provision. Interest is payable quarterly. Pursuant to the interest rate adjustment provision, if JXLDK’s debt to asset ratio exceeds 65% calculated based on its financial statements prepared under PRC GAAP, the relevant bank would increase the interest rate currently charged on those bank borrowings by 5%. On the other hand, if JXLDK’s debt to asset ratio is maintained at less than 40%, the interest rate currently charged on those bank borrowings will be reduced by 5%. As of September 30, 2009, JXLDK’s debt to asset ratio was 74%. JXLDK has received waivers letter dated December 16, 2009 from the relevant bank that these interest rate adjustment provisions will not apply to these outstanding borrowings in the year of 2009.

In March 2009, JXLDK borrowed RMB 100,000 (US$14,644) from Rural Credit Cooperatives Bank, which is repayable in March 2011. The loan is unsecured and carries variable interest with interest rate repriced annually with reference to the prevailing base lending rate pronounced by PBOC. The effective interest rate of the loan was 5.400% as of September 30, 2009. Interest is payable monthly.

In April 2009, JXLDK borrowed RMB 300,000 (US$43,930) from China Merchant Bank. The loan is repayable in 2 equal installments of RMB 150,000 (US$21,965) in December 2011 and April 2012 respectively. The loan is unsecured and carries variable interest with interest rate repriced annually with reference to the prevailing base lending rate pronounced by PBOC. The effective interest rate of the loan was 5.400% as of September 30, 2009. Interest is payable quarterly.

In June 2009, JXLDK borrowed RMB 7,160 (US$1,048) from China Minsheng Banking Corp. Ltd., of which RMB 716 (US$104) was repaid before September 30, 2009 and RMB 6,444 (US$944) is repayable through a number of installments starting from December 2009 to March 2012. The loan is unsecured and carries a fixed interest rate of 5.271% as of September 30, 2009. Interest is payable when each installment falls due.

In June 2009, JXLDK borrowed RMB 500,000 (US$73,217) from Huarong International Trust Co., Ltd., which is repayable in June 2012. The loan is unsecured and carries variable interest with interest rate repriced annually with reference to the prevailing base lending rate pronounced by PBOC. The effective interest rate of the loan was 8.000% as of September 30, 2009. Interest is payable quarterly.

In August 2009, JXLDK borrowed RMB 222,000 (US$32,508) from China Construction Bank, which is repayable in August 2011. The loan carries variable interest with interest rate repriced annually with reference to the prevailing base lending rate pronounced by PBOC. The effective interest rate of the loan was 5.400% as of

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

September 30, 2009. Interest is payable monthly. The loans are secured by JXLDK’s equipment with an aggregate carrying amount of US$38,394 as at September 30, 2009.

In September 2009, JXLDK borrowed RMB 200,000 (US$29,287) from China Construction Bank, which is repayable in September 2011. The loan is unsecured and carries variable interest with interest rate repriced annually with reference to the prevailing base lending rate pronounced by PBOC. The effective interest rate of the loan was 5.400% as of September 30, 2009. Interest is payable monthly.

(9)	CONVERTIBLE SENIOR NOTES

On April 15, 2008, the Company sold an aggregate principal amount of US$400,000 4.75% Convertible Senior Notes due 2013 (the “Convertible Senior Notes”) to Morgan Stanley & Co International plc, UBS AG, J.P. Morgan Securities Inc., Needham & Company, LLC, Cowen and Company, LLC and Lazard Capital Markets LLC (the “Initial Purchasers”). The net proceeds from the offering, after deducting the offering expenses, were approximately US$388,743. The Convertible Senior Notes bear interest at a rate of 4.75% per annum, payable semi-annually in arrears on April 15 and October 15 of each year beginning on October 15, 2008. The Convertible Senior Notes mature on April 15, 2013. (“maturity date”).

The Convertible Senior Notes are convertible at any time prior to (and including) the third business day preceding the maturity date into the American Depositary Shares, or ADSs, based on an initial conversion rate of 25.4534 ADSs per US$1 principal amount of Convertible Senior Notes (which represents an initial conversion price of approximately US$39.29 per ADS), subject to adjustments as defined in the Convertible Senior Notes Agreement (the “Agreement”). In no event will the conversion rate for the notes exceed 31.8167 ADSs shares per US$1 principal amount.

Upon conversion of the Convertible Senior Notes, in lieu of deliver of ADSs, the Company may elect to deliver cash or a combination of cash and ADSs.

If a fundamental change, as defined in the Agreement, occurs, the holders of the Convertible Senior Notes may require the Company to repurchase all or a portion of their Convertible Senior Notes, in integral multiples of US$1, at a repurchase price in cash equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date.

The Convertible Senior Notes may not be redeemed prior to April 15, 2011. At any time on or after April 15, 2011, the Company may, at its option, redeem the Convertible Senior Notes, in whole or in part from time to time, in integral multiples of US$1, at a redemption price in cash equal to 100% of the principal amount plus any accrued and unpaid interest to, but excluding, the redemption date, provided that the closing sale price of the Company’s ADSs for at least 20 trading days in the 30 consecutive trading day period ending on the date one trading day prior to the date of the notice of redemption is greater than 130% of the conversion price of the notes on the date of such notice.

On April 15, 2011, holders of the Convertible Senior Notes may require the Company to repurchase all or a portion their Convertible Senior Notes, in integral multiples of US$1, at a price in cash equal to 100% of the principal amount plus any accrued and unpaid interest to, but excluding, the repurchase date, subject to certain additional conditions, as defined in the Agreements.

The Convertible Senior Notes are unsecured, and are effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables.

Pursuant to the registration rights agreement dated April 15, 2008, the Company is required to file with the SEC a shelf registration statement that would cover the resale of the Convertible Senior Notes, the underlying ordinary shares and the underlying ADSs, cause the shelf registration statement to become effective and keep it

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

continuously effective under the U.S. Securities Act within a specified period. If the Company fails to do so, the Company is required to pay additional interest while there is a continuing registration default at a rate per annum equal to 0.25% for the 90-day period beginning on (and including) the date of the registration default events, and thereafter at a rate per annum equal to 0.50%, of the aggregate principal amount of the applicable Convertible Senior Notes, payable semi-annually on April 15 and October 15 of each year, until the cessation of the registration default events. This additional interest would be required to be paid in cash. The maximum amount of additional interest expense the Company would incur would be approximately US$9 million through the maturity of the Convertible Senior Notes. The Company filed the required shelf registration statement and caused it to become effective under the U.S. Securities Act on September 30, 2008. Management currently believes that it is not probable the Company will be required to incur any additional interest for failing to keep the shelf registration statement continuously effective within the period as specified in the registration rights agreement.

The convertible senior notes agreement does not contain any financial covenants or other significant restrictions.

The Company adopted ASC Subtopic 470-20 as of January 1, 2009 and retrospectively applied this change in accounting to all prior periods presented for which the Company had outstanding convertible notes that may be settled in cash upon conversion (including partial conversion), as required by the new standard. Under ASC Subtopic 470-20, the Company separated the 4.75% convertible senior notes into a liability component and an equity component. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability (including any embedded features other than the conversion option) that does not have an associated equity component. The carrying amount of the equity component representing the embedded conversion option was determined by deducting the fair value of the liability component from the initial proceeds ascribed to the 4.75% convertible senior notes as a whole. The excess of the principal amount of the liability component over its carrying amount is amortized to interest expense over the expected life of a similar liability that does not have an associated equity component using the effective interest method. The equity component is not remeasured as long as it continues to meet the conditions for equity classification in ASC Subtopic 815-40, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s own stock.

Issuance and transaction costs incurred at the time of the issuance of the 4.75% convertible senior notes with third parties are allocated to the liability and equity components in proportion to the allocation of proceeds and accounted for as debt issuance costs and equity issuance costs, respectively. The 4.75% convertible senior notes consisted of the following as of December 31, 2008 and September 30, 2009:

	December 31,	September 30,
	2008	2009

Equity component(1)	17,774	17,774
Liability component:
Principal	400,000	400,000
Less: debt discount, net(2)	(14,315)	(9,898)

Net carrying amount	385,685	390,102

(1)	Included in the consolidated balance sheets within additional paid-in capital.

(2)	Included in the consolidated balance sheets within convertible senior notes and is amortized over the remaining life of the 4.75% convertible senior notes.

As of September 30, 2009, the remaining life of the 4.75% convertible senior notes was 1.54 years.

Debt issuance costs and debt discount are amortized as interest expense using the effective interest rate method through April 15, 2011, the earliest date the holders of the Convertible Senior Notes can demand payments.

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

The following table set forth total interest expense recognized related to the 4.75% convertible senior notes during the nine-month periods ended September 30, 2008 and 2009, respectively:

	Nine-month Periods Ended
	September 30,	September 30,
	2008	2009

Contractual interest expense	8,708	14,250
Amortization of debt issuance costs	1,494	2,595
Amortization of debt discount	2,544	4,417

Total interest expense	12,746	21,262

Effective interest rate of the liability component	7.640%	7.640%

(10)	GOVERNMENT SUBSIDIES

Government subsidies are recognized when received and when all the conditions for their receipt have been met. Subsidies that compensate the Group for expenses incurred are recognized as a reduction of expenses in the consolidated statement of operations. Subsidies that are not associated with expenses incurred or to be incurred are recognized as income. Subsidies for the acquisition of equipment are recorded as a liability until earned and then offset against the related capital assets. Subsidies for obtaining the rights to use land are recorded as a liability until earned and then amortized over the land use right periods as a reduction of the amortization charges of the related land use rights.

Xinyu Industry Development District of Jiangxi province in the mainland China and JXLDK reached an agreement that for electricity costs JXLDK pays at market rate, the district will provide JXLDK with an unconditional subsidy. JXLDK received subsidies of electricity costs of US$3,533 and US$3,084 for the nine-month periods ended September 30, 2008 and 2009 respectively, which were recorded as a reduction to cost of goods sold.

Certain subsidiaries of the Company in the mainland China received subsidies of US$1,864 and US$17,054 in total for the nine-month periods ended September 30, 2008 and 2009 respectively from the local government authority as an incentive for development of the wafer industry and environmental protection in Xinyu city of Jiangxi province in the mainland China, which were recorded as other income as there were no specific expenses required to be incurred by the Group to obtain the subsidies. In addition, JXLDK received subsidies of US$12,435 and US$372 from the city government of Xinyu, Jiangxi province in the mainland China during the nine-month periods ended September 30, 2008 and 2009 respectively. The subsidies are calculated based on the portion of tax revenue the city government is allocated by the state government in connection with JXLDK’s tax payments to the national tax bureau. Such subsidy was considered as an unconditional appropriation of funds from the local government and recorded as other income.

Certain subsidiaries of the Company in the mainland China also received a tax refund of US$572 and US$4,673 from the local tax bureau of Xinyu city for purchases of domestic equipment during the nine-month periods ended September 30, 2008 and 2009 respectively, which was recorded as a reduction to acquisition cost of the equipment.

Certain subsidiaries of the Company in the mainland China received subsidies of US$ nil and US$63,186 in total for the nine-month periods ended September 30, 2008 and 2009 respectively from local government authority for obtaining the rights to use several pieces of land. Amortization of these subsidies amounted to US$542 during the nine-month period ended September 30, 2009, which are recognized as a reduction of the amortization charges of the relevant land use rights.

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

(11)	PREPAID FORWARD CONTRACTS

In connection with and to facilitate the offering of the Convertible Senior Notes, the Company entered into Prepaid Forward Contracts (the “Prepaid Forward Contracts”) on April 9, 2008 with J.P. Morgan Chase Bank, Morgan Stanley & Co International plc and UBS AG, which are the affiliates of the representatives of the Initial Purchasers (the “Dealers”). The Prepaid Forward Contracts relate to a number of the Company’s ADSs equal to US$199,437, divided by the closing price of the Company’s ADSs on the New York Stock Exchange on April 9, 2008. Pursuant to the Prepaid Forward Contracts, the Company prepaid the Dealers US$199,437 on April 15, 2008 for the repurchase of 6,345,450 ADSs of the Company.

Until the Company satisfied certain conditions, including completing certain corporate actions and satisfying requirements of Cayman Islands law in relation to the repurchase of the Company’s shares, the prepaid forward contracts would be settled in cash on the final settlement date (or ealier in certain circumstances) with the Dealers delivering the Company an amount of cash equal to the product of (a) the ADS number of 6,345,450 and (b) the weighted average price of our ADSs over a number of days specified in the Prepaid Forward Contracts. Once those conditions are satisfied, the Prepaid Forward Contracts will, from the date when such conditions are satisfied, be settled in shares with the Dealers delivering the ADSs at their discretion, in full or in part, at any time prior to May 30, 2013. The Company’s management determined that the Company satisfied all those conditions on June 17, 2008.

The Prepaid Forward Contracts were initially recognized as assets and measured at fair value as the contracts could only be settled in cash at the inception date. When the conditions for physically settlement in shares were met on June 17, 2008, the fair value of Prepaid Forward Contracts as at that date were reclassified as a reduction of additional paid-in capital in equity. The change in fair value of the Prepaid Forward Contracts of US$60,028 from the issuance date to June 17, 2008 was reported in the unaudited condensed consolidated statement of operations for the nine-month period ended September 30, 2008.

Since the Prepaid Forward Contracts require physical settlement of a fixed number of ADSs at a fixed price per ADS at the time conditions for physical settlement are met, the shares to be repurchased pursuant to the Prepaid Forward Contracts are treated as retired from June 17, 2008 through September 30, 2008 for purposes of the Company’s basic and diluted earning per shares calculations during the nine-month period ended September 30, 2008.

(12)	INCOME TAXES

The Company’s effective income tax rate was 11.1% and 10.5% for the nine-month periods ended September 30, 2008 and 2009, respectively. Income taxes include foreign income tax at statutory rules, the effect of permanent differences and foreign income tax holiday.

Basic and diluted earning (loss) per share effects of the tax holiday for the nine-month periods ended September 30, 2008 and 2009 are as follows:

	Nine-month Periods Ended
	September 30,	September 30,
	2008	2009

— Basic	0.35	0.24

— Diluted	0.31	0.24

As of January 1, 2008 and 2009 and for the nine-months periods ended September 30, 2008 and 2009, the Group has no unrecognized tax benefit relating to uncertain tax positions.

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

(13)	COMMITMENTS AND CONTINGENCIES

(a)	Capital commitments

Capital commitments outstanding at December 31, 2008 and September 30, 2009 not provided for in the financial statements were as follows:

	December 31,	September 30,
	2008	2009

Purchase of property, plant and equipment	1,072,108	458,663

(b)	Purchase commitments

The Group has entered into several purchase agreements with certain suppliers whereby the Group is committed to purchase a minimum amount of raw materials to be used in the manufacture of its products:

	December 31,	September 30,
	2008	2009

Future minimum purchases	165,155	5,830

(c)	Litigation

i)  Class action lawsuits

On October 4, 2007, the Company announced that its former financial controller, Charley Situ, who was terminated for cause on September 25, 2007, had communicated to LDK’s management and others subsequent to his termination alleged inconsistencies in LDK’s inventory reporting as of August 31, 2007 (“Situ allegations”). On October 9, 2007 and through January 22, 2008, the Group has been named as defendant, along with certain of its senior executives, in a number of class action complaints and a derivative complaint in the United States pertaining to the Situ allegations (“Complaints”). These Complaints further allege that management of the Group had knowingly and intentionally deceived the plaintiffs through misleading financial reporting by overstating its inventories of polysilicon.

In response to the Situ allegations, the Company’s Audit Committee called for an independent investigation into the matter and engaged outside professionals, including legal counsel, forensic accountants from a big four accounting firm and two technical polysilicon experts to carry out this investigation. Upon completion of this independent investigation, the Company’s Audit Committee was informed that no material errors were found with the Group’s stated silicon inventory quantity as of August 31, 2007, and that the Group was using each of its various types of silicon feedstock in the production of its multicrystalline solar wafers, and that a provision for obsolete, unusable or excess silicon feedstock was not required. Subsequently, the United States Securities and Exchange Commission (“SEC”) also initiated an investigation into the Situ allegations. Upon completion of the Audit Committee’s independent investigation, the results were presented to the SEC. On March 24, 2008 the SEC staff informed the Company that it did not intend to recommend any enforcement action by the Commission.

The various class action complaints were consolidated into a Consolidated Class Action Complaint filed on March 10, 2008 in U.S. Federal Court in Northern California. The Company believes the allegations in the securities and derivative lawsuits are without merit and filed several motions to dismiss the complaints beginning from April 2008. All of these motions to dismiss were denied by September 2008. The Company has begun the discovery phrase of the complaints and continues to vigorously defend these legal complaints. A trial date was previously scheduled on November 9, 2009 for these complaints and was postponed to March 2010 because the plaintiff and the Company will not complete the discovery until December 2009.

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

Based on the results of this independent investigation, the decision by the SEC and consultation with its legal counsel, management believes it is not probable that an unfavorable outcome will occur upon the ultimate resolution of the pending litigation for this matter. Further, it is not possible for management to reasonably estimate the amount of loss, if any, the Group would incur in the event of an unfavorable outcome stemming from the resolution of this uncertainty.

ii)  Allegation for breach of employment contract

On May 22, 2009, the Company received a letter a former employee sent though the employee’s lawyer claiming the Company for breach of employment agreement for compensation. The Company and the former employee have agreed to resolve the personal claim through arbitration. The case is currently in discovery stage and the discovery is expected to be completed in first quarter of 2010 with the arbitration to be scheduled in June 2010. Based on the relevant facts and consultation with its legal counsel, management believes it is not probable that an unfavorable outcome will occur upon the ultimate resolution for this matter. Further, it is not possible for management to reasonably estimate the amount of loss, if any, the Group would incur in the event of an unfavorable outcome stemming from the resolution of this uncertainty.

(d)	Customer Dispute

The Group signed a long-term solar wafer supply agreement (“Supply Agreement”) with Q-cells SE (“Q-Cells”) in December 2007, pursuant to which Q-Cells made a prepayment of US$244,500. Pursuant to the Supply Agreement, the prepayment was scheduled to be credited towards Q-Cells purchases from the Group each year from 2009 to 2015 at a predetermined percentage. As of December 31, 2008, US$7,335 and US$237,165 were recorded as current and non-current advance payment liabilities to Q-Cells respectively in accordance with the deduction schedule stipulated in the Supply Agreement.

In August 2009, the Group was informed by Q-Cells of its claim of unilateral termination of the Supply Agreement with immediate effect and its request to draw the outstanding prepayment of US$244,085 against a bank guarantee issued by Bayerische Hypo-Und Vereinsbank AG-Hamburg Germany (“HVB”). Management, together with the Group’s legal counsel reviewed the Supply Agreement terms and all the written communications with Q-Cells, and concluded that Q-Cells lacked the legal and contractual ground to unilaterally terminate the Supply Agreement. Consequently, the Group determined that it defend itself rigorously to have Q-Cells honor the terms of the Supply Agreement.

On 4 December 2009, the Group and Q-Cells reached an amendment agreement (“Amendment Agreement”). Pursuant to the Amendment Agreement, the Group has agreed to cease any pending proceedings or claims against Q-Cells and Q-Cells has agreed not to draw the guarantee issued by HVB. Q-Cells also agreed that prior to June 30, 2010, it will not withdraw the prepayment against the HVB guarantee.

In respect of the outstanding US$244,085, the Group reclassified the liability due to Q-Cells in accordance with the repayment schedule as set out in the Amendment Agreement below:

	Year Ending 31 December
	2009	2010	2011	2012	2013	2014	2015

Prepayment to be refunded	6,920	48,900	48,900	51,345	29,340	29,340	29,340

However, in any instance of valid termination of the Amendment Agreement and Supply Agreement, the Group shall pay back the outstanding prepayment to Q-Cells within 90 days after the written termination notice. Also, beginning on April 1, 2011, Q-Cells has the right to terminate the Supply Agreement and Amendment Agreement with 12 months prior written notice without cause. Upon receiving such written notice from Q-cells, the Group is obliged to repay all the outstanding prepayments within 12 months period.

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

(14)	SHARE BASED COMPENSATION

During the nine-month periods ended September 30, 2009, the Board of Directors of the Company approved the granting of 710,400 share options to the Company’s employees at exercise prices ranging from US$8.46 to US$13.06 with contractual terms of ten years and vesting periods of no less than five years, with no more than one-fifth of the options to be vested each year.

The weighted-average grant-date fair value of options granted during the nine-month periods ended September 30, 2009 was US$8.19 per share. The fair value of the option award is estimated on the date of grant using a lattice-based option valuation model that uses the weighted average assumptions noted in the following table.

For the Nine-month Periods
Ended September 30, 2009

Expected volatility	60.89%~62.31%
Expected dividends	0%
Expected term	3.07~9.37 years
Risk-free interest rate	2.22%~2.85%
Fair value of underlying ordinary shares	US$5.84~US$9.80

A summary of movements of share options for the nine-month periods ended September 30, 2009 is presented below:

				Weighted
			Number of	Average
			Total Shares	Exercise		Remaining	Aggregate
		Non	Involved in	Price		Contractual	Intrinsic
	Employees	Employees	the Option	per Share		Term	Value

Outstanding as of January 1, 2009	6,268,499	130,000	6,398,499	US$	11.93	3.31 years	31,284

Granted during the period	710,400	—	710,400	US$	11.20
Exercised	(37,847)	(100,000)	(137,847)	US$	5.59
Forfeited or cancelled	(567,818)	—	(567,818)	US$	27.04
Outstanding as of September 30, 2009	6,373,234	30,000	6,403,234	US$	10.65	2.24 years	11,401

Exercisable as of September 30, 2009	4,269,546	30,000	4,299,546	US$	8.70	2.12 years	11,155

The total intrinsic value of options exercised during the nine-month periods ended September 30, 2009 was US$697. Cash received from the exercise of options under the share option plans during the nine-month periods ended September 30, 2009 was US$772.

The Company recorded non-cash share-based compensation expense of US$12,205 and US$11,794 for the nine-month periods ended September 30, 2008 and 2009 respectively in respect of share options granted to employees, of which US$2,655 was allocated to costs of goods sold, US$8,862 was allocated to general and administrative expenses, US$24 was allocated to selling expenses, and US$253 was allocated to research and development costs. As of September 30, 2009, US$13,389 of unrecognized compensation cost related to non-vested share options is expected to be recognized over the remaining weighted average period of 2.2 years. The Company is expected to issue new shares to satisfy share option exercises.

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

(15)	EARNINGS (LOSS) PER SHARE

The computation of basic and diluted earnings (loss) per share is as follows:

	Nine-month Periods Ended
	September 30,	September 30,
	2008	2009
	(As adjusted)

Numerator used in basic earnings (loss) per share
Net income (loss) attributable to LDK Solar Co., Ltd. shareholders	285,370	(209,943)

Plus interest expenses on convertible senior notes and amortization of convertible senior notes issuance costs and debt discount	10,935	—

Numerator used in diluted earnings (loss) per share	296,305	(209,943)

Shares (denominator):
Weighted average number of ordinary shares outstanding used in computing basic earnings (loss) per share	104,399,903	106,817,202

Plus incremental weighted average number of ordinary shares from assumed conversion of stock options using the treasury stock method	4,440,862	—
Plus incremental weighted average number of ordinary shares from assumed conversion of convertible senior notes using the as-if converted method	6,279,744	—

Weighted average number of ordinary shares outstanding used in computing diluted earnings (loss) per share	115,120,509	106,817,202

Earnings (loss) per share — basic	2.73	(1.97)

Earnings (loss) per share — diluted	2.57	(1.97)

The computation of basic and dilutive earnings per share for the nine-month periods ended September 30, 2008 and September 30, 2009 reflects a reduction for a weighted average of 2,454,809 ordinary shares and 6,345,450 ordinary shares respectively deemed to have been retired as a result of the Prepaid Forward Contracts (See note (11)).

During the nine-month periods ended September 30, 2008 and 2009, respectively, the Group’s dilutive potential ordinary shares outstanding consist of convertible senior notes and share options. The computation of diluted loss per share for the nine-month period ended September 30, 2009 did not assume conversion of the convertible senior notes because, when applying the as-if converted method, the effect of the 10,181,360 ordinary shares issuable upon conversion of the convertible senior notes under the conversion terms of the convertible senior notes agreements was anti-dilutive.

In computing diluted loss per share for the nine-month period ended September 30, 2009, there was no dilutive effect of outstanding share options of 1,306,805 by applying the treasury stock method because the impact was anti-dilutive.

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

(16)	RELATED PARTY TRANSACTIONS

For the periods presented, in addition to the guarantees and security provided by related parties for the Group’s bank borrowings in note 8, the principal related party transactions and amounts outstanding with the related parties are summarized as follows:

	Periods Ended
	September 30,	September 30,
	2008	2009

Sales of wafers under related parties arrangement (note a)	—	55,068
Purchases of modules from related parties (note b)	—	31,843
Other purchases from related parties (note c)	2,892	1,230
Repayment of loan obtained from a related party (note d)	—	2,195

(a)	During the nine-month period ended September 30, 2009, JXLDK entered into three wafer sales contracts with Gintech Energy Corporation (“Gintech”) and one wafer sales contract with Motech Industries Inc. (“Motech”) with contract value of US$52,350 and US$3,782 respectively (collectively referred as “Wafer Sales Contracts”). In addition, Gintech and Motech entered into agreements to sell corresponding quantities of cells (“Cell Sales Agreement”) to Best Solar Co., Ltd. (“Best Solar”), which is under common control of the Group’s controlling shareholder — Mr. Peng. The Company respectively agreed with Gintech and Motech that these Wafer Sales Contracts will be void if Best Solar did not procure the cells from Gintech and Motech pursuant to the Cell Sales Agreement. During the nine-month period ended September 30, 2009, JXLDK recognized revenue of US$55,068 relating to these Wafer Sales Contracts when Gintech and Motech accepted delivery of wafers supplied by the Group and Best Solar accepted delivery of cells respectively supplied by Gintech and Motech.

(b)	The Group purchased modules of US$31,843 from Best Solar during the nine-month period ended September 30, 2009. The outstanding amount payable to Best Solar as of September 30, 2009 in respect of these purchase transactions was US$31,843. Furthermore, during the nine-month period ended September 30, 2009, JXLDK made prepayment of US$15,302 to Best Solar for module purchases and processing, which are to be executed in subsequent periods.

(c)	JXLDK purchased low value consumables from Jiangxi Liouxin Industry Co., Ltd., which is a company controlled by Mr. Peng, of US$1,019 and US$192 during the nine-month periods ended September 30, 2008 and 2009 respectively. JXLDK also purchased crucibles from Sinoma, which is an associate of JXLDK, of US$1,873 and US$1,038 during the nine-month periods ended September 30, 2008 and 2009 respectively. The outstanding amounts due to Jiangxi Liouxin Industry Co., Ltd. and Sinoma as of September 30, 2009 were US$137 and US$648 respectively.

(d)	In December 2008, JXLDK borrowed US$2,195 via an unsecured loan which carried interest at a rate of 5.04% per annum from Sinoma. This loan was repaid in April 2009.

In addition to the above, certain of the Group’s executives and employees exercised share options which vested in 2007 and 2008 during the period ended September 30, 2008. Pursuant to the PRC tax regulations, the income derived from the exercise of the share options is subject to individual income tax, which should be withheld by the Group from these executives and employees for payment to the PRC tax authorities. The Group had an outstanding receivable from these executives and employees of US$42,021 and US$41,820 as of December 31, 2008 and September 30, 2009 respectively in relation to the individual income tax liabilities arising from the exercise of share options by these executives and employees, which are included in other current assets.

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

(17)	GEOGRAPHIC REVENUE INFORMATION AND CONCENTRATION OF RISK

The following table summarizes the Group’s net revenues, based on the geographic location of the customers:

	Nine-month Periods Ended
	September 30,	September 30,
	2008	2009

Taiwan	265,586	303,666
Mainland China	378,924	162,237
Asia Pacific excluding mainland China and Taiwan	85,782	129,892
Germany	307,873	125,717
Europe excluding Germany	125,732	37,802
North America	52,986	34,134

Total net revenue	1,216,883	793,448

Significant concentrations

The carrying amounts of cash and cash equivalents, pledged bank deposits, trade accounts receivable, prepayments and other current assets represent the Group’s maximum exposure to credit risk in relation to financial assets. As of September 30, 2009, substantially all of the Group’s cash and cash equivalents and pledged bank deposits were held in major financial institutions located in the mainland China and the Hong Kong Special Administrative Region, which management believes have high credit ratings. As of September 30, 2009, cash and cash equivalents and pledged bank deposits held in mainland China and Hong Kong financial institutions amounted to US$189,145 in total and were denominated in the following currencies:

	US$	EURO	RMB
	(000’s)	(000’s)	(000’s)

In mainland China	25,494	366	1,105,865
In Hong Kong	1,161	14	—

Total in original currency	26,655	380	1,105,865

US$ equivalent	26,655	555	161,935

The following represents the amount of sales to customers that directly or indirectly contributed, on an individual basis, 10% or more of revenue for the nine-month periods ended September 30, 2008 and 2009:

	Nine-month Periods Ended
	September 30,	September 30,
	2008	2009

Gintech Energy Corporation (“Gintech”)	69,939	122,476
Q-Cells	247,013	101,554
Canadian Solar Inc. (“CSI”)	138,481	66,968

Accounts receivable balances due from the above customers are as follows:

	December 31,	September 30,
	2008	2009

Gintech	11,250	65,065
Q-Cells	9,300	5,815
CSI	15,752	11,273

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

A significant portion of the Company’s outstanding accounts receivables is derived from sales to a limited number of customers. As of September 30, 2008 and 2009, in addition to the accounts receivable balances due from Gintech and CSI disclosed above, outstanding accounts receivables with individual customers in excess of 10% of total accounts receivables are as follows:

	December 31,	September 30,
	2008	2009

Motech Industries Inc. Science Park	4	33,085

Solar-grade polysilicon feedstock is an essential raw material in manufacturing the Group’s multicrystalline solar wafers. The Group’s operations depend on its ability to procure sufficient quantities of solar-grade polysilicon on a timely basis. The significant growth of the solar wafer industry and the competing demand and buying power of the semiconductor industry have resulted in an industry-wide shortage in solar-grade polysilicon. Also, polysilicon manufacturing is a highly concentrated industry and there are only a limited number of polysilicon producers in the world. The Group’s failure to obtain sufficient quantities of polysilicon in a timely manner could disrupt its operations, prevent it from operating at full capacity or limit its ability to expand as planned, which will reduce, and stunt the growth of, its manufacturing output and revenue.

In order to secure stable supply of polysilicon, the Group makes prepayments to certain suppliers. Such amounts are recorded as prepayments to suppliers on the unaudited condensed consolidated balance sheets and amounted to US$135,692 as of September 30, 2009 (December 31, 2008: US$125,413). The Group makes the prepayments without receiving collateral for such payments. As a result, the Group’s claims for such prepayments would rank only as an unsecured claim, which exposes the Group to the credit risks of the suppliers. As of December 31, 2008 and September 30, 2009, outstanding advances made to individual suppliers in excess of 10% of total prepayments to suppliers are as follows:

	December 31,	September 30,
	2008	2009

Wacker Chenie AG	17,087	29,996
Komex Inc.	3,339	18,396
GE Energy (USA) LLC	14,916	14,065
S&T Solar Pte Ltd	—	10,946
Silex Photonics	12,082	5,220

The Group relies on a limited number of equipment suppliers for all of its principal manufacturing equipment. There is currently a shortage globally in much of the equipment required for its manufacturing process and capacity expansion. If any of the Group’s major equipment suppliers encounter difficulties in the manufacturing or shipment of its equipment to the Group or otherwise fail to supply equipment according to its requirements, it will be difficult for the Group to find alternative providers for such equipment on a timely basis which in turn could adversely affect its production and sales.

(18)	SEGMENT INFORMATION

Before 2009, the Group’s only operating segment is the wafer productions in the PRC. The chief operating decision maker regularly reviewed the financial statements of the Group’s sole operating subsidiary prepared under general accept accounting principles in the PRC (“PRC GAAP”). With the Group’s expansion into downstream business and commencement of operations of Hong Kong and European companies in 2009, the Group determined that it operates in a single business segment that includes the design, development and manufacture of PV products for the nine-month period ended September 30, 2009 because the Group’s chief operating decision maker regularly reviews consolidated results of the whole group prepared under US GAAP when making decisions about allocating resources and assessing performance of the Group. As a result, the Group operates in a single segment and total

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

segment revenue, income and assets equals the consolidated revenue, income before income taxes and assets. Therefore, segment information is no longer presented.

(19)	FAIR VALUE MEASUREMENTS

Fair Value of Financial Instruments

Management used the following methods and assumptions to estimate the fair value of financial instruments at the relevant balance sheet date:

•	Short-term financial instruments (cash equivalents, pledged bank deposits, trade accounts receivable and payable, bills receivable and payable, short-term bank borrowings, and accrued liabilities) — cost approximates fair value because of the short maturity period.

•	Long-term bank borrowings — fair value is based on the amount of future cash flows associated with each debt instrument discounted at the Group’s current borrowing rate for similar debt instruments of comparable terms. The carrying values of the long term loans approximate their fair values as all the long-term debt carries variable interest rates which approximate rates currently offered by the Company’s bankers for similar debt instruments of comparable maturities.

•	Convertible senior notes — the estimated fair value of convertible senior notes was US$286,000 as of September 30, 2009 and was based on the quoted market price.

•	Contingent consideration — the estimated fair value was zero as of September 30, 2009, which was determined using a probability-weighted discount cash flow model.

As of September 30, 2009, the Group did not have any assets and liabilities that are measured at fair value on a nonrecurring basis in periods subsequent to initial recognition.

(20)	DERIVATIVE FINANCIAL INSTRUMENTS

The Group is exposed to certain risks relating to its ongoing business operation in the PRC. The primary risks managed by using derivative instruments are foreign currencies risks and interest rate risks.

The Company’s principal operating subsidiaries are located in the PRC with the Renminbi being their functional currency. The majority of sales, costs and capital expenditures are denominated in Renminbi, however the Company’s PRC operating subsidiaries also make sales, purchases and capital expenditures and obtain bank borrowings in currencies other than Renminbi, which primarily are in U.S. dollars. Historically, the required payments in U.S. dollars resulting from purchases, capital expenditure and bank borrowings have exceeded receipts in U.S. dollars resulting from sales. Any appreciation of the U.S. dollar against the Renminbi will generally result in foreign exchange losses and adversely affect the Group’s net income. With an aim to reduce its risk exposure, the Company will, on a selected basis, enter into forward contracts with the same financial institutions to forward purchase U.S. dollars when it obtains certain bank borrowings denominated in U.S. dollars through its PRC operating subsidiaries. During the nine-month period ended September 30, 2008, the Group entered into a foreign exchange forward contract with a notional amount of US$33,000, against its U.S. denominated short term and long term bank borrowings. No foreign exchange forward contract was entered by the Group during the nine-month period ended September 30, 2009.

The Group’s exposure to the risk of changes in market interest rates primarily relates to its bank borrowings. To finance its business operation and expansion, the Company’s PRC operating subsidiaries will obtain short-term and long-term bank borrowings. As of September 30, 2009, the Group had outstanding bank borrowings of US$1,402,672 in total, of which US$373,624 in total carries variable interest rates with effective interest rates ranging from 2.661% to 8.000% per annum as of September 30, 2009. Interest expenses on these banking

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

borrowings may increase as a result of change in market interest rates. With an aim to reduce its interest rate exposure, the Group will, from time to time, enter into interest rate swap contracts with financial institutions in the PRC. During the nine-month period ended September 30, 2008, the Group entered into an interest rate swap contract with a notional amount of US$60,000 in respect of a long-term bank loan with the same amount obtained during this period, and sold an interest rate swap contract entered prior to January 1, 2008 to an independent third party at its carrying value on the date of transfer. During the nine-month period ended September 30, 2009, the Group did not enter into any interest rate swap contract.

The effect of derivative instruments on the consolidated statements of operations for the nine-month periods ended September 30, 2008 and 2009 are as follows:

		Amount of Gain or (Loss)
		Recognized in
		Income on Derivatives
	Location of Gain or (Loss)	Nine-month Periods
Derivatives not Designated as	Recognized in	Ended September 30
Hedging Instruments Under ASC Topic 815	Income on Derivatives	2008	2009

Interest rate swap contracts	Interest expenses	(607)	—
Foreign exchange forward contracts	Foreign currency exchange (loss) gain, net	(2,711)	(146)

Total		(3,318)	(146)

(21)	SUBSEQUENT EVENTS

In addition to the disposal of equity interests in a subsidiary and subsequent settlement of dispute with Q-cells as disclosed in note 1 and note 13(d) respectively, the following significant events have occurred subsequent to the balance sheet date of September 30, 2009.

Bank borrowings

Subsequent to September 30, 2009, the Group has successfully obtained additional secured and unsecured short-term bank borrowings of US$264,206 with interest rates ranging from 1.044% and 5.310% and secured and unsecured long-term bank borrowings of US$99,575 with interest rate 5.400% to be repriced annually, and repaid short-term bank borrowings and current portion of long-term bank borrowings of US$363,405 in total. As of December 17, 2009, the Group’s short-term bank borrowings with current portion of long-term bank borrowings and long-term bank borrowings amounted to US$1,009,555 and US$393,493 respectively. In November 2009, the Group was granted by Bank of China (“BOC”) a long-term bank borrowing of RMB600 million (US$88 million). BOC also granted a revolving credit facilities of RMB4,950 million (US$725 million) to the Group, which covers both the additional RMB600 million long-term bank borrowing and existing bank borrowings from BOC as of December 17, 2009 of RMB2,958 million (US$433 million), leading to an unused revolving credit facility of RMB1,392 million (US$204 million) for short-term bank borrowings from BOC. As of December 17, 2009, the Group has total revolving credit facilities of US$1,792,989, of which US$458,771 is unused. Management believes that the Group will be able to obtain continued borrowing facilities from the banks so that when required by the Group, the bank loans due for repayment within the next 12 months can be successfully replaced with new loans drawn down from existing revolving banking facilities and new borrowing facilities.

Non-binding agreement for the reorganization of the Group’s polysilicon business and issuance of redeemable and convertible preference shares

On December 17, 2009, we signed a non-binding indicative termsheet with VMS Investment Group Limited and its affiliates, or the Investors, pursuant to which the Investors have agreed to subscribe to between $50 million to $80 million aggregate amount of redeemable and convertible preference shares to be issued by a Cayman Islands

LDK SOLAR CO., LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED
CONSOLIDATED INTERIM FINANCIAL STATEMENTS — (Continued)

subsidiary to be created to hold and operate our polysilicon business. The transaction will require a reorganization of our polysilicon business through which the assets and liabilities relating to our polysilicon business will be assumed by the newly created subsidiary, which will be wholly owned by us and be the issuer of the redeemable and convertible preference shares. The terms of the securities have a two-year maturity and are convertible at the option of the holders at a conversion ratio that includes an investment internal rate of return. The investment is expected to close by the end of March 2010 subject to final documentation and closing conditions.

PROSPECTUS

LDK Solar Co., Ltd.

Ordinary Shares
Preferred Shares
Debt Securities
Guarantees of Debt Securities
Warrants, Options or other Rights
Stock Purchase Contracts
Equity-linked Securities

We may offer and sell ordinary shares, preferred shares, debt securities, guarantees of debt securities, warrants, options or other rights, stock purchase contracts or equity-linked securities in any combination from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. The preferred shares, debt securities, warrants, options or other rights, stock purchase contracts and equity-linked securities may be convertible into or exercisable or exchangeable for our ordinary shares, preferred shares, American depositary shares, or ADSs, representing our ordinary shares, or our other securities. Our ADSs are listed on the New York Stock Exchange under the symbol “LDK.” Each ADS represents one ordinary share, par value $0.10 each. In addition, this prospectus may be used to offer securities for the account of persons other than us.

This prospectus provides you with a general description of the securities that may be offered. Each time we or any selling security holder sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectuses, as well as any documents incorporated by reference in this prospectus and the applicable prospectus supplement, before you invest in any of our securities.

Investing in our securities involves risks.  You should read the “Risk Factors” section contained in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus, including any prospectus supplement, free writing prospectus and documents incorporated by reference. Any representation to the contrary is a criminal offense.

We or any selling security holder may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution” in this prospectus for additional information. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

The date of this prospectus is June 19, 2009.

You should read this prospectus and any prospectus supplement together with the additional information described in the section entitled “Where You can Find Additional Information about Us” and “Incorporation of Documents by Reference” in this prospectus.

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process permitted under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we or any selling security holder may sell any of our securities from time to time and in one or more offerings. Each time we or any selling security holder sell securities, we may provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before you invest in any securities, you should carefully read both this prospectus and any supplement, together with the additional information described in the sections entitled “Where You can Find Additional Information about Us” and “Incorporation of Documents by Reference” in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus, in any applicable prospectus supplement or any related free writing prospectus that we may authorize to be delivered to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable supplement to this prospectus or in any related free writing prospectus is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2008 filed with the SEC on May 22, 2009;

•	our report on Form 6-K with respect to our amended consolidated financial statements as of December 31, 2007 and 2008, and for each of the years in the three-year period ended December 31, 2008, adjusted to give effect to the retrospective application of the relevant provisions of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), or APB 14-1, filed with the SEC on June 19, 2009;

•	the unaudited financial information for the first quarter ended March 31, 2009 contained in our report on Form 6-K filed with the SEC on May 22, 2009; and

•	all our future annual reports on Form 20-F, and our reports on Form 6-K or a portion of such reports that we indicate are incorporated by reference into this prospectus, until all of the securities offered by this prospectus are sold.

We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we referred to above which we have incorporated in this prospectus by reference, except for exhibits to such documents unless the exhibits are specifically incorporated by reference into the documents. You should direct your requests to LDK Solar Co., Ltd., High-Tech Industrial Park, Xinyu City, Jiangxi Province 338032, People’s Republic of China, Attn: Company Secretary, Tel. No. +(86) 790 686-0171.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated by reference may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. In some cases, you can identify these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar expressions, including their negatives. We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or that they will happen at all. You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation will change in the future.

Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The “Risk Factors” section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

This prospectus also contains or incorporates by reference data related to the general solar wafer industry and the solar power markets in several countries, including China. This industry and market data, including those from independent third-party sources, includes projections that are based on a number of assumptions. The general solar wafer industry and solar power market may not grow at the rates projected by the market data, or at all. The failure of the market to grow at the projected rates may materially and adversely affect our business and the market price of our securities. In addition, the rapidly changing nature of the solar power market and related regulatory regimes subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the industry and market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

RISK FACTORS

You should read the risks and uncertainties set forth in the section entitled “Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated by reference in this prospectus, and the “Risk Factors” section in any relevant prospectus supplement, before investing in any securities that may be offered pursuant to this prospectus.

OUR COMPANY

We are a leading manufacturer of multicrystalline solar wafers. Solar wafers are the principal raw material used to produce solar cells, which are devices capable of converting sunlight into electricity. We sell multicrystalline wafers globally to manufacturers of PV products, including solar cells and solar modules. We produce and sell multicrystalline solar wafers between 180 and 220 microns in thickness. In addition, we provide wafer processing services to monocrystalline and multicrystalline solar cell and module manufacturers.

Since August 2007, we have been constructing our polysilicon production plant located near our current solar wafer manufacturing facilities in Xinyu city of Jiangxi province in China. Our polysilicon production plant consists of two factories, one with an estimated annual installed polysilicon production capacity of 15,000 metric tons and the other with an estimated annual installed polysilicon production capacity of 1,000 metric tons. Polysilicon produced at our plant will be used primarily for the manufacture of our solar wafers.

In June 2007, we completed the initial public offering of our ADSs and listed our ADSs on the New York Stock Exchange. We are currently majority-owned by Mr. Xiaofeng Peng, chairman of our board of directors and our chief executive officer. As a result, Mr. Peng maintains, as he has since our inception, effective control over our business and corporate matters that require shareholders’ approval.

Our principal executive offices are located at Hi-Tech Industrial Park, Xinyu city, Jiangxi province 338032, People’s Republic of China, and our telephone number is (86 790) 686-0171. Our website is www.ldksolar.com. Information contained on our website is not a part of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive proceeds from sales of securities by persons other than us except as may otherwise be stated in any applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the period indicated. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings consist of (loss) earnings before income taxes, plus fixed charges, reduced by the amount of capitalized interest. Fixed charges consist of interest expense, whether expensed or capitalized, and amortization of discount on exchangeable notes and amortization of debt issuance costs and debt discount of convertible senior notes.

					Three
	Period from				Months
	July 5 to				Ended
	December 31,	Year ended December 31,			March 31,
	2005	2006	2007	2008	2009

Ratio of earnings to fixed charges	—	5.1	15.2	2.1	—
Deficiency of earnings available to cover fixed charges	—	—	—	—	$33,695,000

We computed the ratio of earnings to fixed charges on the basis of our historical consolidated financial statements for each of the respective periods specified, after giving effect to the retrospective application of the relevant provisions of APB 14-1 to our consolidated financial statements as of, and for the year ended, December 31, 2008, as contained in our report on Form 6-K filed with the SEC on June 19, 2009.

There was a deficiency of earnings available to cover fixed charges for three months ended March 31, 2009 because we incurred net loss in the period.

DESCRIPTION OF SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	ordinary shares, including ordinary shares represented by ADSs;

•	preferred shares;

•	debt securities;

•	guarantees of debt securities;

•	warrants, options or other rights;

•	stock purchase contracts; and

•	equity-linked securities.

We will set forth in the applicable prospectus supplement a description of our ordinary shares (including ordinary shares represented by ADSs), preferred shares, debt securities, guarantees of debt securities, warrants, options or other rights, stock purchase contracts and equity-linked securities that may be offered under this prospectus. We will also provide a description of the terms of the offering of securities, the initial offering price and the net proceeds to us and/or any selling security holder in the prospectus supplement relating to such offer. The supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should carefully read this prospectus, information incorporated by reference in this prospectus and any supplement before you invest in any of our securities.

Ordinary Shares and Ordinary Shares Represented by ADSs

We may issue our ordinary shares represented by ADSs or other securities convertible into or exercisable or exchangeable for our ordinary shares represented by ADSs. We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Cayman Islands companies law.

Meetings

Subject to the regulatory requirements applicable to us, we will call an annual general meeting and any extraordinary general meeting by not less than 10 clear days’ notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our fourth amended and restated articles of association or the terms of issue of the ordinary shares they hold, are not entitled to receive such notices from us, and also to our directors and principal external auditors. Extraordinary general meetings may be called only by the chairman of our board of directors or a majority of our board of directors, and may not be called by any other person.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, subject to applicable regulatory requirements, the meeting will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; or (2) in the case of any other meeting, by a majority in number of our shareholders having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of our issued shares giving that right.

Voting rights

Each of our ordinary shares is entitled to one vote on all matters upon which our ordinary shares are entitled to vote. Voting at any meeting of our shareholders is by show of hands unless (before or on the declaration of the result of the show of hands or on withdrawal of any other demand for a poll) a poll is demanded as described in our fourth amended and restated articles of association. A poll may be demanded by:

•	the chairman of the meeting;

•	at least three shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative, or by proxy for the time being entitled to vote at the meeting;

•	any shareholder or shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative, or by proxy and representing not less than one-tenth of the total voting rights of all the shareholders having the right to vote at the meeting; or

•	a shareholder or shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative, or by proxy and holding not less than one-tenth of the issued share capital of our voting shares.

A quorum required for a meeting of our shareholders consists of at least two shareholders holding at least one-third in nominal value of our total issued voting shares present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative.

An ordinary resolution to be passed by our shareholders requires the affirmative vote of a simple majority of the votes attaching to our ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to our ordinary shares. A special resolution is required for important matters such as a change of name or an amendment to our fourth amended and restated memorandum or fourth amended and restated articles of association. Holders of our ordinary shares may effect certain changes by an ordinary resolution, including alteration of the amount of our authorized share capital, consolidation and division of all or any of our share capital into shares of larger or smaller amount than our existing share capital, and cancel any unissued shares.

If a recognized clearing house, depositary or its nominee is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant thereto is entitled to exercise the same powers on behalf of the recognized clearing house, depositary or its nominee as if such person was the registered holder of our shares held by that clearing house, depositary or its nominee, including the right to vote individually on a show of hands.

Protection of minority shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint one or more inspectors to examine our affairs and to report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands that may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our fourth amended and restated memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (3) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Dividends

Subject to the Cayman Islands companies law, our board of directors may from time to time declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Cayman Islands companies law.

Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may also pay any dividend that is payable on any shares semi-annually or on any other dates, whenever our financial position, in the opinion of our directors, justifies such payment. Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls, installments or otherwise. No dividend or other money payable by us on or in respect of any share will bear interest against us.

In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our members entitled thereto will be entitled to elect to receive such dividend (or part thereof if our board so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our board may think fit. We may also, on the recommendation of our directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends or bonuses unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of us until claimed. Any dividend or bonuses unclaimed after a period of six years from the date of declaration of such dividend may be forfeited by our board of directors and, if so forfeited, shall revert to us.

Whenever our directors or our shareholders in a general meeting have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue certificates in respect of fractions of Shares, ignore fractional entitlement or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Transfer of shares

Subject to the restrictions contained in our fourth amended and restated articles of association, as more fully described below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or by any other form approved by our board of directors or in a form prescribed by a designated stock exchange.

Our board of directors may, in its absolute discretion, and without giving any reason, decline to register a transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

•	the instrument of transfer is lodged with us, accompanied by the relevant certificate for the ordinary shares and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if applicable;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

•	a fee of such maximum sum as a designated stock exchange may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us.

There is presently no legal requirement under Cayman Islands law for instruments of transfer relating to our ordinary shares to be stamped. In addition, our board of directors has no present intention to charge any fee in connection with the registration of a transfer of our ordinary shares.

If our directors refuse to register a transfer, they must, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, upon prior notice given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, but we may not suspend the registration of transfers nor close the register for more than 30 days in any year.

Liquidation

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (ii) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up (whether the liquidation is voluntary or by the court), the liquidator may with the sanction of a special resolution (requiring a majority of not less than two-thirds of votes cast at a shareholders meeting) and any other sanction required by the Cayman Islands companies law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Alteration of capital

We may from time to time by ordinary resolution:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled;

•	sub-divide our shares or any of them into shares of smaller amount than is fixed by our fourth amended and restated memorandum of association, subject nevertheless to the Cayman Islands companies law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preference or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as we have power to attach to unissued or new shares; and

•	divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination in general meeting as the directors may determine.

We may, by special resolution (requiring a majority of not less than three-quarters of votes cast at a shareholders meeting), subject to any confirmation or consent required by the Cayman Islands companies law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Calls on shares and forfeiture of shares

Our fourth amended and restated articles of association permit us to issue our shares, including ordinary shares, nil paid and partially paid provided that no share is issued at a discount. This permits us to issue shares where the payment for such shares has yet to be received. Although our fourth amended and restated articles of association give us the flexibility to issue nil paid and partly paid shares, our board of directors has no present intention to do so. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of shares

Subject to the provisions of the Cayman Islands companies law, the rules of the designated stock exchange, our fourth amended and restated memorandum and articles of association and any special rights conferred on the holders of any shares or class of shares, we may issue shares on terms that they are subject to redemption at our option or at the option of the holders, on such terms and in such manner as may be determined by our board of directors. Our currently outstanding ordinary shares and those to be issued in this offering will not be subject to redemption at the option of the holders or our board of directors.

Variations of rights of shares

All or any of the special rights attached to any class of our shares may, subject to the provisions of the Cayman Islands companies law, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of register of members

Pursuant to our fourth amended and restated articles of association, our register of members and branch register of members shall be open for inspection, unless the register is closed in accordance with our fourth amended and restated articles of association:

•	by shareholders for such times and on such days as our board of directors may determine, without charge, at our registered office or such other place where we keep our register in accordance with the Cayman Islands companies law, or

•	by any other person, upon a maximum payment of $2.50 or such other sum specified by our board of directors, at our registered office or such other place where we keep our register in accordance with the Cayman Islands companies law, or if appropriate, upon a maximum payment of $1.00 or such other sum specified by our board of directors at the registration office.

Designations and classes of shares

All of our issued shares are ordinary shares. Our fourth amended and restated articles of association provide that our authorized unissued shares shall be at the disposal of our board of directors, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as our board of directors may in its absolute discretion determine. In particular, our board of directors is empowered to authorize from time to time the issuance of one or more classes or series of preferred shares and to fix their designations, powers, and preferences, as well as their relative, participating, optional and other rights, if any, and their qualifications, limitations and restrictions, if any, including the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series.

Anti-takeover provisions

Cayman Islands law does not prevent companies from adopting a wide range of defensive measures, such as staggered boards, blank check preferred, removal of directors only for cause and provisions that restrict the right of shareholders to call meetings, act by written consent and submit shareholder proposals.

Share repurchase

We are empowered by the Cayman Islands companies law and our fourth amended and restated articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Cayman Islands companies law, our fourth amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the New York Stock Exchange, the SEC or by any other recognized stock exchange on which our securities may be listed.

Untraceable shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

•	all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years prior to the publication of the advertisement and during the three months referred to in third bullet point below;

•	we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

•	we have caused an advertisement to be published in newspapers in the manner stipulated by our amended and restated articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and the stock exchange on which we list has been notified of such intention.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

American Depositary Shares

JPMorgan Chase Bank, N.A., as depositary, will issue the ADSs representing our ordinary shares or ADSs with respect to which any series of our debt securities may be convertible, exercisable or exchangeable. Each ADS represents the ownership interest in one ordinary share which we deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and each ADR holder. Each ADS will also represent any securities, cash or other property deposited with the depositary that have not been distributed directly to the ADR holders. Unless specifically requested by you as an ADS owner, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you that reflect your ownership interest in such ADSs.

The depositary’s office is located at 4 New York Plaza, New York, New York 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary’s nominee will actually be the registered owner of the ordinary shares underlying your ADSs, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement, as supplemented. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement, including the form of ADR, which contains the terms of the ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement on Form F-6 (File No. 333-142899) we filed with the SEC in June 2007. You may also obtain a copy of the deposit agreement as described under “Where You Can Find Additional Information about Us.”

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to Receive Additional Shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence, the depositary may (i) sell such rights if practicable and distribute the net proceeds as cash; or (ii) if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing. We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability for interest thereon and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued upon the conversion of notes, if any, we will arrange with the underwriters named in the offering memorandum for the notes to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with this offering) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities” in this prospectus.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of ADSs within the depositary’s direct registration system, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by the closing of our transfer books or those of the depositary, the deposit of shares in connection with voting at our shareholders’ meeting or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be:

•	entitled to receive dividends, distributions or rights,

•	entitled to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities,

•	obligated to pay fees assessed by the depositary for administration of the ADR program and for any expenses as provided for in the deposit agreement, or

•	entitled to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares that underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholders meeting or solicitation of consents or proxies. This notice will provide such information as is contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the shares that underlie your ADSs. It will also include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as practical, subject to the provisions of or governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, whether you hold your ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will I be able to view our reports?

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the SEC.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

The following additional charges will be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of $1.50 per ADR or ADRs for transfers of certificated ADRs or ADRs in the depositary’s direct registration system;

•	a fee of $0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

•	a fee of $0.02 per ADS (or portion thereof) per calendar year for services performed by the depositary in administering our ADR program (which fee will be assessed against holders of ADRs as of the record date set by the depositary not more than once each calendar year and will be payable in the manner described in the next succeeding provision);

•	any other charge payable by the depositary, any of the depositary’s agents, including the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge will be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and will be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as incurred by the depositary (including, without limitation, expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case, the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you are agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of, your ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment to or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities.

How may the deposit agreement be terminated?

The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days prior notice, and it must do so at our request. The deposit agreement will be terminated on the removal of the depositary for any reason. After termination, the depositary’s only responsibility will be:

•	to deliver deposited securities to ADR holders who surrender their ADRs, and

•	to hold or sell distributions received on deposited securities.

As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities that remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary will have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR Holders

Limits on our obligations and the obligations of the depositary; limits on liability to holders of ADSs

Prior to the issuance, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to the depositary and its custodian of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, compliance with applicable laws, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	present or future law, rule or regulation of the United States, China, the Cayman Islands or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agent’s control will prevent, delay or subject to any civil or criminal penalty any act that the deposit agreement or the ADRs provide should be done or performed by us, the depositary or our respective agents (including voting);

•	the depositary or its agents exercise or fail to exercise discretion under the deposit agreement or the ADRs;

•	the depositary or its agents perform their obligations without gross negligence or bad faith;

•	the depositary or its agents take any action or refrain from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	the depositary or its agents rely upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents will only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs that, in our opinion, may involve us in expense or liability if indemnity to our satisfaction against all expenses (including fees and disbursements of counsel) and liabilities is furnished to us as often as we may require. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on their behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

As disclosed previously, the depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall we, the depositary or any of our respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise);

until the following conditions have been met:

•	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or the depositary decides it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register will include the depositary’s direct registration system. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement. Such register may be closed from time to time when deemed expedient by the depositary.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares) in compliance with the deposit agreement. This is called a pre-release of ADSs. A pre-release is closed out as soon as the underlying shares (or rights to receive shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and

•	each recipient of pre-released ADSs agrees in writing that he or she:

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary, and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Restricted ADSs

In order to enable the deposit of restricted ordinary shares, or restricted shares, in the event of a conversion of notes by holders that are not, and have not been during the three months immediately preceding such conversion, our affiliate within the meaning of Rule 144 under the Securities Act, or non-affiliated holders, prior to the earlier of (i) the effective date of the shelf registration statement or (ii) the date when such non-affiliated holders are able to sell their notes immediately without any volume limitation under Rule 144, we and the depositary have agreed to create and to provide for the issuance of restricted ADSs representing the restricted shares, or restricted ADSs, in accordance with the terms of a supplemental agreement to the deposit agreement. The restricted ADSs, if issued, will be issued in book-entry form on the books of the depositary, which means that they will not be eligible for DTC or any other form of book-entry settlement, holding or transfer. At such time as the restricted shares cease to be so restricted, and the depositary has received an opinion of counsel in form and substance acceptable to it and the applicable provisions of the deposit agreement and supplement thereto have been complied with and the depositary has received unrestricted shares at its custodian, such restricted ADSs may be cancelled and our shares represented thereby may be deposited under the deposit agreement.

The books of the depositary that reflect the restricted ADSs will reflect that such restricted ADSs are endorsed with the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED OR TRANSFERRED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND DEPOSITARY, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER, DISTRIBUTION OR TRANSFER.

Segregation of ADSs:  So long as such restricted ADSs represent “restricted securities” as defined in Rule 144 promulgated under the Securities Act, the depositary shall request the custodian to hold the underlying restricted shares to be evidenced by the restricted ADSs in an account or accounts that are segregated and separate from any other account or accounts in which other shares of our company may be held. At such time as the restricted ADSs shall no longer be so restricted and our shares represented thereby may be deposited under the deposit agreement, we will be required to ensure that the custodian receives a new share certificate or certificates representing the number of our shares previously represented by restricted ADSs and a certified share extract with respect thereto. The depositary is not responsible if and to the extent the custodian refuses such request and no such request need be made if it will involve additional cost or expense to the depositary. To the extent the fees charged by the custodian increase in any way as a result of the issuance of the restricted ADSs, the depositary may pass along the increased amount to the holders of restricted ADSs in any manner in which the depositary is permitted to charge fees or seek reimbursement of expenses under the deposit agreement.

Lack of Fungibility:  The restricted ADSs are not fungible with the fully transferable ADSs issued and outstanding under the deposit agreement. The restricted ADSs will not be fungible with the fully transferable ADSs outstanding under the deposit agreement as long as the restricted ADSs and the restricted shares represented thereby are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act or are otherwise subject to restrictions on transfer.

Debt Securities

We may issue series of debt securities, which may include debt securities convertible into ordinary shares represented by ADSs. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

The debt securities offered by this prospectus may be secured or unsecured, and may be either senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus will be issued under an indenture between us and The Bank of New York Mellon, as trustee. The indenture will be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have summarized selected portions of the indenture below. The summary is not complete. The form of the indenture has been incorporated by reference as an exhibit to the registration statement on Form F-3, of which this prospectus is a part, and you should read the indenture for provisions that may be important to you.

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We may issue an unlimited amount of debt securities under the indenture, which may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered the initial offering price, the aggregate principal amount and the terms of the debt securities, including the following:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest and the right, if any, to extend the maturity of the debt securities, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, premium, and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in the indenture with respect to the debt securities;

•	whether the debt securities will be senior or subordinated and any applicable subordination provisions;

•	a discussion of material income tax considerations applicable to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable and/or convertible into our ordinary shares represented by ADSs. The terms, if any, on which the debt securities may be exchanged for and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of ordinary shares represented by ADSs or the number of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement. Neither the trustee nor the conversion agent will have any duty to verify calculations respecting conversions. All such calculations will be performed by us and our agents. Neither the trustee nor the conversion agent will have any liability for not verifying our calculations and they will be entitled to rely upon them.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

We may issue debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

PLAN OF DISTRIBUTION

We or any selling security holder may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us or any selling security holder. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we or any selling security holder will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We or any selling security holder may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.

We or any selling security holder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we or any selling security holder may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we or any selling security holder uses in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, or the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, any selling security holder and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we or any selling security holder may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We or a selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

ENFORCEABILITY OF CIVIL LIABILITIES

We are an exempted limited liability company incorporated and existing under the laws of the Cayman Islands. We were incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange controls or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders be arbitrated.

We conduct substantially all of our current operations in China through our operating subsidiaries. All or most of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions outside the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman, our special legal counsel as to Cayman Islands law, and Grandall Legal Group, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or China, respectively, would

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in the Cayman Islands or China, respectively, against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that:

•	such courts had proper jurisdiction over the parties subject to such judgment;

•	such courts did not contravene the rules of natural justice of the Cayman Islands;

•	such judgment was not obtained by fraud;

•	the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands;

•	no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and

•	there is due compliance with the correct procedures under the laws of the Cayman Islands.

Grandall Legal Group has advised us that the PRC Civil Procedures Law contains provisions relating to recognition and enforcement of foreign judgments. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between China and such other jurisdiction. There is, however, no such treaty between China and the United States or between China and the Cayman Islands.

LEGAL MATTERS

The validity of the ADSs, debt securities, guarantees of debt securities, warrants, options or other rights, stock purchase contracts or equity-linked securities offered by this prospectus, to the extent governed by the laws of the State of New York, will be passed upon for us by Sidley Austin LLP, our special United States counsel. The validity of the ordinary shares, including ordinary shares represented by ADSs, preferred shares, debt securities, guarantees of debt securities, warrants, options or other rights, stock purchase contracts or equity-linked securities offered hereby, to the extent governed by the laws of the Cayman Islands, will be passed upon for us by Conyers Dill & Pearman, our special legal counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Grandall Legal Group, our counsel as to PRC law.

EXPERTS

The consolidated financial statements of LDK Solar Co., Ltd. as of December 31, 2007 and 2008, and for each of the years in the three-year period ended December 31, 2008 included in our report on Form 6-K filed on June 19, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 included in our annual report on Form 20-F filed on May 22, 2009 have been incorporated by reference herein and in the registration statement, of which this prospectus forms a part, in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the 2008 consolidated financial statements refers to a change to reflect retrospective application of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). The offices of KPMG are located at the 8th Floor, Prince’s Building, 10 Chater Road, Central, Hong Kong.

The statements with respect to our corporate structure, risk relating to our company and our industry, risks relating to business operations in China, operating and financial review and prospects, business overview, including PRC government regulations incorporated in this prospectus and the registration statement, of which this prospectus forms a part, by reference to our annual report on Form 20-F for the year ended December 31, 2008 and the statements included in this prospectus under the caption “Enforceability of Civil Liabilities,” to the extent they constitute matters of PRC law, have been reviewed and confirmed by Grandall Legal Group, our PRC counsel, as experts in such matters, and are so incorporated by reference or included in this prospectus in reliance upon such review and confirmation. The offices of Grandall Legal Group are located at 31st Floor, Nan Zheng Building, 580 West Nanjing Road, Shanghai 200041, China.

The statements with respect to operating and financial review and prospects and notes to our audited consolidated financial statements incorporated in this prospectus and the registration statement, of which this prospectus forms a part, by reference to our annual report on Form 20-F for the year ended December 31, 2008, to the extent they relate to the determination of fair value of our warrants, ordinary shares, preferred shares and stock options as described therein, have been reviewed and confirmed by Sallmanns (Far East) Limited, now merged into and known as Jones Lang LaSalle Sallmanns Limited, independent valuation firm, as experts in such matters, and are so incorporated by reference in this prospectus in reliance upon such review and confirmation. The offices of Jones Lang LaSalle Sallmanns Limited are located at 22nd Floor, Siu On Center, 188 Lockhart Road, Wanchai, Hong Kong.

The statements with respect to related party transactions on land use rights incorporated in this prospectus and the registration statement, of which this prospectus forms a part, by reference to our annual report on Form 20-F for the year ended December 31, 2008, to the extent they relate to the determination of fair market value of the land use rights, completed buildings and assets under construction we purchased from an entity controlled by Mr. Xiaofeng Peng, our chairman and chief executive officer, as described therein have been reviewed and confirmed by Shanghai Orient Real Estate Appraiser Co., Ltd., independent valuation firm, as experts in such matters, and are so incorporated by reference in this prospectus in reliance upon such review and confirmation. The offices of Shanghai Orient Real Estate Appraisal Co., Ltd. are located at 2nd Floor, 1279 Dingxi Road, Shanghai 200050, China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F, and other information. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of our ADSs and, upon our request, will mail to all record holders of our ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

In addition, for the benefit of the holders of our debt securities, we intend to provide the trustee with a copy of the reports we file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act unless we file these reports with the SEC through its EDGAR database within the time periods for such filing under the Exchange Act. We also intend to furnish to the trustee copies of our annual report to shareholders and any other financial reports which we furnish to our shareholders and the SEC.